U.S. $49,916,606.67

                             LOAN AGREEMENT


                       Dated as of December 17, 1998

                                 Among


                 IBJ SCHRODER BUSINESS CREDIT CORPORATION,


                      HELLER FINANCIAL, INC., and


                       NATIONAL BANK OF CANADA,

              individually, and in its capacity as Agent


                                 and

                        HOMELAND STORES, INC.,

                             as Borrower,

                                 and

                    HOMELAND HOLDING CORPORATION,

                            as Guarantor



                         TABLE OF CONTENTS

                                                                      Page

SECTION 1.  DEFINITIONS AND ACCOUNTING TERMS                            2
 SEC. 1.1. CERTAIN DEFINED TERMS                                        2
 SEC. 1.2. TERMS DEFINED IN THE UNIFORM COMMERCIAL CODE                38
 SEC. 1.3. COMPUTATION OF TIME PERIODS                                 38
 SEC. 1.4. ACCOUNTING TERMS                                            38
 SEC. 1.5. OTHER PROVISIONS REGARDING DEFINITIONS                      38

SECTION 2.  AMOUNT AND TERMS OF REVOLVING CREDIT FACILITY              39
 SEC. 2.1. REVOLVING CREDIT FACILITY ADVANCES                          39
 SEC. 2.2. REVOLVING CREDIT FACILITY COMMITMENT AND REVOLVING
           LOAN BORROWING LIMIT                                        39
 SEC. 2.3. REVOLVING NOTES                                             40
 SEC. 2.4. NOTICE OF BORROWING; BORROWER'S CERTIFICATE                 41
 SEC. 2.5. TERMINATION OF REVOLVING CREDIT FACILITY COMMITMENT         42
 SEC. 2.6. INTEREST ON REVOLVING LOAN                                  42
 SEC. 2.7. PAYMENTS OF PRINCIPAL                                       42
 SEC. 2.8. ESTABLISHMENT OF RESERVES                                   43

SECTION 3.  AMOUNT AND TERMS OF TERM LOAN FACILITY                     43
 SEC. 3.1. TERM LOAN FACILITY                                          43
 SEC. 3.2. TERM LOAN FACILITY COMMITMENT                               43
 SEC. 3.3. TERM NOTES                                                  44
 SEC. 3.4. INTEREST ON TERM LOAN                                       44
 SEC. 3.5. PRINCIPAL PAYMENTS                                          44

SECTION 4.  AMOUNT AND TERMS OF ACQUISITION TERM LOAN FACILITY         44
 SEC. 4.1. ACQUISITION TERM LOAN FACILITY ADVANCES                     44
 SEC. 4.2. ACQUISITION TERM LOAN FACILITY COMMITMENT AND
           ACQUISITION TERM LOAN BORROWING LIMIT                       45
 SEC. 4.3. ACQUISITION TERM NOTES                                      46
 SEC. 4.4. NOTICE OF BORROWING; BORROWER'S CERTIFICATE                 47
 SEC. 4.5. TERMINATION OF ACQUISITION TERM LOAN FACILITY COMMITMENT    47
 SEC. 4.6. INTEREST ON ACQUISITION TERM LOAN                           48
 SEC. 4.7. PRINCIPAL PAYMENTS                                          48

SECTION 5.  TERMS AND FEES COMMON TO ALL FACILITIES                    49
 SEC. 5.1. INTEREST                                                    49
 SEC. 5.2. CONVERSION OF BORROWINGS; RENEWALS                          50
 SEC. 5.3. COMPUTATION OF INTEREST.                                    51
 SEC. 5.4 COLLECTIONS THROUGH LOCKBOX                                  51
 SEC. 5.5. INCREASED COSTS                                             51
 SEC. 5.6. CHANGE IN LAW RENDERING EURODOLLAR ADVANCES UNLAWFUL        53
 SEC. 5.7. EURODOLLAR AVAILABILITY                                     53
 SEC. 5.8. INDEMNITIES                                                 54
 SEC. 5.9. DISBURSEMENT                                                57
 SEC. 5.10. AGENT'S AVAILABILITY ASSUMPTION                            58
 SEC. 5.11. PRO RATA TREATMENT AND PAYMENTS                            59
 SEC. 5.12. SHARING OF PAYMENTS, ETC.                                  59
 SEC. 5.13. EXCESS OPERATING FUNDS                                     60
 SEC. 5.14. EURODOLLAR OFFICES                                         60
 SEC. 5.15. TELEPHONIC NOTICE                                          60
 SEC. 5.16. MAXIMUM INTEREST                                           60
 SEC. 5.17. COMPOSITION AND APPLICATION OF PAYMENTS AND COLLECTIONS    61

LIMITATION ON PERMITTED INDEBTEDNESS UNDER INDENTURE.                  61
SECTION 6.  PAYMENTS, PREPAYMENTS AND REDUCTIONS                       61
 SEC. 6.1. MANDATORY PAYMENTS AND REDUCTIONS                           61
 SEC. 6.2. PAYMENT FROM INSURANCE PROCEEDS                             62
 SEC. 6.3. OPTIONAL PREPAYMENTS                                        63
 SEC. 6.4. PROCEDURES FOR PAYMENT                                      63
 SEC. 6.5. COMMITMENT FEES                                             65
 SEC. 6.6. AGENCY FEE                                                  66
 SEC. 6.7. CLOSING FEE                                                 66
 SEC. 6.8. PREPAYMENTS TO INCLUDE INTEREST                             66

SECTION 7.  LETTERS OF CREDIT                                          66
 SEC. 7.1. LETTERS OF CREDIT                                           66
 SEC. 7.2. LETTER OF CREDIT FEES                                       68
 SEC. 7.3. INDEMNITY                                                   68
 SEC. 7.4. REIMBURSEMENT OF CERTAIN COSTS                              69
 SEC. 7.5. PAYMENT OF DRAFTS                                           71
 SEC. 7.6. ISSUING LENDER'S ACTIONS                                    71

SECTION 8.  SECURITY AND GUARANTY                                      72
 SEC. 8.1. SECURITY AGREEMENTS                                         72
 SEC. 8.2. MORTGAGES                                                   73
 SEC. 8.3. FILING AND RECORDING                                        74
 SEC. 8.4. INTERPRETATION OF SECURITY DOCUMENTS AND MORTGAGES          74
 SEC. 8.5. GUARANTEES                                                  74
 SEC. 8.6 RELEASE OF MORTGAGES                                         74
 SEC. 8.7 POWER OF ATTORNEY                                            75
 SEC. 8.8. LIMITATION ON LENDER DEBT SECURED BY SECURITY DOCUMENTS     75

SECTION 9. CONDITIONS PRECEDENT TO INITIAL BORROWING AND ISSUANCE
OF LETTERS OF CREDIT                                                   76
 SEC. 9.1. OPINIONS OF COUNSEL                                         76
 SEC. 9.2. AUDIT RESULTS                                               76
 SEC. 9.3. MATERIAL ADVERSE CHANGE                                     76
 SEC. 9.4. QUALIFICATION                                               76
 SEC. 9.5. SECURITY DOCUMENTS AND INSTRUMENTS                          76
 SEC. 9.6. EVIDENCE OF INSURANCE                                       77
 SEC. 9.7. EXAMINATION OF BOOKS                                        77
 SEC. 9.8. CORPORATE STRUCTURE                                         77
 SEC. 9.9. NOTES                                                       77
 SEC. 9.10. FEES TO AGENT AND LENDERS                                  77
 SEC. 9.11. MANAGEMENT; OWNERSHIP                                      77
 SEC. 9.12. DISBURSEMENT AUTHORIZATION                                 77
 SEC. 9.13. LITIGATION                                                 77
 SEC. 9.14. COMPLIANCE WITH LAW                                        78
 SEC. 9.15. PROCEEDINGS; RECEIPT OF DOCUMENTS                          78
 SEC. 9.16. APPROVAL OF SUBORDINATED NOTES; CAPITALIZATION, ETC.       79
 SEC. 9.17. COLLECTION AND CONCENTRATION ACCOUNTS; LOCK-BOX
 ACCOUNTS; CASH MANAGEMENT AGREEMENT.                                  79
 SEC. 9.18. NO MARKET DISRUPTION                                       80
 SEC. 9.19. LANDLORDS' LIENS                                           80
 SEC. 9.20. UCC SEARCH RESULTS                                         80
 SEC. 9.21 NO DEFAULT                                                  80

SECTION 10. CONDITIONS PRECEDENT TO EACH BORROWING AND ISSUANCE
OF LETTERS OF CREDIT                                                   81
 SEC. 10.1. BORROWER'S CERTIFICATE; OTHERS                             81
 SEC. 10.2. WRITTEN NOTICE                                             82

SECTION 11.  USE OF PROCEEDS                                           82

SECTION 12.  AFFIRMATIVE COVENANTS                                     82
 SEC. 12.1. FINANCIAL STATEMENTS AND OTHER INFORMATION                 82
 SEC. 12.2. TAXES AND CLAIMS                                           88
 SEC. 12.3. INSURANCE                                                  88
 SEC. 12.4. BOOKS AND RESERVES                                         89
 SEC. 12.5. PROPERTIES IN GOOD CONDITION                               89
 SEC. 12.6. MAINTENANCE OF EXISTENCE, ETC.                             90
 SEC. 12.7. INSPECTION BY THE AGENT                                    90
 SEC. 12.8. PAY INDEBTEDNESS TO LENDERS AND PERFORM OTHER COVENANTS    90
 SEC. 12.9. NOTICE OF DEFAULT                                          91
 SEC. 12.10. REPORTING OF MISREPRESENTATIONS                           91
 SEC. 12.11. COMPLIANCE WITH LAWS, ETC.                                91
 SEC. 12.12. ERISA                                                     91
 SEC. 12.13. FURTHER ASSURANCES                                        93
 SEC. 12.14. AUDITS AND APPRAISALS                                     93
 SEC. 12.15. ENVIRONMENTAL MATTERS, ETC.                               94
 SEC. 12.16. FINANCIAL COVENANTS                                       95
 SEC. 12.17. COLLECTION AND CONCENTRATION ACCOUNTS; LOCK-BOX
 ACCOUNTS                                                              96
 SEC. 12.18. ENVIRONMENTAL REPORTS                                     99
 SEC. 12.19. COUNSEL FEES                                              99
 SEC. 12.20. LANDLORDS' LIENS                                          99
 SEC. 12.21. OVERDUE LEASE                                             99
 SEC. 12.22. COMPLIANCE WITH EQUIPMENT LEASES                          99
 SEC. 12.23. COMPLIANCE WITH VENDOR REBATE AGREEMENTS                  99
 SEC. 12.24  AGREEMENTS REGARDING PERMITTED ACQUISITIONS              100
 SEC. 12.25  MILLENNIUM COMPLIANT                                     101
SECTION 12.26.  NOTICE OF VENDORS OF PERISHABLE AGRICULTURAL
COMMODITIES.                                                          101

SECTION 13.  NEGATIVE COVENANTS                                       102
 SEC. 13.1. CAPITAL EXPENDITURES                                      102
 SEC. 13.2. LIENS                                                     102
 SEC. 13.3. INDEBTEDNESS                                              105
 SEC. 13.4. LOANS, INVESTMENTS AND GUARANTEES                         105
 SEC. 13.5. MERGER, SALE OF ASSETS, DISSOLUTION, ETC.                 107
 SEC. 13.6. DIVIDENDS, REDEMPTIONS AND OTHER PAYMENTS                 108
 SEC. 13.7. TRANSACTIONS WITH AFFILIATES                              108
 SEC. 13.8. MANAGEMENT FEES AND OTHER PAYMENTS                        109
 SEC. 13.9. COMPROMISE OF PLEDGED ACCOUNTS                            109
 SEC. 13.10. NONCOMPLIANCE WITH ERISA                                 109
 SEC. 13.11. AMENDMENTS AND MODIFICATIONS                             109
 SEC. 13.12. FISCAL YEAR                                              110
 SEC. 13.13. CHANGE OF BUSINESS                                       110
 SEC. 13.14. NO NEGATIVE PLEDGES                                      110
 SEC. 13.15. COLLECTION AND CONCENTRATION ACCOUNTS; LOCK-BOX
 ACCOUNTS                                                             111
 SEC. 13.16. TAX SHARING AGREEMENTS                                   112
 SEC. 13.17. COVENANT OF PARENT                                       112
 SEC. 13.18. MAXIMUM RETURNED INVENTORY                               113
 SEC. 13.19. THIRD PARTY PAYORS                                       113

SECTION 14.  DEFAULTS AND REMEDIES                                    113
 SEC. 14.1. EVENTS OF DEFAULT                                         113
 SEC. 14.2. SUITS FOR ENFORCEMENT                                     117
 SEC. 14.3. RIGHTS AND REMEDIES CUMULATIVE                            118
 SEC. 14.4. RIGHTS AND REMEDIES NOT WAIVED                            118
 SEC. 14.5. APPLICATION OF PROCEEDS                                   118
 SEC. 14.6 INVENTORY COUNTING AND APPRAISAL                           120

SECTION 15. REPRESENTATIONS AND WARRANTIES                            121
 SEC. 15.1. CORPORATE STATUS                                          121
 SEC. 15.2. POWER AND AUTHORITY                                       121
 SEC. 15.3. NO VIOLATION OF AGREEMENTS                                122
 SEC. 15.4. NO LITIGATION                                             122
 SEC. 15.5. GOOD TITLE TO PROPERTIES                                  122
 SEC. 15.6. FINANCIAL STATEMENTS AND CONDITION                        123
 SEC. 15.7. TRADEMARKS, PATENTS, ETC.                                 124
 SEC. 15.8. TAX LIABILITY                                             124
 SEC. 15.9. GOVERNMENTAL ACTION                                       124
 SEC. 15.10. DISCLOSURE                                               124
 SEC. 15.11. REGULATION U                                             124
 SEC. 15.12. INVESTMENT COMPANY                                       125
 SEC. 15.13. EMPLOYEE BENEFIT PLANS                                   125
 SEC. 15.14. PERMITS, ETC.                                            126
 SEC. 15.15.  ENVIRONMENTAL STATUS                                    127
 SEC. 15.16.  MEDICARE/MEDICAID AND THIRD PARTY PAYOR AGREEMENTS      128
 SEC. 15.17.  VALIDITY OF RECEIVABLES                                 129
 SEC. 15.18.  COLLECTION AND CONCENTRATION ACCOUNTS; LOCK-BOX
 ACCOUNTS                                                             129
 SEC. 15.19.  PARENT                                                  129
 SEC. 15.20.  VALIDITY OF PHARMACEUTICAL RECEIVABLES                  129
 SEC. 15.21.  VALIDITY OF VENDOR RECEIVABLES                          130
 SEC. 15.22.  COMPLIANCE WITH INDENTURE                               130

SECTION 16.  MISCELLANEOUS                                            130
 SEC. 16.1. COLLECTION COSTS                                          130
 SEC. 16.2. AMENDMENT, MODIFICATION AND WAIVER                        131
 SEC. 16.3. NEW YORK LAW                                              132
 SEC. 16.4. NOTICES                                                   132
 SEC. 16.5. FEES AND EXPENSES                                         133
 SEC. 16.6. STAMP OR OTHER TAX                                        133
 SEC. 16.7. WAIVER OF JURY TRIAL AND SET-OFF                          133
 SEC. 16.8. TERMINATION OF AGREEMENT                                  134
 SEC. 16.9. CAPTIONS                                                  135
 SEC. 16.10.  LIEN; SETOFF BY LENDERS                                 135
 SEC. 16.11.  PAYMENT DUE ON NON-BUSINESS DAY                         135
 SEC. 16.12.  SERVICE OF PROCESS                                      136
 SEC. 16.13.  NATIONAL BANK OF CANADA, AS AGENT                       136
 SEC. 16.14.  SALE, ASSIGNMENT OR TRANSFER TO ADDITIONAL LENDERS      141
 SEC. 16.15.  BENEFIT OF AGREEMENT                                    142
 SEC. 16.16.  COUNTERPARTS; FACSIMILE SIGNATURE                       143
 SEC. 16.17.  INVALIDITY                                              143
 SEC. 16.18.  LETTER OF CREDIT PARTICIPATIONS AND CERTAIN PAYMENTS    143
 SEC. 16.19.  DISCLOSURE OF FINANCIAL INFORMATION                     145
 SEC. 16.20.  AMENDMENT AND RESTATEMENT                               145

                             SCHEDULES AND EXHIBITS

Schedule 1.1(A)     -    Lenders and Commitments
Schedule 1.1(B)     -    Loans and Advances to Officers and Directors
Schedule 1.1(C)     -    Excluded Properties
Schedule 9.15       -    Jurisdictions
Schedule 12.17(c)   -    Special Account Stores
Schedule 12.18      -    Environmental Report Stores
Schedule 12.26      -    Vendors of Perishable Agricultural Commodities
Schedule 13.2(c)    -    Existing Liens
Schedule 13.3(c)    -    Existing Indebtedness for Borrowed Money and
                         Contingent Obligations
Schedule 13.4       -    Existing Investments
Schedule 13.6(b)    -    Permitted Prepayments
Schedule 15.1       -    Subsidiaries
Schedule 15.4       -    Description of Overtly Threatened or Pending
                         Litigation
Schedule 15.5(a)    -    Real Property
Schedule 15.5(c)    -    Lease payments 30 days past due
Schedule 15.13(a)   -    Reportable Events
Schedule 15.13(e)   -    Multiemployer Plans; Section 4204 of ERISA
Schedule 15.15      -    Environmental Information
Schedule 15.16      -    Medicare/Medicaid and Third Party Payor Agreements
Schedule 15.18(a)   -    Collection Account Agreement; Concentration Account
                    -    Agreement; Lock-Box Agreement
Schedule 15.18(b)   -    Special Accounts

Exhibit 1.1         -    Form of Lock-Box Account Agreement
Exhibit 1.1(a)      -    Form of Vendor Offset Agreement
Exhibit 2.3         -    Form of Revolving Note
Exhibit 2.4         -    Form of Borrower's Certificate
Exhibit 3.3         -    Form of Term Note
Exhibit 4.3         -    Form of Acquisition Term Note
Exhibit 8.1         -    Form of Security Agreement
Exhibit 8.2         -    Form of Mortgage
Exhibit 8.5         -    Form of Guarantee
Exhibit 9.1         -    Form of Opinion of Counsel for the Credit Parties
Exhibit 9.12        -    Form of Disbursement Authorization Letter
Exhibit 9.18(b)     -    Form of Concentration Account Agreement
Exhibit 9.18(d)     -    Form of Pharmaceutical Collection Account Agreement
Exhibit 12.1(j)     -    Form of Borrowing Base Certificate
Exhibit 12.1(k)     -    Form of Schedule of Receivables, Accounts Payable
                          and Inventory
Exhibit 12.1(p)     -    Form of Coupon Certificate
Exhibit 12.1(q)     -    Form of Pharmaceutical Receivable Certificate
Exhibit 12.17(b)    -    Form of Collection Account Agreement
Exhibit 12.20       -    Form of Landlord's Lien Waiver
Exhibit 12.24       -    Form of Permitted Acquisition Certificate
Exhibit 15.6(c)     -    Budget


           LOAN AGREEMENT, dated as of December 17, 1998 among HOMELAND STORES, INC., a Delaware corporation (the "Borrower"), HOMELAND HOLDING CORPORATION, a Delaware corporation ("Parent") (Borrower and Parent are sometimes hereinafter collectively referred to as the "Companies" and individually as a "Company"), IBJ SCHRODER BUSINESS CREDIT CORPORATION, the assignee of IBJ Schroder Bank & Trust Company ("IBJ"), HELLER FINANCIAL, INC. ("Heller"), NATIONAL BANK OF CANADA, a Canadian chartered bank ("NBC"), and other financial institutions which may hereafter become parties hereto (such lenders and other financial institutions and their respective successors and assigns, individually, a "Lender" and collectively, the "Lenders"), and NBC, as agent for the Lenders (in such capacity, the "Agent").

          WHEREAS, the Companies are parties to that certain Loan Agreement, dated as of August 2, 1996, as amended by various amendments (as amended, the "Existing Agreement"), by and among Borrower, Parent, NBC, Heller, IBJ Schroder Bank & Trust Company (the predecessor-in-interest to IBJ) and NBC as agent; and

          WHEREAS, the Existing Agreement has been amended by the following amendments:

          (a)   First Amendment to Loan Agreement, dated as of November 24,
                1997;

          (b)   Second Amendment to Loan Agreement, dated as of May 1, 1998;
                and

          (c)   Third Amendment to Loan Agreement, dated as of August 20,
                1998; and

          WHEREAS, the Companies, Lenders and the Agent desire to enter into this Agreement to amend, modify and restate in its entirety the Existing Agreement through the execution of this Agreement, which will supersede and control all prior agreements among the parties hereto; and

          WHEREAS, Borrower desires to borrow from the Lenders hereunder from time to time certain sums on a revolving credit basis, the proceeds of which shall be applied to its working capital needs and for other general corporate purposes consistent with the terms of this Agreement; and

          WHEREAS, Borrower desires to renew, modify and extend its existing Term Loan with the Lenders hereunder in an amount up to $7,916,606.67, the proceeds of which shall be applied consistent with the terms of this Agreement; and

          WHEREAS, Borrower desires to cause each Issuing Lender (as hereinafter defined) to issue one or more letters of credit (each a "Letter of Credit") for the account of Borrower to secure the performance of certain obligations that Borrower may have from time to time to third parties in the normal conduct of its business; and

          WHEREAS, Borrower desires to borrow from the Lenders hereunder an amount up to $5,000,000 under an acquisition term loan "A" facility, the proceeds of which shall be applied consistent with the terms of this Agreement; and

           WHEREAS, Borrower desires to borrow from the Lenders hereunder an amount up to $5,000,000 under an acquisition term loan "B" facility, the proceeds of which shall be applied consistent with the terms of this Agreement; and

           WHEREAS, the Lenders are willing, subject to and upon the terms and conditions herein set forth, to extend such financial accommodations to Borrower;

           NOW, THEREFORE, IT IS AGREED:

           SECTION 1.  DEFINITIONS AND ACCOUNTING TERMS.

           1.1.  CERTAIN DEFINED TERMS.  For all purposes of this
Agreement, unless the context otherwise requires (the following meanings to be equally applicable to both the singular and plural forms of the terms defined):

           "Acquisition Term Commitment", as to any Lender, shall have the meaning set forth in Section 4.2(b) hereof.

           "Acquisition Term Loan Facility Commitment" shall mean the sum of the Acquisition Term Loan A Facility Commitment and the Acquisition Term Loan B Facility Commitment.

           "Acquisition Term Loan A Facility Commitment" shall mean Five Million Dollars ($5,000,000).

           "Acquisition Term Loan B Facility Commitment" shall mean Five Million Dollars ($5,000,000).

           "Acquisition Term Loan" shall have the meaning set forth in
Section 4.1(a) hereof.

           "Acquisition Term Loan A" shall have the meaning set forth in
Section 4.1(a) hereof.

           "Acquisition Term Loan B" shall have the meaning set forth in
Section 4.1(a) hereof.

           "Acquisition Term Loan Advance" shall have the meaning set forth in Section 4.1(a) hereof.

           "Acquisition Term Loan A Advance" shall have the meaning set forth in Section 4.1(a) hereof.

           "Acquisition Term Loan B Advance" shall have the meaning set forth in Section 4.1(a) hereof.

           "Acquisition Term Loan A Borrowing Base" shall mean, as of any time, an amount equal to up to sixty percent (60%) of the Net Amount of Eligible Real Property, as determined by reference to and as set forth in appraisals that

           (a) conform to the generally accepted appraisal standards promulgated by the Appraisal Standards Board of the Appraisal Foundation,

           (b) have been prepared by a state-licensed appraiser acceptable to the Agent, and

           (c) appraise the value of the Eligible Real Properties, other than Eligible Real Properties that (1) secure Acquisition Term Loan B Advances and (2) pursuant to the terms of the Indenture, may not secure Lender Debt other than Acquisition Term Loan B, which appraisals are required to be delivered to the Agent prior to such time pursuant to the definition of Eligible Real Property.

           "Acquisition Term Loan B Borrowing Base" shall mean, as of any time, an amount equal to up to sixty percent (60%) of the Net Amount of Eligible Real Property that is being acquired with the proceeds of an Acquisition Term Loan B Advance, as determined by reference to and as set forth in appraisals that

           (a) conform to the generally accepted appraisal standards promulgated by the Appraisal Standards Board of the Appraisal Foundation,

           (b) have been prepared by a state-licensed appraiser acceptable to the Agent, and

           (c) appraise the value of the Eligible Real Properties that secure Acquisition Term Loan B Advances,

which appraisals are required to be delivered to the Agent prior to such time pursuant to the definition of Eligible Real Property.

           "Acquisition Term Loan A Borrowing Limit" shall have the meaning set forth in Section 4.2(a) hereof.

           "Acquisition Term Loan B Borrowing Limit" shall have the meaning set forth in Section 4.2(b) hereof.

           "Acquisition Term Note" and "Acquisition Term Notes" shall have the meanings set forth in Section 4.3(a) hereof.

           "Acquisition Term A Note" and "Acquisition Term A Notes" shall have the meanings set forth in Section 4.3(a) hereof.

           "Acquisition Term B Note" and "Acquisition Term B Notes" shall have the meanings set forth in Section 4.3(a) hereof.

           "Additional Indebtedness" shall mean all Lender Debt other than principal of the Revolving Loan and the Term Loan.

           "Additional Lenders" shall have the meaning set forth in Section
15.14 hereof.

           "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for a Eurodollar Advance, the rate obtained by dividing (i) the Eurodollar Rate for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves required to be maintained against "Eurocurrency liabilities" as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Advances is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

           "Advance" shall mean each and any Revolving Credit Advance, Term Loan Advance, and Acquisition Term Loan Advance.

           "Affiliate" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or which is a director, officer or partner (limited or general) of such specified Person. For the purposes of this definition, (i) "control," when used with respect to any specified Person, means the possession, direct or indirect, of the power to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors or the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing, and (ii) any full time employee of Borrower shall not, solely by virtue of such employment, be deemed to be an Affiliate of Borrower, although the degree of "control" possessed by such employee as a consequence of such employment or otherwise can be taken into account in determining whether such employee is an Affiliate of Borrower.

          "Agent" shall have the meaning set forth in the preamble to this Agreement and in Section 16.13(j) hereof.

          "Agreement" shall mean this Loan Agreement, as amended, modified, supplemented or restated from time to time.

          "Approved Delegate" shall have the meaning set forth in Section 16.13(n) hereof.

           "Asset Sale" shall mean any sale, lease, conveyance, transfer or other disposition (including by way of merger or consolidation of a Subsidiary or sale-leaseback transaction), whether in a single transaction or in a group of transactions that are part of a common plan, other than any sale, transfer or other disposition under paragraphs (a), (b), (c), (e) or
(f) of Section 13.5 hereof and other than any exchange of assets leased pursuant to Capital Leases for other assets to be leased pursuant to such leases (or other leases on substantially the same terms) to the extent such exchange is permitted under paragraph (g) of Section 13.5 hereof.

           "Authorized Representative" shall mean each Person designated from time to time, as appropriate, in a Written Notice to the Agent for the purposes of giving notices of borrowing, conversion or renewal of, Advances, or requesting Letters of Credit, which designation shall continue in force and effect until terminated in a Written Notice to the Agent.

           "AWG" shall mean Associated Wholesale Grocers, Inc., a Missouri corporation.

           "AWG Equity" shall mean all equity, deposits, credits, sums and indebtedness of any kind or description, whatsoever, at any time owed by AWG to Borrower or at any time standing in the name of or to the credit of Borrower on the books and/or records of AWG, including, without limitation, AWG Membership Stock, members deposit certificates, patronage refund certificates, members savings, direct patronage or year-end patronage, concentrated purchase allowance, quarterly payments and any other amounts due from AWG to Borrower under the Supply Agreement.

           "AWG Membership Stock" shall mean the Class A common Stock, par value $100 per share, of AWG.

           "AWG Purchase Agreement" shall mean that certain Asset Purchase Agreement, dated as of February 6, 1995, by and between the Borrower and AWG.

           "AWG Sale" shall mean the sale of assets pursuant to the AWG Purchase Agreement.

           "Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of Delaware.

           "Bankruptcy Proceedings" shall mean the proceedings from the Cases.

           "Base Rate" shall mean a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the rate of interest announced publicly by NBC in New York, New York from time to time as its prime rate for U.S. dollar loans, such rate to change when and as such announced rate changes:

           "Base Rate Advance" shall mean any portion of an Advance which is not a Eurodollar Advance.

           "Board" shall mean the Board of Governors of the Federal Reserve System or any successor agency or entity performing substantially the same functions.

           "Borrower" has the meaning set forth in the preamble to this Agreement.

           "Borrower Case" shall mean the Chapter 11 case of Borrower under the Federal Bankruptcy Code captioned In re: Homeland Stores, Inc., Case No. 96-747-PJW (Chapter 11) in the Bankruptcy Court.

           "Borrower's Certificate" shall have the meaning set forth in
Section 2.4 hereof.

           "Borrowing Base" shall mean, as of any time, an amount equal to the sum of the following:

           (a) up to sixty-five percent (65%) of the Net Amount of Eligible Inventory,

           (b) up to sixty-five percent (65%) of the Net Amount of Eligible Pharmaceutical Inventory,

           (c) up to eighty-five percent (85%) of the Net Amount of Eligible Coupons,

           (d) up to fifty percent (50%) of the Net Amount of Eligible Pharmaceutical Receivables, and

           (e) up to sixty-five percent (65%) of the Net Amount of Eligible Vendor Receivables,

as determined by reference to and as set forth in the last Borrowing Base Certificate required to be delivered to the Agent and each Lender prior to such time pursuant to Section 12.1(j) hereof.

           "Borrowing Base Certificate" shall have the meaning set forth in
Section 12.1(j) hereof.

           "Business Day" shall mean:

           (a)  for Base Rate Advances and in any event for the purposes of
     Section 14.1(b) hereof, any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or required to close, and

           (b) for Eurodollar Advances on which interest accrues based upon the Eurodollar Rate but in no event for the purposes of Section 14.1(b) hereof, the days described in the immediately preceding subclause (i) for the definition of Business Day, but excluding therefrom any day on which commercial banks are not open for dealings in U.S. Dollar deposits in the London (England, U.K.) interbank market.

           "Calendar Month" or "calendar month" shall mean (i) except in the case of Sections 12.1, 12.16 and 13.18 hereof, a calendar month, and (ii) for the purposes of Sections 12.1, 12.16 and 13.18 one of Borrower's four-week or five-week accounting periods, of which there are thirteen (13) in each Fiscal Year.

           "Capital Expenditures" shall mean, for any period, the capital expenditures made by the Borrower and its Subsidiaries during such period, determined in accordance with GAAP, less the following amounts, as determined with respect to such period, (i) Capital Leases to the extent included in the calculation of Capital Expenditures, and (ii) the principal amount of Indebtedness incurred and secured by purchase money Liens (but not including Capital Leases), to the extent permitted by Section 13.2(d)(y) of this Agreement.

           "Capital Lease" of any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of such Person.

           "Capitalized Lease Obligations" of any Person shall mean, at any time, all obligations under Capital Leases of such Person in each case taken at the amount thereof accounted for as liabilities at such time in accordance with GAAP.

           "Carryover Capital Expenditures Amount" shall mean with regard to any Fiscal Year the amount, if a positive number, of (a) the maximum amount of Capital Expenditures permitted under Section 13.1(a)(i), minus (b) the amount of Capital Expenditures actually made by Borrower during the immediately preceding Fiscal Year; such amount not to exceed the lesser of:

           (1)  $2,600,000.00, or

           (2) the remainder of (A) the maximum amount of Capital Expenditures that would have been permitted during such immediately preceding Fiscal Year, assuming compliance with the Consolidated Fixed Charge Coverage Ratio with respect to such immediately preceding Fiscal Year, minus (B) the amount of Capital Expenditures actually made during such immediately preceding Fiscal Year.

Notwithstanding the foregoing, if Borrower breached the Consolidated Fixed Charge Coverage Ratio with respect to the Fiscal Year during which the Carryover Capital Expenditures Amount is being determined, then, for purposes of this Section 13.1(a), the Carryover Capital Expenditures Amount shall be zero (0).

           "Cases" shall mean, collectively, the Borrower Case and the Parent Case.

           "Certificate of Exemption" shall have the meaning set forth in
Section 5.4(b) hereof.

           "Change of Control" shall mean such time as (i) Borrower or Parent liquidates or dissolves, or (ii) Parent shall cease to own and control, beneficially and of record, 100% of all capital stock of Borrower, or (iii) a "Change of Control", as defined in the Indenture (as in effect from time to time), shall occur.

           "Claims" shall have the meaning set forth in Section 5.8(c) hereof.

           "Closing Date" shall mean December 17, 1998.

           "Code" shall mean, at any date, the Internal Revenue Code of 1986, as the same shall be in effect at such date.

           "Collateral" shall mean all property of Borrower and Parent, wherever located, of any kind or nature, in which a Lien has been granted to Agent and Lenders as security for Lender Debt, or any guarantee thereof, pursuant to the Loan Documents, and shall include, without limitation, the following personal property of Borrower and Parent, and all products and proceeds thereof (including, without limitation, claims of Borrower and Parent against third parties for loss or damage to such property), including all accessions thereto, substitutions and replacements thereof, and wherever located:

                (i) Inventory. All inventory in all of its forms, wherever located, now or hereafter acquired by either of the Companies, now or hereafter existing, including but not limited to:

                     (A) all inventory, raw materials, work in process and finished products intended for sale or lease or to be furnished under contracts of service in the ordinary course of business, of every kind and description, including, without limitation, all Pharmaceutical Inventory;

                     (B) goods in which either of the Companies have or may acquire an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which either of the Companies have any interest or right as consignee); and

                     (C) goods which are returned to or repossessed by either of the Companies, and all accessions thereto and products thereof and documents (including without limitation, all warehouse receipts, negotiable documents, bills of lading and other title documents) therefor (any and all such inventory, accessions, products and documents being, for the purpose of this definition of Collateral, the "Inventory");

                (ii) Accounts. All accounts and contract rights and other obligations of any kind, whether secured or unsecured, now or hereafter acquired by either of the Companies, now or hereafter existing, and including, without limitation, all Pharmaceutical Receivables, all Coupons and coupon receivables, and any note or other document or instrument evidencing any such account or contract right or other obligation (the "Accounts");

               (iii) Special Accounts. All of the Companies' lock-box accounts, collection accounts and concentration accounts containing cash proceeds of the Collateral, all funds now or hereafter held therein, all present or future claims, demands and chooses in action in respect thereof and all certificates and instruments, if any, from time to time representing or evidencing such accounts and all investments made therefrom and all securities representing or evidencing such investments (for the purpose of this definition of Collateral, the "Special Accounts");

                (iv) Records. All of the Companies' cash registers, scanning systems, books and records, including, without limitation, computer records, disks, tapes and other media on which any information relating to Inventory, inventory control systems or the Accounts is stored or recorded and all computer software, management information systems and other systems and copies of every kind thereof relating to Inventory, inventory controls or the Accounts and all customer lists (for the purpose of this definition of Collateral, collectively, the "Records and Other Property");

                (v) Intellectual Property. All of the Companies' intellectual property, including, without limitation, patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, technical knowledge and processes, formal or informal licensing arrangements, blueprints, technical specifications, computer software, copyrights, copyright applications and other trade secrets, and all embodiments thereof and rights thereto and all of the Companies' rights to use the patents, trademarks, service marks or other property of the aforesaid nature of other persons now or hereafter licensed to the Companies, together with the goodwill of the business symbolized by or connected with the Companies' trademarks, service marks, licenses and the other rights under this section;

               (vi) General Intangibles. All of the Companies' general intangibles, instruments, securities, credits, claims, demands, documents, letters of credit and letter of credit proceeds, chattel paper, documents of title, certificates of title, certificates of deposit, warehouse receipts, bills of lading, leases which are permitted to be assigned or pledged, tax refund claims, contract rights which are permitted to be assigned or pledged, customer lists, books and records (including, without limitation, software, data bases, materials, books, records, magnetic tapes and disks and other storage media) and other rights (including all rights to the payment of money);

              (vii)  Equipment.   All of the Companies' equipment, including,
     without limitation, machinery, equipment, office equipment and supplies, computers and related equipment, cash registers, scanning systems, furniture, furnishings, shelving, refrigeration equipment, fixtures, fork lifts, trucks, trailers, motor vehicles, and other equipment (the foregoing being the "Equipment");

             (viii) Real Property. All real properties owned or leased by either of the Companies, other than those real properties described on
     Schedule 1.1(C) attached to this Agreement (the "Excluded Properties"), but only so long as the Company that owns or leases an Excluded Property grants the Agent and the Lenders a negative pledge on the Excluded Properties and agrees that the net proceeds from any disposition of the Excluded Properties will be applied to the Revolving Credit Facility upon receipt thereof by the Companies; and

               (ix)  Proceeds.

                     (A) All proceeds of every kind or nature of any and all of the foregoing Collateral (including, without limitation, all checks, money, drafts, instruments and other evidences of payment and all proceeds of such property which constitute property of the types described in clauses (i), (ii), (iii), (iv) (v), (vi),
          (vii), or (viii) above, and property of such type or types acquired with any such proceeds), and

                     (B) to the extent not otherwise included, all (1) payments under insurance or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (2) cash proceeds of the foregoing Collateral (collectively, the "Proceeds").

          "Collection Account" shall mean each deposit account of Borrower established pursuant to Section 9.18(a) hereof (or as otherwise established with the prior written consent of the Agent), maintained at a bank, into which Borrower deposits cash proceeds of Inventory and Pledged Accounts, and, to the extent required by Section 12.17(b) hereof, as to which all amounts deposited in which and all claims arising under which have been pledged to the Agent for the benefit of the Agent and the Lenders pursuant to a Collection Account Agreement.

           "Collection Account Agreement" shall mean a collection account agreement substantially in the form of Exhibit 12.17(b) hereto (with such modifications as are acceptable to the Agent and as amended, modified or supplemented from time to time.

           "Company" shall have the meaning set forth in the recitals to this Agreement.

           "Concentration Account" shall mean a deposit account of Borrower, established pursuant to Section 9.18(b) hereof, into which only cash proceeds of Inventory and Pledged Accounts shall be deposited, all amounts deposited in which and all claims arising under which have been pledged to the Agent for the benefit of the Agent and the Lenders pursuant to a Concentration Account Agreement.

           "Concentration Account Agreement" shall have the meaning set forth in Section 9.18(b) hereof.

            "Consolidated Current Ratio" of Parent and its Subsidiaries shall mean the ratio of Consolidated Current Assets to Consolidated Current Liabilities.

            "Consolidated Current Assets" of Parent and its Subsidiaries determined at any time, shall mean all assets of Parent and its Subsidiaries that would, in accordance with GAAP, be classified as consolidated current assets of a company conducting a business the same or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP, reduced by the amount of the accounts receivable owing to Borrower by AWG.

            "Consolidated Current Liabilities" of Parent and its Subsidiaries, determined at any time, shall mean all liabilities of Parent and its Subsidiaries which would, in accordance with GAAP, be classified as consolidated current liabilities, except that the liabilities of Borrower under the Revolving Loan and the Term Loan will be excluded from the determination of consolidated current liabilities.

            "Consolidated Fixed Charge Coverage Ratio" shall mean, for any period, the ratio obtained by dividing (i) the aggregate EBITDA of Parent and its Subsidiaries on a consolidated basis for such period, by (ii) the scheduled payments of Indebtedness for Borrowed Money of Borrower and its Subsidiaries for such period, plus the Consolidated Tax Expense, the Consolidated Interest Expense and the Net Capital Expenditures, exclusive of
(A) Capital Expenditures that are made with proceeds of Acquisition Term Loan Advances, and (B) the Carryover Capital Expenditures Amount, in each case of Borrower and its Subsidiaries on a consolidated basis for such period.

            "Consolidated Interest Expense" of any Person for any period shall mean the amount by which (i) the aggregate amount of interest expense in respect of Indebtedness of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including, without limitation, all net payments and receipts in respect of Hedge Agreements and the interest component of Capitalized Lease Obligations, excluding non-cash interest expense (other than for Funded Debt) and amortization of financing costs), exceeds (ii) the aggregate interest income of such Person (excluding any non-cash interest from securities which do not have a rating of at least A-2 from Standard & Poor's Corporation or at least P-2 from Moody's Investor Service, Inc.) for such period, all as determined in accordance with GAAP.

           "Consolidated Tax Expense" of any Person for any period shall mean the amount of taxes upon or determined by reference to such Person's net income, in each case, due and payable by such Person during such period.

           "Contingent Obligations" of any Person shall mean any direct or indirect liability, contingent or otherwise, of such Person:

                (a) with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another if the primary purpose or intent in creating such liability is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof;

                (b) under any letter of credit issued for the account of such Person or for which such Person is otherwise liable for reimbursement thereof;

                (c)  under any Hedge Agreement; or

                (d) to advance or supply funds or otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof.

Contingent Obligations shall include, without limitation:

           (A) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, and

           (B) any liability of such Person for the obligations of another through any agreement (contingent or otherwise):

                (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise);

                (2) to maintain the Solvency or any balance sheet item, level of income or financial condition of another; or

                (3) to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement,

if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the immediately preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

          "Coupons" of any Person shall mean any and all parts of an advertisement entitling the bearer to certain stated benefits, at a minimum consisting of a cash refund, now or hereafter acquired, intended for redemption for cash, by the issuer of such coupons, in the ordinary course of business of such Person, of every kind and description.

           "Credit Parties" shall mean and include Borrower and each Guarantor.

           "Default" shall mean an event, act or condition which with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

           "EBITDA" of any Person for any period shall mean the sum of:

                (a) the net income (or net loss) from operations of such Person and its Subsidiaries on a consolidated basis (determined in accordance with GAAP) for such period, without giving effect to any extraordinary or unusual gains (losses) or gains (losses) from the sale of assets (other than the sale of Inventory in the ordinary course of business); plus

                (b) to the extent that any of the items referred to in any of clauses (i) through (iii) below were deducted in calculating such net income:

                     (i) Consolidated Interest Expense of such Person for such period;

                    (ii) income tax expense of such Person and its Subsidiaries with respect to their operations for such period; and

                   (iii) the amount of all non-cash charges (including, without limitation, depreciation and amortization) plus
          Reorganization Costs, if any, of such Person and its Subsidiaries for such period.

          "EFS" shall have the meaning set forth in Section 12.17(d) hereof.

          "Eligible Coupons" shall mean only such Coupons of Borrower as the Agent, in its reasonable discretion, shall from time to time elect to consider Eligible Coupons for purposes of this Agreement. The value of such Coupons (the "Net Amount of Eligible Coupons" shall be determined at any time by reference to the then most recent Borrowing Base Certificate delivered under Section 12.1(j) hereof, which Borrowing Base Certificate shall reflect the value of such Coupons at their book value determined in accordance with GAAP (on a basis consistent with the accounting method used by Borrower as of the Closing Date). Criteria for eligibility may be fixed and revised from time to time by the Agent in its reasonable discretion. By way of example only, and without limiting the discretion of the Agent to consider any Coupons not to be Eligible Coupons, the Agent may consider any of the following classes of Coupons not to be Eligible Coupons:

                (a) Coupons subject to any Lien (whether or not any such lien is permitted under this Agreement), other than those granted in favor of the Agent;

                (b) Coupons which are obsolete, damaged, expired, unredeemable or otherwise unfit for return to the issuer for redemption for cash in accordance with the face and tenor thereof;

                (c) Coupons which are prohibited, restricted, void or taxed under law of the jurisdiction that is applicable to the transaction that otherwise would give rise to an Eligible Coupon;

                (d) Coupons not in the possession and control of Borrower or the Processing Agent;

                (e) Coupons in respect of which the relevant Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority Lien in favor of the Lenders securing the Lender Debt; and

                (f) Coupons, to the extent such Coupons are subject to a contractual or statutory Lien (whether or not such Lien is permitted under this Agreement) in favor of any third person.

           "Eligible Inventory" shall mean only such Inventory of Borrower as the Agent, in its reasonable discretion, shall from time to time elect to consider Eligible Inventory for purposes of this Agreement. The value of such Inventory (the "Net Amount of Eligible Inventory") shall be determined at any time by reference to the then most recent Borrowing Base Certificate delivered under Section 12.1(j) hereof, which Borrowing Base Certificate shall reflect the value of Inventory at its book value determined in accordance with GAAP (on a basis consistent with the accounting method used by Borrower as of the Closing Date, which includes, without limitation, first-in, first-out inventory reporting). Criteria for eligibility may be fixed and revised from time to time by the Agent in its reasonable discretion. By way of example only, and without limiting the discretion of the Agent to consider any Inventory not to be Eligible Inventory, the Agent may consider any of the following classes of Inventory not to be Eligible Inventory:

               (a) Inventory subject to any Lien (whether or not any such Lien is permitted under this Agreement), other than those granted in favor of the Agent;

               (b) Inventory financed by bankers' acceptances, but only until the payment in full of the related bankers' acceptances by such Person;

               (c) Inventory which is obsolete, damaged, unsalable or otherwise unfit for use;

               (d) Inventory located on any premises not owned or leased by Borrower;

               (e) Inventory in respect of which the relevant Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority Lien in favor of the Lenders securing the Lender Debt;

               (f) Inventory on which a Lien has arisen or may arise (A) in favor of agricultural producers under the Perishable Agricultural Commodities Act of 1930, as amended (7 U.S.C. SEC. 499(e)), and the regulations thereunder, or any comparable state or local laws or (B) in favor of a seller of livestock under the Packer and Stockyards Act
     (7 U.S.C. SEC. 196) and the regulations thereunder, or under any comparable state or local laws;

               (g) Inventory comprised of dairy products, eggs, perishable merchandise (excluding cheese), fresh meat, prescription products, SLB Marketing, Inc., delicatessen products, bakery products, produce and consigned Inventory; and

               (h) Inventory at a location leased by Borrower (A) for which Agent has not received a waiver substantially in the form and substance as set forth in Exhibit 12.20 hereto, duly executed by the owner/ landlord of such location and, if applicable, the sub-lessor to Borrower at such location, and (B) to the extent such Inventory is subject to a contractual or statutory Lien (whether or not such Lien is permitted under this Agreement) in favor of such landlord or sub-lessor.

           "Eligible Pharmaceutical Inventory" shall mean only such Pharmaceutical Inventory of the Borrower as the Agent, in its reasonable discretion, shall from time to time elect to consider Eligible Pharmaceutical Inventory for purposes of this Agreement. The value of such Pharmaceutical Inventory (the "Net Amount of Eligible Pharmaceutical Inventory") shall be determined at any time by reference to the then most recent Borrowing Base Certificate delivered under Section 12.1(j) hereof, which Borrowing Base Certificate shall reflect the value of Pharmaceutical Inventory at its book value determined in accordance with GAAP (on a basis consistent with the accounting method used by Borrower as of the Closing Date, which includes, without limitation, first-in, first-out inventory reporting). Criteria for eligibility may be fixed and revised from time to time by the Agent in its reasonable discretion. By way of example only, and without limiting the discretion of the Agent to consider any Pharmaceutical Inventory not to be Eligible Pharmaceutical Inventory, the Agent may consider any of the following classes of Pharmaceutical Inventory not to be Eligible Pharmaceutical Inventory:

               (a) Pharmaceutical Inventory subject to any Lien (whether or not any such Lien is permitted under this Agreement), other than those granted in favor of the Agent;

               (b) Pharmaceutical Inventory financed by banker's acceptances, but only until the payment in full of the related bankers' acceptances by such Person;

               (c) Pharmaceutical Inventory which is obsolete, damaged, unsalable or otherwise unfit for use;

               (d) Pharmaceutical Inventory located on any premises not owned or leased by Borrower;

               (e) Pharmaceutical Inventory in respect of which the relevant Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority Lien in favor of the Lenders securing the Lender Debt;

               (f) Pharmaceutical Inventory comprised of consigned Pharmaceutical Inventory;

               (g)  Pharmaceutical Inventory at a location leased by Borrower
     (i) for which Agent has not received a waiver substantially in the form and substance as set forth in Exhibit 12.22 hereto, duly executed by the landlord of such location, and, if applicable, the sub-lessor to Borrower at such location, and (ii) to the extent such Pharmaceutical Inventory is subject to a contractual or statutory Lien (whether or not such Lien is permitted under this Agreement) in favor of such landlord; and

               (h) Pharmaceutical Inventory comprised of "narcotics," as such term is defined in the regulation promulgated by the United States Food and Drug Administration and codified at 21 C.F.R. SEC. 1308.02(f).

           "Eligible Pharmaceutical Receivables" shall mean, at the time of calculation, bona fide outstanding Pharmaceutical Receivables:

               (a) upon which the Agent has a first priority perfected security interest;

               (b) as to which the obligor thereof has been directed by Borrower (if so directed to do so by the Agent) to make payment to a Pharmaceutical Collection Account;

               (c) which arose in the ordinary course of Borrower's business; and

               (d) as to which all applicable services have been duly performed or as to which all goods have been delivered to the account debtor.

     The term "Eligible Pharmaceutical Receivables" shall not include any Pharmaceutical Receivable:

           (i) with respect to which any of the representations and warranties contained in Section 15.20 hereof are not or have ceased to be true, complete and correct;

          (ii) with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

         (iii) as to which Borrower has extended the time for payment without the consent of the Agent;

          (iv) as to which any Third Party Payor has terminated, extended or suspended the time for payment without the consent of the Agent;

           (v)  owed by an account debtor which:

                (1) does not maintain its chief executive office in the United States;

               (2) is not organized under the laws of the United States or any State thereof; or

               (3) has taken any action, or suffered any event to occur, of the type described in paragraph (f) or (g) of Section 14.1 hereof;

          (vi) owed by an account debtor which is (i) an affiliate of a Credit Party, or (ii) except for a Pharmaceutical Receivable owing from a Medicare/Medicaid Account Debtor, a federal or state government or any agency of instrumentality thereof;

         (vii) except for a Pharmaceutical Receivable owing from a Medicare/Medicaid Account Debtor, as to which either the perfection, enforceability, or validity of the security interest in such Pharmaceutical Receivables, is governed by any federal, state, or local statutory requirements other than those of the UCC;

        (viii) except for a Pharmaceutical Receivable owing from a Medicare/Medicaid Account Debtor, owed by an account debtor to which Borrower is indebted in any way, or which is subject to any right of set-off by the account debtor; or if the account debtor thereon has disputed liability or acknowledged its inability to pay or made any claim with respect to any other Pharmaceutical Receivable due from such account debtor, but in each such case only to the extent of such indebtedness, set-off, dispute, or claim;

          (ix) if such Pharmaceutical Receivable or the sale or provision of goods or services giving rise thereto contravenes any applicable law, rule or regulation, including any law, rule or regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices or privacy;

           (x) owed by a Third Party Payor or a Medicare/Medicaid Account Debtor if such Pharmaceutical Receivable:

                (1) is subject to any limitation which would make payment by such Third Party Payor or Medicare/Medicaid Account Debtor conditional, to the extent the payment of such Pharmaceutical Receivable is conditional;

                (2) has not been billed or forwarded to such Third Party Payor or Medicare/Medicaid Account Debtor for payment in accordance, in all material respects, with applicable laws and in compliance, in all material respects, with any and all requisite procedures, requirements and regulations governing payment by such Third Party Payor or Medicare/Medicaid Account Debtor;

                (3) if payable by a Third Party Payor, is not properly payable directly to Borrower or by such Third Party Payor in accordance with the terms and conditions of a validly existing and legally binding certification, participation agreement, provider agreement or other written contract;

                (4) if payable by a Medicare/Medicaid Account Debtor, is not properly payable directly to Borrower or by such Medicare/Medicaid Account Debtor in accordance with the terms and conditions of any applicable certification, agreement, contract, law or regulation, if any; or

                (5) remains unpaid for more than sixty (60) days from the date a claim is properly made to the Third Party Payor or Medicare/Medicaid Account Debtor;

           (xi) payable in part (but not in whole) by a Third Party Payor or Medicare/Medicaid Account Debtor, to the extent such Pharmaceutical Receivable exceeds the portion payable by such Third Party Payor or Medicare/Medicaid Account Debtor;

          (xii) payable by any individual beneficiary and not a Third Party Payor or Medicare/Medicaid Account Debtor, to the extent the portion of such Pharmaceutical Receivable is payable by the individual beneficiary; or

         (xiii) if the Agent (1) believes in its reasonable discretion that the prospect of payment of such Pharmaceutical Receivable is impaired for any reason or that the Pharmaceutical Receivable may not be paid by reason of the account debtor's financial inability to pay, or (2) is not reasonably satisfied with the credit standing of the account debtor with respect to the amount of Pharmaceutical Receivables payable to Borrower by such account debtor.

           "Eligible Real Property" shall mean only such Real Property of Borrower as the Agent, in its reasonable discretion, shall from time to time elect to consider Eligible Real Property for purposes of this Agreement. The value of such Real Property (the "Net Amount of Eligible Real Property") shall be determined at any time by reference to independent, third-party appraisals conducted by an appraiser or appraisers satisfactory to Agent, which appraisals shall reflect the fair market value of Real Property determined in accordance with MAI appraisals acceptable to the Agent. Criteria for eligibility may be fixed and revised from time to time by the Agent in its reasonable discretion. By way of example only, and without limiting the discretion of the Agent to consider any Real Property not to be Eligible Real Property, the Agent may consider any of the following classes of Real Property not to be Eligible Real Property:

           (i) Real Property subject to any Lien (whether or not any such Lien is permitted under this Agreement), other than (1) those granted in favor of the Agent and (2) those for taxes, assessments and governmental charges and levees, provided payment thereof shall not at the time be required in accordance with the provisions of Section 12.2 hereof;

          (ii) Real Property as to which the representations and warranties in Section 15.15, pertaining to environmental status, are not true and correct;

         (iii)  Real Property not owned in fee simple by Borrower;

          (iv) Real Property in respect of which the relevant Mortgage, after giving effect to the filings thereof, does not or has ceased to create a valid and perfected first priority Lien in favor of the Lenders securing the Lender Debt;

           (v) Real Property as to which Agent has not received a mortgagee's policy of title insurance, insuring the priority of the lien created by the relevant Mortgage, subject only to those exceptions as may be reasonably acceptable to Agent; and

          (vi)  Real Property leased by Borrower.

          "Eligible Vendor Receivables" shall mean only such Vendor Receivables of Borrower as the Agent, in its reasonable discretion, shall from time to time,
(a) determine are free from off-set, counterclaim and any other method of reduction, and (b) otherwise elect to consider Eligible Vendor Receivables for purposes of this Agreement. The value of such Vendor Receivables (the "Net Amount of Eligible Vendor Receivables") shall be determined at any time by reference to the then most recent Borrowing Base Certificate delivered under
Section 12.1(j) hereof, which Borrowing Base Certificate shall reflect the value of such Vendor Receivables at their book value determined in accordance with GAAP (on a basis consistent with the accounting method used by Borrower as of the Closing Date). Criteria for eligibility may be fixed and revised from time to time by the Agent in its reasonable discretion. By way of example only, and without limiting the discretion of the Agent to consider any Vendor Receivables not to be Eligible Vendor Receivables, the Agent may consider any of the following classes of Vendor Receivables not to be Eligible Vendor Receivables:

          (a) Vendor Receivables subject to any Lien (whether or not any such Lien is permitted under this Agreement), other than those granted in favor of the Agent;

          (b) Vendor Receivables for which there is (i) no executed Vendor Offset Agreement by the applicable vendor and (ii) no waiver by the Agent of any requirement for a Vendor Offset Agreement with regard to a particular vendor;

          (c) Vendor Receivables in respect of which the relevant Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority Lien in favor of the Lenders securing the Lender Debt; and

          (d) Vendor Receivables with respect to which the Agent (1) believes in its reasonable discretion that the prospect of payment of such Vendor Receivable is impaired for any reason or that the Vendor Receivable may not be paid by reason of the account debtor's financial inability to pay, or (2) is not reasonably satisfied with the credit standing of the account debtor with respect to the amount of Vendor Receivables payable to Borrower by such account debtor; or

          (e) Vendor Receivables that are unpaid for more than ninety (90) days after the date due for payment thereof; or

          (f) Vendor Receivables with respect to which fifty percent (50%) or more of the Vendor Receivable from the debtor are not deemed eligible Vendor Receivables hereunder; or

          (g) the total unpaid Vendor Receivables of the vendor exceed twenty percent (20%) of the net amount of all Eligible Vendor Receivables, to the extent of such excess; or

          (h) the vendor has disputed liability with respect to such Vendor Receivables, or the vendor has made any claim with respect to any other Vendor Receivables due from such vendor to Borrower, or the Vendor Receivables otherwise is subject to any right of setoff by the vendor; or

          (i) the vendor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the vendor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the vendor, or if the vendor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidation or custodian to be appointed for it or for all or a significant portion of its assets of affairs; or

          (j) Vendor Receivables that arise from a vendor located outside the United States, unless the sale is on letter of credit, guaranty or acceptable terms, in each case in form and substance acceptable to the Agent in its reasonable discretion and where the proceeds thereof have been collaterally assigned to the Agent.

          "Employee Plan" shall mean an "employee benefit plan" as defined in
     Section 3(3) of ERISA which is maintained for employees of any of the Credit Parties or any ERISA Affiliate, other than a Multiemployer Plan.

           "Environmental Law" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, any "Superfund" or "Superlien" law, the Hazardous Materials Transportation Act, as amended, and any other Federal, state, or local statute, rule, regulation, ordinance, interpretation, order, judgment, or decree, as now or at any time hereafter amended or in effect and applicable to Borrower and its Subsidiaries, regulating, relating to or imposing liability or standards of conduct concerning the manufacture, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Hazardous Materials, or air emissions, water discharges, noise emissions, or otherwise concerning the protection of the outdoor or indoor environment, or health or safety of persons or property.

          "Equipment Lease" shall mean any lease, title retention agreement, conditional sale agreement or similar agreement under which Parent, Borrower or any Subsidiary of Parent or Borrower is the lessee, purchaser or similarly situated contracting party, which agreement covers equipment or other goods not held for sale or lease by Borrower in the ordinary course of Borrower's business. The term "Equipment Lease" includes specifically, but without limitation, leases covering "point-of-sale" computer equipment.

           "ERISA" shall mean, at any date, the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder, all as the same shall be in effect at such date.

           "ERISA Affiliate" shall mean any Person that for purposes of Title I or Title IV of ERISA is a member of any Credit Party's controlled group, or under common control with any Credit Party, within the meaning of Section 414(b), (c) or (m) of the Code and the regulations promulgated and rulings issued thereunder.

           "Eurodollar Advance" shall mean that portion of any Advance designated to bear interest based upon the Adjusted Eurodollar Rate as provided in Section 2 hereof or in Section 3 hereof.

           "Eurodollar Lending Office" shall mean, for any Lender, the branch or Affiliate of such Lender designated as the Eurodollar Lending Office of such Lender on the signature pages hereto.

           "Eurodollar Rate" shall mean, for any Interest Period for any Eurodollar Advance, an interest rate per annum equal to the offered quotation, if any, to first-class banks in the London (England, U.K.) interbank market by three reference banks selected by the Agent for U.S. Dollar deposits of amounts in funds comparable to the principal amount of such Eurodollar
Advance requested by Borrower for which the Eurodollar Rate is being determined with maturities comparable to the Interest Period for which such Eurodollar Rate will apply as of approximately 11:00 A.M. (London setting time) two (2) Business Days prior to the commencement of such Interest Period, subject, however, to the provisions of Section 5.7 hereof.

           "Eurodollar Rate Margin" shall mean the following, as applicable:

                (A) in the case of principal outstanding under the Revolving Credit Facility, the Revolving Credit Eurodollar Margin; and

                (B) in the case of principal outstanding under the Term Loan Facility and the Acquisition Term Loan Facility, the Term Loan Eurodollar Margin.

           "Event of Default" shall have the meaning set forth in Section
14.1 hereof.

           "Excess Funds" shall have the meaning set forth in Section 5.13 hereof.

           "Excluded Claims" shall have the meaning set forth in Section 5.8(c) hereof.

           "Excluded Properties" shall have the meaning given such term in the definition of Collateral.

           "Excluded Taxes" shall mean franchise taxes, taxes on doing business or taxes measured by capital or net worth of any Lender and taxes upon or determined by reference to any Lender's net income, in each case, imposed:

                (i) by the United States of America or any political subdivision or taxing authority thereof or therein (including, without limitation, branch taxes imposed by the United States or similar taxes imposed by any subdivision thereof);

               (ii) by any jurisdiction in which the Eurodollar Lending Office or other branch of any Lender is located or in which any Lender is organized or has its principal or registered office;

              (iii) by reason of any connection, including, without limitation, a present or former connection, between the jurisdiction imposing such tax and such Lender other than a connection arising solely from this Agreement or any related agreements or any transaction contemplated hereby or thereby; or

               (iv) by reason of the failure of any Lender to provide documentation required to be provided by such Lender pursuant to Section 6.4(b) hereof.

           "Existing Agreement" shall have the meaning set forth in the recitals to this Agreement.

           "Federal Bankruptcy Code" shall mean the United States Bankruptcy Code, 11 U.S.C. Paragraph 101, et seq., in effect as of the date hereof, together with all rules, regulations and interpretations thereunder or related thereto, as amended, modified, supplemented or recodified from time to time.

           "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

           "First Offer Rights" shall mean (i) AWG's right of first offer with respect to the stores owned or operated by Borrower listed on Exhibit B to the Supply Agreement, as such agreement may be amended from time to time, and
(ii) any public recordation of such first offer rights, provided that any such public recordation shall be terminable from time to time as set forth in
Section 7(f) of the Supply Agreement.

           "Fiscal Quarter" shall mean, with respect to the Companies and with respect to each of the first three (3) "Fiscal Quarters" of each Fiscal Year, a period of twelve (12) consecutive weeks, beginning on the first day after the last day of the preceding Fiscal Year of Borrower and ending on the Saturday on or closest to the next Fiscal Quarter; and with respect to the fourth and last "Fiscal Quarter" of each Fiscal Year, a period of sixteen
(16) or seventeen (17) weeks, as the case may be, beginning on the first day after the last day of the third Fiscal Quarter of each Fiscal Year. The fourth Fiscal Quarter for the Companies' Fiscal Year 1998 began September 13, 1998.

           "Fiscal Year" shall mean, with respect to the Companies, a period of fifty-two (52) or fifty-three (53) consecutive weeks beginning on the first day after the last day of the preceding "Fiscal Year" of and ending on the Saturday on or closest to the next December 31, beginning with the fifty-two
(52)-week period ending January 2, 1999.

           "Floating Rate" shall mean a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the sum of (i) the Base Rate plus (ii) the following, as applicable:

           (A) in the case of principal outstanding under the Revolving Loan, the Revolving Credit Base Rate Margin; and

           (B) in the case of principal outstanding under either the Term Loan or the Acquisition Term Loan, the Term Loan Base Rate Margin.

           "Foreign Lender" shall have the meaning set forth in Section 6.4(b) hereof.

           "Funded Debt" of any Person shall mean:

                (a) all Indebtedness for Borrowed Money of such Person;

                (b)  Capitalized Lease Obligations of such Person;

                (c) notes payable and drafts accepted representing extensions of credit of such Person whether or not representing obligations for borrowed money (other than any balance that constitutes an accrued expense or trade payable);

                (d) any obligation owed by such Person for all or any part of the deferred purchase price of property or services that have been rendered, which purchase price is (y) due more than one year from the date of incurrence of the obligation in respect thereof, or (z) evidenced by a note or similar written instrument, in each case except any such obligation that constitutes an accrued expense or trade payable;

                (e) all indebtedness of such Person secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person;

                (f) all reimbursement obligations and other liabilities of such Person with respect to letters of credit issued for such Person's account; and

                (g) the guarantee or joint obligation of that Person of items described in any of clauses (a) through (f) above guaranteed by such Person;

                     provided, however, in the case of any of the foregoing items (a) through (f), the term "Funded Debt" shall include any such item only to the extent such item would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP.

           "Funded Debt-to-EBITDA Ratio" shall mean, for any Fiscal Quarter of the Companies, the ratio obtained by dividing (a) the Funded Debt of the Parent and its Subsidiaries on a consolidated basis as of the last day of such Fiscal Quarter, by (b) the aggregate amount of EBITDA of the Parent and its Subsidiaries on a consolidated basis for the four (4) Fiscal Quarter periods ending at the end of such Fiscal Quarter.

           "GAAP" shall have the meaning specified in Section 1.4 hereof.

           "Gross Proceeds" shall mean, as to any transaction, an amount equal to the Net Proceeds, calculated, however, without the deductions set forth in clauses (A) and (C) of clause (i) of the definition of Net Proceeds.

           "Guarantor" shall mean, at any time, the Parent and each of Borrower's present or future Subsidiaries.

            "Guaranty" shall mean any guaranty executed and delivered pursuant to Section 8.5 hereof, as each may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

            "Hazardous Material" shall mean any pollutant, contaminant, chemical, or industrial or hazardous, toxic or dangerous waste, substance or material, defined or regulated as such in (or for purposes of) any Environmental Law and any other toxic, reactive, or flammable chemicals, including (without limitation) any asbestos, any petroleum (including crude oil or any fraction), any radioactive substance and any polychlorinated biphenyls; provided, in the event that any Environmental Law is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided, further, to the extent that the applicable laws of any state establish a meaning for "hazardous material," "hazardous substance," "hazardous waste," "solid waste" or "toxic substance" which is broader than that specified in any Environmental Law, such broader meaning shall apply.

           "Hedge Agreement" shall have the meaning specified in clause (e) of the definition of Indebtedness.

           "Indebtedness" of any Person shall mean all items which, in accordance with GAAP, would be included in determining total liabilities of such Person as shown on the liability side of a balance sheet as at the date Indebtedness of such Person is to be determined and, in any event, shall include (without limitation and without duplication):

                (a)  all Indebtedness for Borrowed Money of such Person;

                (b) any liability of such Person secured by any Lien on property owned or acquired by such Person, whether or not such liability shall have been assumed;

                (c)  all Contingent Obligations of such Person;

                (d) letters of credit and all obligations of such Person relating thereto; and

                (e) all obligations (other than obligations to pay fees in connection therewith) of such Person in respect of interest rate swap agreements, currency swap agreements and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange rates (each, a "Hedge Agreement").

           "Indebtedness for Borrowed Money" of any Person shall mean all Indebtedness for borrowed money or evidenced by notes, bonds, debentures or similar evidences of Indebtedness of such Person, all obligations of such Person for the deferred and unpaid purchase price of any property, service or business (other than trade accounts payable and similar current accrued liabilities incurred in the ordinary course of business and constituting Current Liabilities), and all obligations of such Person under Capitalized Lease Obligations.

          "Indemnified Party" shall have the meaning set forth in Section 5.8(c) hereof.

          "Indenture" shall mean the indenture dated as of August 2, 1996 (as originally in effect or as amended in accordance with the terms of such agreement) among Borrower, as issuer, Parent, as guarantor, and the Trustee, pursuant to which Borrower's 10% Senior Subordinated Notes due 2003 were issued (collectively, the "Subordinated Notes").

          "Interest Payment Date" shall mean, with respect to each Eurodollar Advance, the last day of the Interest Period for such Eurodollar Advance; provided, however, that with respect to each Interest Period for any Eurodollar Advance of a duration of three or more months, the Interest Payment Date with respect to such Eurodollar Advance shall include, in addition to the last day of such Interest Period, each day which occurs every three months after the initial date of such Interest Period.

          "Interest Period" shall mean, with respect to each Eurodollar Advance, initially, the period commencing on, as the case may be, the borrowing or conversion date with respect to such Eurodollar Advance and ending one, two, three or six months thereafter, as selected by Borrower;
and thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Advance and ending one, two, three or six months thereafter, as selected by Borrower; provided, however, that no Interest Period may be selected for a Eurodollar Advance which expires later than the Maturity Date; and provided, further, that any Interest Period in respect of a Eurodollar Advance which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the foregoing proviso, end on the last Business Day of a calendar month. Notwithstanding the above, all Interest Periods shall be adjusted in accordance with Section 16.11 hereof.

           "Inventory" of any Person shall mean any and all inventory, raw materials, work-in-process and finished products of such Person, now or hereafter acquired, intended for sale or lease or to be furnished under contracts of service in the ordinary course of business of such Person, of every kind and description.

           "Investment" shall have the meaning set forth in Section 13.4 hereof.

           "Issuing Lender" shall have the meaning set forth in Section 7.1 hereof.

           "Lease" shall mean each lease or sublease of real property existing on the Closing Date under which Parent, Borrower or any of its Subsidiaries is the lessee or sublessee and each future lease or sublease of real property under which Borrower or any of its Subsidiaries is the lessee or sublessee.

           "Lender" and "Lenders" shall have the meanings set forth in the preamble to this Agreement.

           "Lender Debt" shall mean and include all Advances and all other Indebtedness owing at any time by Borrower, any one or more of its Subsidiaries or any other Credit Party to Agent or any one or more of Lenders (including, without limitation, all principal and interest, Letter of Credit reimbursement obligations, fees, indemnities, costs, charges and other amounts payable under the Letter of Credit Agreements or in respect of the Letters of Credit or under any of the other Loan Documents), arising under or in connection with this Agreement, the Notes, any Security Document, any of the other Loan Documents, or any Guaranty in favor of the Agent or any one or more of the Lenders, in each instance, whether absolute or contingent, secured or unsecured, due or not, and whether arising by operation of law or otherwise, and all interest and other charges thereon.

           "Letter of Credit" shall have the meaning set forth in the preamble to this Agreement, and any extension, modification, amendment, renewal or replacement thereof.

           "Letter of Credit Agreement" shall mean an application and agreement, as amended, modified or supplemented from time to time, with respect to the issuance and reimbursement of and otherwise with respect to a Letter of Credit, in form and substance satisfactory to the Agent.

           "Letter of Credit Cash Collateral" shall mean cash deposited by Borrower with the Agent to secure obligations of Borrower under Letters of Credit (contingent or otherwise) pursuant to agreements in form and substance satisfactory to the Agent.

           "Letter of Credit Fee" shall mean 1.25% per annum.

           "Letter of Credit Sublimit" shall mean the lesser of (i) Twelve Million Dollars ($12,000,000), and (ii) the Borrowing
Base.

           "Letter of Credit Usage" shall mean, at any time, (i) the aggregate undrawn amount at such time of all outstanding Letters of Credit, plus (ii) the aggregate amount of unreimbursed drawings at such time under Letters of Credit.

           "Lien" shall mean any lien, mortgage, pledge, security interest or other type of charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor, any lien in favor of a landlord (whether or not perfected and whether or not notice of any such lien has been filed) and any easement, right of way or other encumbrance on title to real property and any financing statement filed in respect of any of the foregoing. For the purposes of this Agreement, a Credit Party shall be deemed to be the owner of any property which it has placed in trust for the benefit of the holder of Indebtedness of such Credit Party which Indebtedness is deemed to be extinguished under GAAP but for which such Credit Party remains legally liable, and such trust shall be deemed to be a Lien.

            "Loan Documents" shall mean, collectively, the Agreement, each Security Document, each Mortgage, each Guaranty, the Notes, each Letter of Credit Agreement, each Borrower's Certificate, each Borrowing Base Certificate, each Landlord's Certificate, each Collection Account Agreement, each Concentration Account Agreement, each Lock-Box Agreement, each Pharmaceutical Collection Account Agreement, and each other document or instrument delivered to the Agent or any Lender by any Credit Party pursuant to or in connection with the Existing Agreement or the Original Agreement or now or hereafter delivered to the Agent or any Lender by any Credit Party pursuant to or in connection herewith or therewith and as each of the same are further amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

           "Local Bank Special Account" shall have the meaning set forth in
Section 12.17(c) hereof.

           "Lock-Box Account" means an account maintained for the purpose of receiving all cash collections and other cash proceeds of Pledged Accounts.

           "Lock-Box Agreement" means an agreement in substantially the form of Exhibit 1.1 hereto.

           "Material Adverse Effect" shall mean a material adverse effect on
(i) the business, assets, prospects, operations or financial or other condition of Parent, Borrower and Borrower's Subsidiaries, taken as a whole,
(ii) Borrower's ability to pay the Lender Debt in accordance with the terms hereof, (iii) the Collateral, or (iv) the Agent's Liens on the Collateral or the priority of any such Lien.

           "Maturity Date" shall mean August 2, 2002.

           "Maximum Lawful Rate" shall have the meaning set forth in Section 5.16(a) hereof.

           "Maximum Permissible Rate" shall have the meaning set forth in
Section 5.16(b) hereof.

           "Medicare/Medicaid Account Debtor" shall mean the following Persons who are or may become obligated for payment of any Pharmaceutical Receivables:
(a) the United States of America acting under the Medicare Program established pursuant to the Social Security Act, (b) any State acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act, or (c) any agent for any of the foregoing.

           "Membership Sign-Up Documents" shall mean (a) the Application for Membership by Homeland Stores, Inc., between Borrower and AWG and (b) the
Stock Power of Attorney granted to AWG by Borrower with respect to the AWG Membership Stock owned by Borrower.

           "Mortgages" shall have the meaning specified in Section 8.2(a) hereof.

           "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any of the Credit Parties or any ERISA Affiliate contributes.

           "Net Amount of Eligible Coupons" shall have the meaning set forth in the definition of Eligible Coupons.

           "Net Amount of Eligible Inventory" shall have the meaning set forth in the definition of Eligible Inventory.

           "Net Amount of Eligible Pharmaceutical Inventory" shall have the meaning set forth in the definition of Eligible Pharmaceutical Inventory.

           "Net Amount of Eligible Pharmaceutical Receivables" shall have the meaning set forth in the definition of Eligible Pharmaceutical Receivables.

           "Net Amount of Eligible Real Property" shall have the meaning set forth in the definition of Eligible Real Property.

           "Net Amount of Eligible Vendor Receivables" shall have the meaning set forth in the definition of Eligible Vendor Receivables.

           "Net Capital Expenditures" shall mean for any period, the Capital Expenditures made by Borrower and its Subsidiaries in such period, less net cash proceeds from the sale of Excluded Properties.

           "Net Proceeds" shall mean, with respect to any transaction,

           (a) cash (freely convertible into U.S. dollars) received by any Credit Party from such transaction (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such transaction), after

               (i) provision for all income, title, recording or other taxes measured by or resulting from such transaction after taking into account all available deductions and credits,

              (ii) payment of all brokerage commissions, reasonable investment banking and legal fees and other fees and expenses related to such transaction,

             (iii) deduction of appropriate amounts to be provided by such Credit Party as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such transaction and retained by such Credit Party after such transaction, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such transaction,

                (iv) amounts paid to satisfy Indebtedness (other than the Lender Debt and Subordinated Notes) which are required to be repaid in connection with any such transaction, and

                 (v) so long as no Default or Event of Default is continuing, payment of trade payables incurred as a result of the purchase of Inventory sold in connection with such transaction; and

          (b) promissory notes received by such Credit Party from such transaction or such other disposition upon the liquidation or conversion of such notes into cash.

          "Note" and "Notes" shall mean the Revolving Notes, the Term Notes, and the Acquisition Term Notes.

          "Original Agreement" shall mean that certain Amended and Restated Revolving Credit Agreement, dated as of April 21, 1995, by and among Borrower, Parent, NBC, Heller, and NBC as agent.

          "Overadvance" shall have the meaning set forth in Section 2.2(c) hereof.

          "Parent" shall have the meaning set forth in the preamble hereto.

          "Parent Case" shall mean the Chapter 11 case of Parent under the Federal Bankruptcy Code captioned In re: Homeland Holding Corporation, Case No. 96-748-PJW (Chapter 11) in the Bankruptcy Court.

          "Payment Office" shall have the meaning set forth in Section 2.4(c) hereof.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereof under ERISA.

          "Pension Benefit Plan" shall mean an "employee pension benefit plan" as defined in Section 3(2) of ERISA which is maintained for employees of any of the Credit Parties or any ERISA Affiliate, other than a Multiemployer Plan.

          "Permitted Acquisition" shall mean any Investment in assets or properties (exclusive of stock, securities or Indebtedness of a Person, other than Indebtedness incurred as the result of a Permitted Acquisition) that:

          (a) constitute a food retailing business that carries a mix of grocery, meat, produce, household goods, and variety products, and may contain specialty departments, such as a pharmacy;

          (b) constitute in purchase price no more than Two Million Five Hundred Thousand Dollars ($2,500,000.00);

          (c) have a purchase price which does not exceed six (6) times the pro forma EBITDA attributable to the Investment under consideration for qualification as a Permitted Acquisition, as calculated for the thirteen
     (13) Calendar Months immediately following the proposed date of consummation of such Investment; and

          (d) would cause, after giving effect to the proposed terms hereof, no Default under this Agreement; and

          (e) with respect to Permitted Acquisitions involving a purchase price of $2,500,000 or more, have been approved in writing by the Agent and the Required Lenders.

          "Permitted Transaction" shall mean:

          (a)  payments on behalf of Parent and SLB Marketing, Inc.:

               (i) to pay reasonable and necessary operating costs and taxes incurred in the ordinary course of business including, without limitation,

                    (1) the execution, delivery and performance by Parent or Borrower of indemnification and contribution agreements in favor of each Person who becomes a director of Parent, Borrower or any of their respective Subsidiaries in respect of liabilities

                         (A) arising under the Securities Act, the Securities Exchange Act, and any other applicable securities laws or otherwise in connection with any offering of securities by Parent, Borrower or any of their respective Subsidiaries,

                         (B) incurred to third parties for any action or failure to act of Parent, Borrower or any of their Subsidiaries or successors,

                         (C) arising out of the fact that any indemnitee was or is a director of Holding, Borrower, or any of their respective Subsidiaries, or is or was serving at the request of any such corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or

                         (D) to the fullest extent permitted by Delaware law, out of any breach or alleged breach by such an indemnitee of his or her fiduciary duty as a director of Parent, Borrower or any of their respective Subsidiaries,

                    (2) loans and advances to officers and directors of Parent, Borrower or any of their respective Subsidiaries (or employees thereof, if approved by an officer of Borrower) existing on the Closing Date and set forth on Schedule 1.1(B) hereto or made in the ordinary course of business for reasonable travel, entertainment and relocation expenses, or

                    (3) customary compensation and severance arrangements with officers, directors, and employees of Parent, and

               (ii) to permit Parent to cover its expenses (including all reasonable professional fees and expenses) incurred in connection with (1) so long as no Default or Event of Default in payment of principal of or interest on Lender Debt has occurred and is continuing, public offerings of its equity securities or debt permitted by the Indenture, and its obligations to register securities with the Securities and Exchange Commission (and any government agency succeeding to its functions) and similar state agencies, or (2) to comply with its reporting obligations under the federal and state securities laws; and

          (b) payments to any Affiliate of reasonable fees and reasonable expenses incurred by any such Affiliate in connection with its performance of services to Parent, Borrower and their respective Subsidiaries.

          "Person" shall mean an individual, a corporation, an association, a joint stock company, a business trust, a partnership, a trust, a joint venture, an unincorporated organization or other entity, or a government or any agency or political subdivision thereof.

          "Pharmaceutical Collection Account" shall mean a deposit account of Borrower, established pursuant to Section 9.18(e) hereof, into which only cash proceeds of Pharmaceutical Receivables shall be deposited, all amounts deposited in which and all claims arising under which have been pledged to the Agent for the benefit of the Agent and the Lenders pursuant to a Pharmaceutical Collection Account Agreement; provided, however, that Borrower shall have access to such account.

          "Pharmaceutical Collection Account Agreement" shall have the meaning set forth in Section 9.18(e) hereof.

          "Pharmaceutical Inventory" of any Person shall mean any and all inventory and stock of prescription products, now or hereafter acquired, intended for sale or lease or to be furnish under contracts of service in the ordinary course of business of such Person, of every kind and description.

          "Pharmaceutical Receivables" shall mean and include all accounts, contract rights, instruments, documents, chattel paper and general intangibles, whether secured or unsecured, now existing and hereafter created, of the Credit Parties, whether or not specifically sold or assigned to the Agent or the Lenders, and arising form a sale or other disposition of Pharmaceutical Inventory by Borrower in the ordinary course of Borrower's business including, without limitation, all rights to receive payments from Third Party Payors and Medicare/Medicaid Account Debtors and any and all contracts related to payment by such Third Party Payors and Medicare/Medicaid Account Debtors.

          "Pledged Accounts" shall have the meaning set forth in Section 8.1
(a) hereof.

          "Processing Agent" shall mean International Data, L.L.C., an Indiana limited liability company, Borrower's agent for processing of Coupons pursuant to the terms of the Processing Agreement and any successor agent for processing of coupons that is approved by the Lenders and that has entered into a coupon processing service agreement acceptable to Lenders.

          "Processing Agreement" shall mean that certain Coupon Processing Service Agreement (Cash Advance Program) dated as of September 18, 1995, between the Processing Agent and Borrower, as amended, modified, supplemented or restated from time to time.

          "Pro rata" shall mean, with respect to each Lender, a percentage equal to the ratio that (x) the sum of the Revolving Commitment, the Term Commitment, and the Acquisition Term Commitment of such Lender bears (y) to the sum of the Revolving Credit Facility Commitment, the Term Loan Facility Commitment, and the Acquisition Term Loan Facility Commitment.

          "Quarterly Amortization Amount" shall have the meaning set forth in
Section 4.7(b) hereof.

          "Real Property" shall have the meaning set forth in the definition of Collateral.

          "Receivables" shall mean and include all accounts, contract rights, instruments, documents, chattel paper and general intangibles, whether secured or unsecured, now existing or hereafter created, of the Credit Parties, and whether or not specifically sold or assigned to the Agent or the Lenders.

          "Records and Other Property" shall have the meaning set forth in
Section 8.1(a) hereof.

          "Regulation D" shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Release" shall mean any releasing, spilling, escaping, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping. The meaning of the term shall also include any threatened Release.

          "Reorganization Costs" shall mean the sum of the following:

          (a) legal, professional and bank facility fees associated with the reorganization of the Companies incurred in connection with the Bankruptcy Proceedings,

          (b) severance expenses for the Employee Buyout Offer not to exceed $6,600,000,

          (c) expenses, up to $750,000, in the aggregate, paid to establish the Health and Welfare Benefit Plan, as described in section XIV(B) of the Disclosure Statement,

          (d) expenses incurred in discontinuing operations at Borrower's stores numbered 488 and 602, not to exceed $1,806,250 in the aggregate, of which total, the cash expenses will not exceed $400,000 and the non-cash expenses will not exceed $1,406,250, and

          (e) to the extent actually incurred and not reimbursed from any source, the net transition expenses incurred in connection with termination of Borrower's prior Health and Welfare Benefit Plan, such expenses not to exceed, in the aggregate, $900,000.

          "Reportable Event" shall mean any reportable event described in
Section 4043(b) of ERISA or the regulations thereunder, as to which the PBGC has not by regulation waived the notice requirement of Section 4043(a) of ERISA.

          "Required Lenders" shall mean, at any time, Lenders having more than sixty-six and two-thirds percent (66 2/3%) of the sum of (a) the aggregate outstanding principal balance of the Revolving Loan, (b) the Letter of Credit Usage (which shall be deemed to be held by the Lenders in accordance with their exposure under Section 16.18 hereof), (c) the aggregate outstanding principal balance of the Term Loan, (d) the aggregate amount of unutilized Revolving Commitments of the Lenders, and (e) the aggregate outstanding principal balance of the Acquisition Term Loan, in each case, at such time.

          "Revolving Commitment", as to any Lender, shall have the meaning set forth in Section 2.2(b) hereof. For purposes of Sections 5.5, 5.8 and
7.4 hereof, the Revolving Commitment of any Lender shall include the participation interest of such Lender in Letters of Credit as provided in
Section 16.18 hereof.

          "Revolving Credit Advance" shall have the meaning set forth in
Section 2.1(a) hereof.

          "Revolving Credit Base Rate Margin" shall mean one-quarter percent (0.25%).

          "Revolving Credit Eurodollar Margin" shall mean two and one-quarter percent (2.25%).

          "Revolving Credit Facility Commitment" shall mean Thirty-Two Million Dollars ($32,000,000).

          "Revolving Loan" shall have the meaning set forth in Section 2.1(a) hereof.

          "Revolving Loan Borrowing Limit" shall have the meaning set forth in Section 2.2(a) hereof.

          "Revolving Note" and "Revolving Notes" shall have the meanings set forth in Section 2.3(a) hereof.

          "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

          "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

          "Security Agreement" shall have the meaning specified in Section 8.1(a) hereof.

          "Security Documents" shall have the meaning specified in Section 8.1(a) hereof.

          "Settlement Date" shall have the meaning set forth in Section 2.4(c).

          "Settlement Notice" shall have the meaning set forth in Section
2.4(c).

          "Sight Draft Special Account" shall have the meaning set forth in
Section 12.17(c) hereof.

          "Solvent" and "Solvency" shall mean, with respect to any Person on a particular date, that on such date,

          (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person; and

          (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; and

          (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and

          (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital.

          "Special Account" shall have the meaning set forth in Section 12.17
(c) hereof.

          "Store Deposit" shall have the meaning set forth in Section 12.17(c) hereof.

          "Subordinated Note Documents" shall mean the Indenture and each instrument, document and agreement evidencing, securing, creating, guaranteeing or governing the Indebtedness evidenced by the Subordinated Notes or entered into in connection therewith, in each case as originally in effect or as amended in accordance with the terms of this Agreement.

          "Subordinated Notes" shall have the meaning specified in the definition of the term "Indenture".

          "Subsidiary" of any Person shall mean (i) any corporation of which more than fifty percent (50%) of the issued and outstanding securities having ordinary voting power for the election of directors is owned or controlled, directly or indirectly, by such Person and/or one or more of its Subsidiaries, and (ii) any partnership in which a Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

          "Supply Agreement" shall mean the Supply Agreement, dated as of April 21, 1995, by and between AWG and Borrower, as amended by that certain First Amendment to Supply Agreement, dated effective as of August 2, 1996.

          "1996 Term Loan" shall have the meaning set forth in Section 3.1 hereof.

          "Term Commitment", as to any Lender, shall have the meaning set forth in Section 3.2(b) hereof.

          "Term Loan Facility Commitment" shall mean Seven Million Nine Hundred Sixteen Thousand Six Hundred Six and 67/100 Dollars ($7,916,606.67).

          "Term Loan" shall have the meaning set forth in Section 3.1(a) hereof.

          "Term Loan Advance" shall have the meaning set forth in Section 3.1
(a) hereof.

          "Term Loan Base Rate Margin" shall mean one-half percent (0.50%).

          "Term Loan Eurodollar Margin" shall mean two and three-quarters percent (2.75%).

          "Term Note" and "Term Notes" shall have the meanings set forth in
Section 3.3(a) hereof.

          "Total Commitment" shall mean the total amount available to Borrower under the Revolving Credit Facility Commitment, the Term Loan Facility Commitment, and the Acquisition Term Loan Facility Commitment.

          "Third Party Payor" shall mean any insurance company third-party payor or managed care payor that makes payment for the provision of goods or services related to medical treatment provided to an individual, including, but not limited to, any commercial payor, hospital or pharmacy.

          "Trustee" shall mean Fleet National Bank, as trustee under the Indenture, and any successor trustee appointed pursuant to the applicable provisions of the Indenture.

          "UCC" shall mean the Uniform Commercial Code (or any successor statute) of the State of New York or of any other state the laws of which are required by Section 9-103 of the UCC of New York to be applied in connection with the perfection of a security interest in favor of the Agent hereunder or under any Security Document.

          "U.S. Dollars" and "$" shall mean lawful currency of the United States of America.

          "Use Restrictions" shall mean (a) Borrower's agreement under Section 8(b) of the Supply Agreement to dedicate (to the extent of its interest therein (including leasehold interests)) certain real property and the improvements thereon to the exclusive use of a retail grocery facility (including all activities which from time to time are commonly associated with the operation of a grocery facility) which is owned by a retail member of AWG, and (b) any public recordations of such agreement, provided that any such public recordation shall be terminable from time to time as set forth in Section 8(b) of the Supply Agreement.

          "Vendor Inventory" of any Person shall mean any and all Inventory and stock supplied by an independent, third-party vendor to Borrower or to a supplier (e.g., AWG) of Borrower, intended for sale or lease or to be furnished under contracts of service in the ordinary course of business of such Person, of every kind and description.

          "Vendor Offset Agreement" shall mean a vendor offset agreement substantially in the form of Exhibit 1.1 (a) hereto (with such modifications as are acceptable to the Agent and as amended, modified or supplemented from time to time).

          "Vendor Rebate Agreement" shall mean any written agreement or written commitment pursuant to which an independent, third-party vendor to Borrower or to a supplier (e.g., AWG) of Borrower becomes obligated to pay to Borrower funds in connection with product rebates, promotional discounts, advertising incentives and other marketing arrangements.

          "Vendor Receivables" shall mean and include all accounts, contract rights (including rebates, promotional discounts and incentives), instruments, documents, chattel paper and general intangibles, whether secured or unsecured, now existing and hereafter created, of the Credit Parties, whether or not specifically sold or assigned to the Agent or the Lenders, and arising from a sale or other disposition of Vendor Inventory by Borrower or from cooperative advertising services provided by the Borrower in the ordinary course of Borrower's business, which is payable to Borrower by an independent, third-party vendor to either Borrower or a supplier (e.g., AWG) of Borrower, pursuant to the terms of a Vendor Rebate Agreement.

          "Written Notice" and "in writing" shall mean any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

          SEC. 1.2. TERMS DEFINED IN THE UNIFORM COMMERCIAL CODE. Each term defined in the UCC of the State of New York and used herein shall have the meaning given therein unless otherwise defined herein.

          SEC. 1.3. COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" shall mean "from and including" and the words "to" and "until" each shall mean "to but excluding."

          SEC. 1.4. ACCOUNTING TERMS. (a) All accounting terms not specifically defined herein shall be construed, as to a specified Person, in accordance with generally accepted accounting principles in the United States, consistent with those applied in the preparation of the financial statements of such Person ("GAAP").

          (b) If any change in accounting principles from those used in the preparation of any financial statements previously delivered to Lenders under the Existing Agreement are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), Borrower shall cause its independent auditors promptly to report such change and the effect thereof on Borrower (and Parent) and its financial reporting to the Agent in writing. If Parent and Borrower do not adopt such change and the Agent determines that such change is material to the Parent, Borrower and their Subsidiaries and requests that Parent, Borrower and their respective Subsidiaries adopt such change, then Parent, Borrower and their Subsidiaries shall adopt such change (but not prior to the date that such Credit Party is required to adopt such change by such authorities). If such change results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found in any Loan Document, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating a Credit Party's financial condition and results of operations shall be the same after such change as if such change had not been made.

           SEC. 1.5. OTHER PROVISIONS REGARDING DEFINITIONS. (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

           (b) The terms defined in this Section 1, unless the context requires otherwise, will have the meanings applied to them in this Section 1, references to an "Exhibit," "exhibit," "Schedule" or "schedule" are, unless otherwise specified, to one of the exhibits or schedules attached to this Agreement and references to a "section" or "Section" are, unless otherwise specified, to one of the sections of this Agreement.

           (c)  The term "or" is not exclusive.

           SECTION 2.  AMOUNT AND TERMS OF REVOLVING CREDIT FACILITY.

           SEC. 2.1. REVOLVING CREDIT FACILITY ADVANCES. (a) Each of the Lenders severally, but not jointly, agrees to lend to Borrower, subject to and upon the terms and conditions herein set forth, at any time or from time to time on or after the Closing Date and before the Maturity Date, such Lender's pro rata share of such amounts as may be requested or be deemed requested by Borrower in accordance with the terms of this Agreement (each such borrowing, a "Revolving Credit Advance" and the outstanding principal balance of all Revolving Credit Advances from time to time, the "Revolving Loan"), subject to the limitations contained in Section 2.2 hereof.

           (b) Each Revolving Credit Advance shall be made on the date specified in the Written Notice or telephonic notice confirmed in writing as described in Section 2.4; provided, however, that if Borrower shall be deemed to request a Revolving Credit Advance under Section 7.1(c) hereof, no notice of a borrowing shall be necessary and such Advance shall be in an amount equal to the reimbursement obligation of Borrower for the drawing made under the Letter of Credit for which such Advance is deemed requested.

           SEC. 2.2. REVOLVING CREDIT FACILITY COMMITMENT AND REVOLVING LOAN BORROWING LIMIT. (a) The aggregate unpaid principal amount of the Revolving Credit Advances outstanding at any time shall not exceed an amount equal to the least of (i) the Revolving Credit Facility Commitment minus the Letter of Credit Usage at such time (after giving effect to any concurrent reimbursement of a Letter of Credit with the proceeds of an Advance pursuant to Section 7.1
(c) hereof), and (ii) the Borrowing Base as of such time minus the Letter of Credit Usage at such time (after giving effect to any concurrent reimbursement of a Letter of Credit with the proceeds of an Advance pursuant to Section 7.1
(c) hereof), and (iii) the amount that would be permitted under the Indenture; pursuant to the definition of "Permitted Indebtedness," as defined in the Indenture, (the least of (i), (ii) and (iii) being the "Revolving Loan Borrowing Limit").

           (b) Subject to the limitations of Sections 2 and 5 hereof, Borrower may borrow, repay and reborrow the Revolving Loan. The portion of the Revolving Loan to be funded by each Lender shall not exceed in aggregate principal amount at any one time outstanding, and no Lender shall have any obligation to make its pro rata share of the Revolving Loan outstanding at any one time in the aggregate in excess of, the revolving commitment amount set forth opposite such Lender's name on Schedule 1.1(A) hereto for the Revolving Credit Facility Commitment (for each Lender, its "Revolving Commitment").

           (c) Insofar as Borrower may request and Lenders may be willing at their option to make Revolving Credit Advances to Borrower at a time when the aggregate unpaid principal amount of the Revolving Credit Advances exceeds, or would exceed with the making of any such Revolving Credit Advance, the Borrowing Base minus the Letter of Credit Usage at such time (but not exceed the Revolving Credit Facility Commitment minus the Letter of Credit Usage at such time) by no more than ten percent (10%) of the Borrowing Base minus the Letter of Credit Usage (any such Advance or Advances being herein referred to individually as an "Overadvance" and collectively as "Overadvances"), Agent may, at its option, make such Overadvance or Overadvances. All Overadvances shall be secured by the Collateral and shall bear interest at an annual rate equal to the lesser of (i) the rate then applicable to such Revolving Credit Advance, plus one percent (1%), or (ii) the Maximum Lawful Rate. The principal amount of all Overadvances shall be paid on demand, and interest thereon shall be paid as provided in Section 2.6 hereof.

           SEC. 2.3. REVOLVING NOTES. (a) The pro rata portion of the Revolving Credit Advances made by each Lender to Borrower shall be evidenced by, and be repayable with interest in accordance with the terms of, a promissory note issued by Borrower, in each case payable to the order of such Lender, and in the maximum principal amount of such Lender's Revolving Commitment, in the form of Exhibit 2.3 hereto (together with any replacement, modification, renewal or substitution thereof, individually, a "Revolving Note" and collectively, the "Revolving Notes").

           (b) Each Revolving Note shall be dated the Closing Date and be duly completed, executed and delivered by Borrower.

           (c) Each Lender shall endorse that portion of the amount of each Revolving Credit Advance which it has made to Borrower and the amount of each payment or prepayment of principal thereon in the appropriate space on the grid sheet attached to its Revolving Note (or so note the same in its records); provided, however, that the failure of any Lender to make any such endorsement or recordation shall not in any manner affect the obligation of Borrower to repay to such Lender the portion of the Revolving Credit Advance advanced by such Lender under the Revolving Note held by such Lender. Any such endorsement or recordation shall represent conclusive evidence of the date and amount of such Lender's pro rata share of any Revolving Credit Advance or payment or prepayment of principal thereon, absent manifest error.

           (d) Each of the Revolving Notes shall mature on the Maturity Date (or earlier as hereinafter provided), and shall be subject to payment and prepayment as provided in Sections 2 and 5 hereof.

           SEC. 2.4. NOTICE OF BORROWING; BORROWER'S CERTIFICATE. (a) Except as provided in Section 7.1(c) hereof, whenever Borrower desires to make a borrowing of a Revolving Credit Advance, it shall give the Agent, at its address designated in Section 16.4 hereof, prior Written Notice or telephonic notice from an Authorized Representative confirmed promptly in writing (which notice shall be irrevocable) of its desire to make a borrowing of a Revolving Credit Advance (i) not later than 12:00 noon (New York time) on the proposed borrowing date of each Revolving Credit Advance that is a Base Rate Advance, and (ii) not later than 11:00 a.m. (New York time) three (3) Business Days prior to the proposed borrowing date of each Revolving Credit Advance that is a Eurodollar Advance. Each notice of borrowing under this Section 2.4 shall be substantially in the form of Exhibit 2.4 hereto (each, together with each Written Notice delivered under Section 7.1(a) hereto, a "Borrower's Certificate"), shall be dated the date of such notice (which notice shall be deemed repeated on the date of such borrowing), and specify the date on which Borrower desires to make a borrowing of a Revolving Credit Advance (which in each instance shall be a Business Day), the amount of such borrowing, whether such borrowing shall be a Base Rate Advance or a Eurodollar Advance or a combination thereof, and, in the case of the selection of a Eurodollar Advance, the proposed Interest Period therefor, and shall refer to the most recent Borrowing Base Certificate delivered by Borrower to the Agent and each Lender pursuant to Section 12.1(j) hereof, and set forth the Borrowing Base provided therein. If such notice shall be with respect to a borrowing of a Eurodollar Advance but fails to state an applicable Interest Period therefor, then such notice shall be deemed to be a request for a one-month Interest Period. If (x) Borrower shall fail to state in any such notice whether such Revolving Credit Advance shall be a Base Rate Advance or a Eurodollar Advance, or (y) Borrower shall be deemed to have made a borrowing of a Revolving
Credit Advance pursuant to Section 7.1(c) hereof, then Borrower shall be deemed to have selected a Base Rate Advance. Subject to the other provisions of this Agreement, Base Rate Advances and Eurodollar Advances of more than one type may be outstanding at the same time; provided, however, that Eurodollar Advances shall be available for election by Borrower only for (1) advances of $1,000,000 or any integral multiple of $100,000 in excess of $1,000,000 and,
(2) one, two, three and six month interest periods.

           (b) Borrower shall not be permitted to select a borrowing of a Eurodollar Advance in any Borrower's Certificate (i) to the extent such selection would be prohibited by Section 5.1(f), Section 5.6 or Section 5.7 hereof, or (ii) if a Default or an Event of Default shall be in existence as of the date of selection of the applicable Interest Period.

           (c) On or before 12:00 noon (New York time) on Wednesday of each week (or at such other time or on such other day as the Agent determines) prior to the expiration of the Revolving Credit Facility Commitment (or, if any such Wednesday is not a Business Day, the next preceding Business Day (each a "Settlement Date")), Agent shall notify each Lender by telephone (confirmed immediately by Written Notice) of the terms of Revolving Credit Advances outstanding at the time of such notice and the amount of such Lender's pro rata portion of such Revolving Credit Advances (each a "Settlement Notice"). If the Revolving Credit Advances outstanding at the time of such Settlement Notice exceed the Revolving Credit Advances outstanding at the time of the immediately preceding Settlement Notice, then each Lender shall, before 3:00 p.m. (New York time) on such Settlement Date, deposit with Agent the amount of such Lender's pro rata portion of the increase to the Revolving Credit Advances in U.S. dollars in immediately available funds at the office of the Agent located at 125 West 55th, New York, New York 10019 or such other office as the Agent may from time to time direct (the "Payment Office"). If the Revolving Credit Advances at the time of such Settlement Notice are less than the Advances outstanding at the time of the immediately preceding Settlement Notice, then Agent will distribute to each Lender such Lender's pro rata portion of such difference before 3:00 p.m. (New York time) on such Settlement Date.

          (d) Except for Revolving Credit Advances made pursuant to Section 7.1(c) hereof (which Revolving Credit Advances shall be applied to the reimbursement of drawings under the Letter of Credit for which such Revolving Credit Advance was made in accordance with Section 7.1(c) hereof), subject to satisfaction of closing conditions, proceeds of a Revolving Credit Advance received by the Agent shall be made available to Borrower by the Agent at its Payment Office (or such other office of the Agent in New York State as Agent may from time to time specify in writing to the Borrower).

           SEC. 2.5. TERMINATION OF REVOLVING CREDIT FACILITY COMMITMENT. Borrower shall have the right, upon not less than five (5) Business Days' prior Written Notice to the Agent (which shall promptly notify each Lender thereof in writing or by telephone confirmed promptly in writing), to terminate the Revolving Credit Facility Commitment; provided, however, that any such termination of the Revolving Credit Facility Commitment shall be accompanied by prepayment in full of the Revolving Loan then outstanding, the Term Loan then outstanding, and the Acquisition Term Loan then outstanding, together with the payment of any unpaid fees owing with respect to the Revolving Credit Facility Commitment, the Term Loan Facility Commitment, the Acquisition Term Loan Facility Commitment, any fees, premiums, costs and charges required to be paid by Borrower pursuant to Section 5.8 hereof, and accrued interest on the amount so prepaid to the date of such prepayment; provided, further, that Borrower may not cancel the Revolving Credit Facility Commitment while any Letter of Credit Usage is outstanding.

           SEC. 2.6. INTEREST ON REVOLVING LOAN. Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance made to it which is outstanding from time to time in accordance with the terms and conditions of Section 5 hereof.

           SEC. 2.7. PAYMENTS OF PRINCIPAL. Principal on the Revolving Credit Facility shall be due in full at maturity of the Revolving Credit Facility.

           SEC. 2.8. ESTABLISHMENT OF RESERVES. The Agent may at any time and from time to time in its discretion establish reserves against the Receivables or the Inventory of Borrower. The amount of such reserves shall be subtracted from the Borrowing Base when calculating the amount of the Revolving Loan Borrowing Limit. Without limiting the foregoing, the Credit Parties specifically agree that the Agent may establish reserves against the Inventory of Borrower with respect to any leased store location of Borrower that constitutes a Real Property where the Agent has not received a waiver of landlord's lien, substantially in the form and substance of the form of Landlord's Waiver attached as Exhibit 12.20 hereto or such other form as approved by Agent. Borrower specifically acknowledges that the existing landlord's waivers received in conjunction with the Original Agreement are not satisfactory for purposes of satisfying Borrower's obligations under Sections
9.20 or 12.20 of this Agreement, that Agent and Lenders nevertheless shall be entitled to enjoy the benefits of such existing landlord's waivers, and that Agent's and Lenders' enjoyment of the benefits of such existing landlord's waivers shall not constitute approval thereof for purposes of this Section 2.8. The amount of the reserve established as a result of the failure of Agent to receive a Landlord's Waiver will be equal to the amount of rent payable with respect to the applicable store and Real Property for a period of ninety (90) days.

           SECTION 3.  AMOUNT AND TERMS OF TERM LOAN FACILITY.

           SEC. 3.1. TERM LOAN FACILITY. Each of the Lenders severally, but not jointly, agrees to renew, extend and modify the term loan (the "1996 Term Loan") to Borrower, which, under the Existing Agreement, was in the original principal amount of $10,00,000.00, subject to and upon the terms and conditions herein set forth. The amount of the 1996 Term Loan renewed, extended and modified by each Lender shall be equal to such Lender's pro rata share of the 1996 Term Loan (each such borrowing outstanding under the 1996 Term Loan, a "Term Loan Advance", and the outstanding principal balance of all Term Loan Advances from time to time, the "Term Loan"), subject to the limitations contained in Section 3.2 hereof.

           SEC. 3.2  TERM LOAN FACILITY COMMITMENT.

           (a) The amount of the 1996 Term Loan, as renewed, extended and modified under the Term Loan Facility, shall be the Term Loan Facility Commitment.

           (b) The portion of the Term Loan to be renewed, extended and modified by each Lender shall not exceed in aggregate principal amount at any one time outstanding, and no Lender shall have any obligation to renew, extend or modify its pro rata share of the Term Loan outstanding at any one time in the aggregate in excess of, the term loan commitment amount set forth opposite such Lender's name on Schedule 1.1(A) hereto for the Term Loan Facility Commitment (for each Lender its "Term Commitment").

           SEC. 3.3. TERM NOTES. (a) The pro rata portion of the Term Loan Advances renewed, extended and modified by each Lender for the benefit of Borrower shall be evidenced by, and be repayable with interest in accordance with the terms of, a promissory note issued by Borrower, in each case payable to the order of such Lender, and in the maximum principal amount of such Lender's Term Commitment, in the form of Exhibit 3.3 hereto (together with any replacement, modification, renewal or substitution thereof, individually, a "Term Note" and collectively, the "Term Notes").

           (b) Each Term Note shall be dated the Closing Date and be duly completed, executed and delivered by Borrower.

           (c) Each Lender shall endorse that portion of the amount of each Term Loan Advance which it has renewed, extended and modified for the benefit of Borrower and the amount of each payment or prepayment of principal thereon in the appropriate space on the grid sheet attached to its Term Note (or so note the same in its records); provided, however, that the failure of any Lender to make any such endorsement or recordation shall not in any manner affect the obligation of Borrower to repay to such Lender the portion of the Term Loan Advance owed to such Lender under the Term Note held by such Lender. Any such endorsement or recordation shall represent conclusive evidence of the date and amount of such Lender's pro rata share of any Term Loan Advance or payment or prepayment of principal thereon, absent manifest error.

           (d) Each of the Term Notes shall mature on the Maturity Date (or earlier as hereinafter provided), and shall be subject to payment and prepayment as provided in Sections 3 and 6 hereof.

           SEC. 3.4. INTEREST ON TERM LOAN. Borrower shall pay interest on the unpaid principal amount of each Term Loan Advance made to it which is outstanding from time to time in accordance with the terms and conditions of
Section 5 hereof.

           SEC. 3.5. PRINCIPAL PAYMENTS. Principal payments, each in the amount of one twenty-fourth of the original amount used and advanced under the Term Loan (i.e., a six-year amortization, based on quarterly payments), shall be paid on the last day of March, June, September, and December of each calendar year, commencing December 31, 1998.

           SECTION 4.  AMOUNT AND TERMS OF ACQUISITION TERM LOAN
                       FACILITY

           SEC. 4.1. ACQUISITION TERM LOAN FACILITY ADVANCES. (a) Each of the Lenders severally, but not jointly, agrees to lend to Borrower, subject to and upon the terms and conditions herein set forth, at any time or from time to time on or after the Closing Date and before the Maturity Date, such Lender's pro rata share of such amounts as may be requested or be deemed requested by Borrower in accordance with the terms of this Agreement (each such borrowing, an "Acquisition Term Loan Advance" and the outstanding principal balance of all Acquisition Term Loan Advances from time to time, the "Acquisition Term Loan"), subject to the limitations contained in
Section 4.2 hereof.

           (b) An Acquisition Term Loan Advance shall be further characterized as an "Acquisition Term Loan A Advance" if the borrowing is characterized as a funding under the Acquisition Term Loan A, and as an "Acquisition Term Loan B Advance" if the borrowing is characterized as a funding under the Acquisition Term Loan B.

           (c) All Acquisition Term Loan Advances will first be characterized as Acquisition Term Loan A Advances under the Acquisition Term Loan A Facility Commitment until the aggregate amount of Acquisition Term Loan Advances equals the Acquisition Term Loan A Facility Commitment. Thereafter, all Acquisition Term Loan Advances will be characterized as Acquisition Term Loan B Advances under the Acquisition Term Loan B Facility Commitment.

           (d) Each Acquisition Term Loan Advance shall be made on the date specified in the Written Notice or telephonic notice confirmed in writing as described in Section 4.4.

           SEC. 4.2 ACQUISITION TERM LOAN FACILITY COMMITMENT AND ACQUISITION TERM LOAN BORROWING LIMIT.

           (a) The aggregate unpaid principal amount of the Acquisition Term Loan A Advances outstanding at any time shall not exceed an amount equal to the least of (i) the Acquisition Term Loan A Facility Commitment, (ii) the Acquisition Term Loan A Borrowing Base as of such time, minus the principal balance of the Term Loan outstanding at any time and from time to time, and
(iii) the amount that would be permitted under the Indenture, pursuant to the definition of "Permitted Indebtedness," as defined in the Indenture (the least of (i), (ii), and (iii) being the "Acquisition Term Loan A Borrowing Limit").

           (b)  The aggregate unpaid principal amount of the Acquisition
Term Loan B Advances outstanding at any time shall not exceed an amount equal to the least of (i) the Acquisition Term Loan B Facility Commitment, (ii) the Acquisition Term Loan B Borrowing Base as of such time, and (iii) the amount that would be permitted under the Indenture pursuant to the definition of "Permitted Indebtedness," as defined in the Indenture (the least of (i), (ii) and (iii) being the "Acquisition Term Loan B Borrowing Limit").

           (c) Subject to the limitations of Sections 4 and 5 hereof, Borrower may borrow the Acquisition Term Loan. The portion of the Acquisition Term Loan to be funded by each Lender shall not exceed in aggregate principal amount at any one time outstanding, and no Lender shall have any obligation to make its pro rata share of the Acquisition Term Loan outstanding at any one time in the aggregate in excess of, the Acquisition Term Loan Commitment amount set forth opposite such Lender's name on Schedule 1.1(A) hereto for the Acquisition Term Loan Facility Commitment (for each Lender its "Acquisition Term Commitment").

           SEC. 4.3. ACQUISITION TERM NOTES. (a) The pro rata portion of the Acquisition Term Loan Advances made by each Lender to Borrower shall be evidenced by, and be repayable with interest in accordance with the terms of, promissory notes issued by Borrower, in each case payable to the order of such Lender, and in the aggregate maximum principal amount of such Lender's Acquisition Term Commitment, in the form of Exhibit 4.3 hereto (together with any replacement, modification, renewal or substitution thereof, individually, an "Acquisition Term Note" and collectively, the "Acquisition Term Notes").

           (a) Borrower will issue two Acquisition Term Notes to each Lender. One Acquisition Term Note will evidence Borrower's obligation to repay Acquisition Term Loan A Advances; the other Acquisition Term Note will evidence Borrower's obligation to repay Acquisition Term Loan B Advances.

                (i) The pro rata portion of the Acquisition Term Loan A Advances made by each Lender to Borrower shall be evidenced by, and be repayable with interest in accordance with the terms of, an Acquisition Term Note issued by Borrower, in each case payable to the order of such Lender, and in the maximum principal amount of such Lender's Acquisition Term Commitment with respect to Acquisition Term Loan A (together with any replacement, modification, renewal or substitution thereof, individually, an "Acquisition Term Note A" and collectively, the "Acquisition Term Notes A").

               (ii) The pro rata portion of the Acquisition Term Loan B Advances made by each Lender to Borrower shall be evidenced by, and be repayable with interest in accordance with the terms of, an Acquisition Term Note issued by Borrower, in each case payable to the order of such Lender, and in the maximum principal amount of such Lender's Acquisition Term Commitment with respect to Acquisition Term Loan B (together with any replacement, modification, renewal or substitution thereof, individually, an "Acquisition Term B Note" and collectively, the "Acquisition Term B Notes").

           (b) Each Acquisition Term Note shall be dated the Closing Date and be duly completed, executed and delivered by Borrower.

           (c) Each Lender shall endorse that portion of the amount of each Acquisition Term Loan Advance which it has made to Borrower and the amount of each payment or prepayment of principal thereon in the appropriate space on the grid sheet attached to its Acquisition Term Note (or so note the same in its records); provided, however, that the failure of any Lender to make any such endorsement or recordation shall not in any manner affect the obligation of Borrower to repay to such Lender the portion of the Acquisition Term Loan Advance advanced by such Lender under the Acquisition Term Note held by such Lender. Any such endorsement or recordation shall represent conclusive evidence of the date and amount of such Lender's pro rata share of any Acquisition Term Loan Advance or payment or prepayment of principal thereon, absent manifest error.

          (d) Each of the Acquisition Term Notes shall mature on the Maturity Date (or earlier as hereinafter provided), and shall be subject to payment and prepayment as provided in Sections 4 and 6 hereof.

          SEC. 4.4  NOTICE OF BORROWING; BORROWER'S CERTIFICATE.

          (a) Whenever Borrower desires to make a borrowing of an Acquisition Term Loan Advance, it shall give the Agent, at its address designated in
Section 16.4 hereof, prior Written Notice or telephonic notice from an Authorized Representative confirmed promptly in writing (which notice shall be irrevocable) of its desire to make a borrowing of an Acquisition Term Loan Advance not later than fifteen (15) Business Days prior to the proposed borrowing date of each Acquisition Term Loan Advance. Each notice of borrowing under this Section 4.4 shall be substantially in the form of Exhibit
4.4 hereto (each, together with each Written Notice delivered under Section 7.1(a) hereto, a "Borrower's Certificate"), shall be dated the date of such notice (which notice shall be deemed repeated on the date of such borrowing), and specify the date on which Borrower desires to make a borrowing of an Acquisition Term Loan Advance (which in each instance shall be a Business Day), the amount of such borrowing, whether such borrowing shall be a Base Rate Advance or a Eurodollar Advance or a combination thereof, and, in the case of the selection of a Eurodollar Advance, the proposed Interest Period therefor. If such notice shall be with respect to a borrowing of a Eurodollar Advance but fails to state an applicable Interest Period therefor, then such notice shall be deemed to be a request for a one-month Interest Period. If Borrower shall fail to state in any such notice whether such Advance shall be a Base Rate Advance of a Eurodollar Advance, then Borrower shall be deemed to have selected a Base Rate Advance. Subject to the other provisions of this Agreement, Base Rate Advances and Eurodollar Advances of more than one type may be outstanding at the same time; provided, however, that Eurodollar Advances shall be available for election by Borrower only for
(1) advances of $1,000,000 or any integral multiple of $100,000 in excess of $1,000,000, and (2) one, two, three and six month interest periods.

           (b) Borrower shall not be permitted to select a borrowing of a Eurodollar Advance in any Borrower's Certificate (i) to the extent such selection would be prohibited by Section 5.6 or Section 5.7 hereof, or (ii) if a Default or an Event of Default shall be in existence as of the date of selection of the applicable Interest Period.

           (c) Subject to satisfaction of closing conditions, proceeds of an Acquisition Term Loan Advance received by the Agent shall be made available to Borrower by the Agent at its Payment Office (or such other office of the Agent in New York State as Agent may from time to time specify in writing to the Borrower).

           SEC. 4.5  TERMINATION OF ACQUISITION TERM LOAN FACILITY
COMMITMENT.   Borrower shall have the right, upon not less than five (5)
Business Days' prior Written Notice to the Agent (which shall promptly notify each Lender thereof in writing or by telephone confirmed promptly in writing), to terminate the Acquisition Term Loan Facility Commitment; provided, however, that any such termination of the Acquisition Term Loan Facility Commitment shall be accompanied by prepayment in full of the Revolving Loan then outstanding, the Term Loan then outstanding, and the Acquisition Term Loan then outstanding, together with the payment of any unpaid fees owing with respect to the Revolving Credit Facility Commitment, the Term Loan Facility Commitment, or the Acquisition Term Loan Facility Commitment, any fees, premiums, costs and charges required to be paid by Borrower pursuant to
Section 4.8 hereof, and accrued interest on the amount so prepaid to the date of such prepayment[;provided, further that Borrower may not cancel the Acquisition Term Loan Facility Commitment while any Letter of Credit Usage is outstanding].

           SEC. 4.6. INTEREST ON ACQUISITION TERM LOAN. Borrower shall pay interest on the unpaid principal amount of each Acquisition Term Loan Advance made to it which is outstanding from time to time in accordance with the terms and conditions of Section 5 hereof.

           SEC. 4.7.  PRINCIPAL PAYMENTS.

           (a) Principal payments, each in an amount equal to the sum of the Quarterly Amortization Amounts, as determined from time to time, shall be paid on the last day of March, June, September, and December of each calendar year, commencing March 30, 2000.

           (b) The Agent shall determine the "Quarterly Amortization Amount" as of the end of each calendar year with regard to the principal amount used and advanced under the Acquisition Term Loan during the calendar year then ended. The Quarterly Amortization Amount for any particular calendar year shall be the amount equal to one twenty-fourth of the principal amount used and advanced under the Acquisition Term Loan during the applicable calendar year (i.e., a six-year amortization, based on quarterly payments). The amount of the Quarterly Amortization Amount, once determined for a particular calendar year, will remain constant until the earlier of the Maturity Date or any prepayment in full of the Acquisition Term Loan; and the total of the principal payments due, as provided in Section 4.7(a), shall be the sum of all Quarterly Amortization Amounts determined by the Agent as of any date.

           (c) Payments of the Quarterly Amortization Amounts shall be applied as follows:

                      FIRST, to the outstanding principal of Acquisition Term Loan B until the Acquisition Term Loan B has been paid in full, and

                      SECOND, to the outstanding principal of Acquisition Term Loan A until Acquisition Term Loan A has been paid in full.

           SECTION 5.  TERMS AND FEES COMMON TO ALL FACILITIES

           SEC. 5.1. INTEREST. (a) Interest on Eurodollar Advances. (i) Borrower shall pay interest on the unpaid principal amount of each Eurodollar Advance made to it under the terms of the Existing Agreement and which is outstanding prior to the Closing Date (and, therefore, outstanding under the Existing Agreement), on each Interest Payment Date with respect to such Eurodollar Advance, at the date of conversion of such Eurodollar Advance (or portion thereof) to a Base Rate Advance, at maturity of such Eurodollar
Advance and, after maturity of such Eurodollar Advance (whether by acceleration or otherwise) upon demand, at an interest rate per annum equal during the Interest Period for such Eurodollar Advance to the Adjusted Eurodollar Rate for the Interest Period in effect for such Eurodollar Advance under the terms of the Existing Agreement, plus the applicable Eurodollar Rate Margin that was in effect with respect to such Eurodollar Advance under the terms of the Existing Agreement. (ii) Except as provided in Section 5.1(c) hereof, Borrower shall pay interest on the unpaid principal amount of each Eurodollar Advance made to it after the Closing Date and which is outstanding from time to time, on each Interest Payment Date with respect to such Eurodollar Advance, at the date of conversion of such Eurodollar Advance (or portion thereof) to a Base Rate Advance, at maturity of such Eurodollar Advance and, after maturity of such Eurodollar Advance (whether by acceleration or otherwise) upon demand, at an interest rate per annum equal during the Interest Period for such Eurodollar Advance to the Adjusted Eurodollar Rate for the Interest Period in effect for such Eurodollar Advance plus the Eurodollar Rate Margin.

           (b) Interest on Base Rate Advances. (i) Unpaid accrued interest on the Base Rate Advances outstanding under the Existing Agreement as of the Closing Date of this Agreement, based on the Floating Rate as in effect under the Existing Agreement shall be paid on December 31, 1998. (ii) Except as provided in Section 5.1(c) hereof, Borrower shall pay interest on the unpaid principal amount of the Base Rate Advances made to it hereunder, and, to the extent due and payable, Additional Indebtedness incurred by it, in each case, which is outstanding from time to time at an interest rate per annum equal to the Floating Rate in effect from time to time. Interest on Base Rate Advances shall be paid quarterly in arrears on the last day of each March, June, September and December of each calendar year commencing with December 31, 1998, upon conversion thereof to a Eurodollar Advance and at maturity (whether by acceleration or otherwise) and thereafter on demand. Interest on Additional Indebtedness shall be paid upon demand.

           (c) Default Interest. Notwithstanding anything to the contrary contained herein, while any Event of Default is continuing, interest on the Base Rate Advances, Eurodollar Advances, Additional Indebtedness and interest thereon (to the extent such interest is in default) shall be payable at a rate per annum equal to two percentage points (2%) in excess of the rate then otherwise applicable thereto under this Agreement (or in the case of interest in default, otherwise applicable to the principal in respect of which such interest accrued).

           (d) Eurodollar Rate Determination. The Agent, upon determining the Eurodollar Rate and the Adjusted Eurodollar Rate for any Interest Period, shall promptly notify by telephone (confirmed promptly in writing) or in writing Borrower and the Lenders of such rates. Such determination shall, in the absence of manifest error, be conclusive and binding upon Borrower and the Lenders.

           (e) Changes in Base Rate. After each change in the Base Rate, the Agent shall promptly notify Borrower and each Lender of the date of such change and the new Floating Rate; provided, however, that the failure of the Agent to so notify Borrower or any Lender shall not affect the effectiveness of such change.

           SEC. 5.2. CONVERSION OF BORROWINGS; RENEWALS. (a) Unless otherwise prohibited under Section 5.5 or Section 5.6 hereof, Borrower may, from time to time prior to the Maturity Date, convert (i) all or a portion of outstanding Base Rate Advances made to Borrower to one or more Eurodollar Advances, except as provided in Section 5.5 or 5.6 hereof, and only in aggregate amounts of $1,000,000 or any integral multiple of $100,000 excess of $1,000,000, or (ii) all or a portion of outstanding Eurodollar Advances made to Borrower to one or more Base Rate Advances so long as the aggregate principal balance of the portion of the Eurodollar Advances made to Borrower not being converted, if any, is $1,000,000 or an integral multiple of $100,000 in excess thereof; provided, however, that Borrower shall not be entitled to convert any Base
Rate Advance, or portion thereof, to a Eurodollar Advance or any Eurodollar Advance, or portion thereof, to a Base Rate Advance unless all accrued interest on the Base Rate Advance, or portion thereof, or Eurodollar Advance or portion thereof, as the case may be, to be converted through the date of such conversion shall have been paid in full; and provided, further, that only six (6) Interest Periods for a Eurodollar Advance shall be in effect at any one time. Each conversion by Borrower of any Advance or portion thereof (other than a conversion pursuant to Section 5.5 or 5.6 hereof) shall be made on a Business Day on at least three (3) Business Days' prior Written Notice or telephonic notice from an Authorized Representative confirmed promptly in writing to the Agent from Borrower. Each such notice (which notice shall be irrevocable) shall specify (i) the date of the conversion and the amount to be converted, (ii) the particular Advance, or portion thereof, to be converted, and (iii) in the case of conversion of any Advance, or portion thereof, to a Eurodollar Advance, the duration of the Interest Period for such Eurodollar Advance. Notwithstanding the above, Borrower shall not be entitled to convert any Advance, or portion thereof, to a Eurodollar Advance if a Default or Event of Default shall have occurred and be continuing. Except as provided in Section 5.5, any conversion of a Eurodollar Advance, or portion thereof, to a Base Rate Advance shall be made only on the last day of the Interest Period with respect to such Eurodollar Advance.

           (b) Each renewal by Borrower of an outstanding Eurodollar Advance or portion thereof shall be made on notice to the Agent given not later than 11:00 a.m. (New York time) on the third Business Day prior to the last day of the Interest Period just ending for such Eurodollar Advance. Each notice (which notice shall be irrevocable) by Borrower of the renewal of a Eurodollar Advance or portion thereof, shall be in writing or by telephone from an Authorized Representative confirmed promptly in writing and shall specify (i) the amount of such renewal of the Eurodollar Advance or portion thereof and
(ii) the duration of the Interest Period for such renewal; provided, however, that if Borrower fails to select the duration of any Interest Period for the renewal of such Eurodollar Advance or portion thereof, the duration of such Interest Period shall be one (1) month. Notwithstanding the above, Borrower shall not be entitled to renew a Eurodollar Advance or a portion thereof, (x) if at the time of the selection of such renewal there shall exist a Default or an Event of Default, or (y) to the extent such renewal would be prohibited by
Section 5.5 or 5.6 hereof.

           (c) Any Eurodollar Advance or portion thereof as to which the Agent shall not have received a proper notice of conversion or renewal as provided in Section 5.2(a) or 5.2(b) hereof or notice of payment or prepayment by 11:00 a.m. (New York time) at least three (3) Business Days prior to the last day of the Interest Period just ending for such Eurodollar Advance shall (whether or not any Default or Event of Default has occurred) automatically be converted to a Base Rate Advance on the last day of the Interest Period for such Eurodollar Advance.

           SEC. 5.3. COMPUTATION OF INTEREST. Interest on all Advances and Additional Indebtedness calculated on the basis of a rate per annum shall be computed on the basis of actual days elapsed over a 360-day year. Any rate of interest on the Revolving Loan, the Term Loan, the Acquisition Term Loan, and Additional Indebtedness, which is computed on the basis of the Base Rate, shall change when and as the Floating Rate changes.

           SEC. 5.4 COLLECTIONS THROUGH LOCKBOX. Borrower shall collect daily all receivables, cash, checks, monies, drafts and other proceeds of the Collateral through the lockbox and collection accounts set forth in Section
12.17. Borrower shall pledge to the Agent and Lenders a lien on all deposit and disbursement accounts and any other account maintained by Borrower at any bank or financial institution, except for Borrower's payroll and medical disbursement accounts.

           SEC. 5.5. INCREASED COSTS. In the case of the pro rata share of any Lender in any Eurodollar Advance, in the event of any change in conditions or the introduction or change in any applicable law, regulation, treaty, order or directive or condition or interpretation thereof (including, without limitation, any request, guideline or policy whether or not having the force of law with which such Lender must reasonably comply), including, without limitation, Regulation D, by any authority charged with the administration or interpretation thereof, shall occur, which:

                (i) subjects such Lender or any branch or Affiliate of such Lender to any tax, duty or other charge with respect to such share of such Eurodollar Advance (other than Excluded Taxes); or

               (ii) changes the basis of taxation of payments to any Lender or any branch or Affiliate of such Lender of principal of and/or interest on such share of such Eurodollar Advance and/or other fees and amounts payable hereunder with respect thereto (other than Excluded Taxes); or

              (iii) imposes, modifies or deems applicable any reserve, deposit or similar requirement against any assets held by, deposits with or for the account of, or loans or commitments by, an office of any Lender or any branch or Affiliate of such Lender; or

               (iv) imposes upon such Lender or any branch or Affiliate of such Lender any other condition with respect to such share of such Eurodollar Advance or this Agreement;

and the result of any of the foregoing is to increase the actual cost by an amount such Lender deems to be material to such Lender or any branch or Affiliate of such Lender of making, funding or maintaining such share of such Eurodollar Advance hereunder (except to the extent such Lender has determined that such amount has been already included in the determination of the applicable Adjusted Eurodollar Rate for Eurodollar Advances), or to reduce the amount of any payment (whether of principal, interest, or otherwise) received or receivable by such Lender or any branch or Affiliate of such Lender, or to require such Lender or any branch or Affiliate of such Lender to make any payment, in each case by or in an amount which such Lender in its sole judgment deems material, then and in any such case:

                (x) such Lender shall promptly notify Borrower, the Agent and the other Lenders in writing of the happening of such event;

                (y) such Lender shall promptly deliver to Borrower, the Agent and the other Lenders a certificate stating the change which has occurred, or the reserve requirements or other conditions which have been imposed on such Lender or branch or Affiliate of such Lender, or the request, directive or requirement with which it has complied, together with the date thereof, the amount of such increased cost, reduction or payment and the way in which such amount has been calculated; and

                (z)  Borrower hereby agrees to pay such Lender within five
     (5) Business Days following demand such an amount or amounts as will compensate such Lender or its branch or Affiliate for such additional cost, reduction or payment.

The certificate of such Lender as to the additional amounts payable pursuant to this Section 5.5 delivered to Borrower shall in the absence of manifest error be conclusive of the amount thereof. Each Lender agrees to use reasonable efforts to avoid or minimize the payment by Borrower of any additional amounts under this Section 5.5, including, without limitation, by the designation of another branch or Affiliate of such Lender from which such Lender could make such Lender's pro rata share of Eurodollar Advances so long as such designation is not disadvantageous to such Lender as reasonably determined by such Lender. The protection of this Section 5.5 shall be available to such Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation, treaty, order, directive, interpretation or condition which has been imposed. In the event that after Borrower shall have paid any additional amount under this Section 5.5 a Lender shall have successfully contested such law, regulation, treaty, order, directive, interpretation or condition, then to the extent that such Lender does not incur any increased cost or amount payable or reduction in an amount receivable, such Lender shall refund, on an after-tax basis, to Borrower such additional amount.

           SEC.  5.6.  CHANGE IN LAW RENDERING EURODOLLAR ADVANCES UNLAWFUL.
(a) Notwithstanding anything to the contrary herein contained, in the event that any new law, treaty, order, directive, rule or regulation or any change in any existing law, treaty, order, directive, rule or regulation or in the interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, makes it unlawful for any Lender to fund any portion of a Eurodollar Advance or to give effect to its obligations as contemplated hereby with respect to Eurodollar Advances, such Lender shall, upon the happening of such event, notify the Agent, the other Lenders and Borrower thereof in writing stating the reason therefor, and the obligation of such Lender to allow conversion to or selection or renewal with respect to its pro rata share of any Eurodollar Advance by Borrower shall, upon the happening of such event, forthwith be suspended for the duration of such illegality and, during such illegality, such Lender shall fund its share of all Advances as Base Rate Advances, and there shall be no renewal of, or conversion to, any share of such Lender in any Eurodollar Advance. If and when such illegality ceases to exist, such suspension shall cease and such affected Lender shall similarly notify the Agent, the other Lenders and Borrower.

           (b) Notwithstanding anything to the contrary contained herein, in the event that any new law, treaty, order, directive, rule or regulation or any change in any existing law, treaty, order, directive, rule or regulation or in the interpretation thereof by any governmental or other regulatory authority charged with the administration thereof shall make it commercially impracticable or unlawful for any Lender to continue in effect the funding of any portion of a Eurodollar Advance previously made by it hereunder and then outstanding, such Lender shall, upon the happening of such event, notify the Agent, the other Lenders and Borrower thereof in writing stating the reasons therefor, and such Lender's pro rata share of such Eurodollar Advance shall automatically be converted to a Base Rate Advance. Borrower shall pay to the Agent for the benefit of such Lender accrued interest owing on such converted portion of such Eurodollar Advance made to Borrower through the date of such conversion, together with any amounts payable under Section 5.8 hereof with respect to such prepayment. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request for such Lender's pro rata share of a Eurodollar Advance or for conversion to or renewal of such Lender's pro rata share of a Eurodollar Advance shall be deemed a request by Borrower for a Base Rate Advance. If and when such impracticability or illegality ceases to exist, such suspension shall cease and such affected Lender shall similarly notify the Agent, the other Lenders and Borrower.

           SEC. 5.7. EURODOLLAR AVAILABILITY. (a) In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Advance, the Agent shall have determined in good faith (which determination shall, in the absence of manifest error, be conclusive and binding upon Borrower) that dollar deposits in the amount of the principal amount of such Eurodollar Advance are not generally available in the London (England, U.K.) interbank market, or that the rate at which such dollar deposits are being offered will not accurately reflect the cost to one or more Lenders of making or funding the principal amount of their portions of such Eurodollar Advance during such Interest Period, or that reasonable means do not exist for ascertaining the Eurodollar Rate, the Agent shall, as soon as practicable thereafter, give Written Notice or telephonic notice of such determination to the Lenders and Borrower and any request by Borrower for a Eurodollar Advance pursuant to Sections 2.4 or 4.4 hereof or for conversion to or renewal of a Eurodollar Advance pursuant to Section 5.2 hereof shall thereupon, and until the circumstances giving rise to such notice no longer exist (as notified by the Agent to Borrower and the Lenders), be deemed a request by Borrower for the making of or conversion to a Base Rate Advance.

            (b) If, at any time, the Agent shall have determined (which determination shall, in the absence of manifest error, be conclusive and binding upon Borrower) that any contingency has occurred which adversely affects the London (England, U.K.) interbank market or that any new law, treaty, order, directive, rule or regulation or any change in any existing law, treaty, order, directive, rule or regulation or in the interpretation thereof or other circumstance affecting one or more Lenders, in the London (England, U.K.) interbank market makes the funding of any portion of a Eurodollar Advance impracticable, the Agent shall, as soon as practicable thereafter, give Written Notice or telephonic notice of such determination to the Lenders and Borrower and any request by Borrower for a Eurodollar Advance pursuant to Sections 2.4 or 4.4 hereof or for conversion to or renewal of a Eurodollar Advance pursuant to Section 5.2 hereof shall thereupon, and until the circumstances giving rise to such notice no longer exist (as notified by the Agent to Borrower and the Lenders), be deemed a request by Borrower for the making of or conversion to a Base Rate Advance.

            SEC. 5.8. INDEMNITIES. (a) Borrower hereby agrees to indemnify each Lender on demand against any loss or expense which such Lender or its branch or Affiliate may sustain or incur as a consequence of:

                (i) any default in payment or prepayment of the principal amount of any Eurodollar Advance made to it or any portion thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of payment or prepayment, or otherwise),

               (ii) the effect of the occurrence of any Event of Default upon any Eurodollar Advance made to it,

              (iii) the payment or prepayment of the principal amount of any Eurodollar Advance made to it or any portion thereof, pursuant to Sections 2, 3, 4, or 5 hereof, or otherwise, on any day other than the last day of an Interest Period or the payment of any interest on any Eurodollar Advance made to it, or portion thereof, on a day other than an Interest Payment Date for such Eurodollar Advance, or

               (iv) the failure by Borrower to accept or make a borrowing of a Eurodollar Advance or a conversion to or renewal of a Eurodollar Advance after it has requested such borrowing, conversion or renewal, in each case including, but not limited to, any loss or expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Eurodollar Advance or any portion thereof. Each Lender shall provide to Borrower, the Agent and the other Lenders a statement, supported where applicable by documentary evidence, explaining the amount of any such loss or expense it incurs, which statement shall be conclusive absent manifest error.

      (b) If any law, regulation or change in any law or regulation or in the interpretation thereof or any ruling, decree, judgment or recommendation, or any guideline or directive (whether or not giving the force of law) in any case adopted, issued or effective after the Closing Date (and including in any event all risk based capital guidelines heretofore adopted by the Comptroller of the Currency, the Board or any other banking regulatory agency, domestic or foreign, to the extent that any provision contained therein does not have to be complied with as of the Closing Date), by any regulatory body, court or any administrative or governmental authority charged or claiming to be charged with the administration thereof, shall:

                (i) impose upon, modify, require, make or deem applicable to any one or more Lenders, or any of their Affiliates or branches, any reserve requirement, special deposit requirement, insurance assessment or similar requirement against or affecting the Revolving Commitment, the Term Commitment, or the Acquisition Term Commitment of such Lender or Lenders or such Affiliates or branches, or

               (ii) impose any condition upon or cause in any manner the addition of, any supplement to or any increase of any kind to the capital or cost base of such Lender or Lenders, or such Affiliates or branches thereof, for extending or maintaining the Revolving Commitment, the Term Commitment, or the Acquisition Term Commitment of such Lender, which results in an increase in the capital requirement supporting such Revolving Commitment, Term Commitment, or Acquisition Term Commitment, or

              (iii) impose upon, modify, require, make or deem applicable to such Lender or Lenders or any such Affiliates or branches any capital requirement, increased capital requirement or similar requirement, and the result of any events referred to in clause (i), (ii) or (iii) above shall be to (x) increase the amount of capital required or expected to be required to be maintained by such Lender or any such Affiliate or branch and such Lender determines that the amount of such capital requirement is incurred by or based on such Revolving Commitment, Term Commitment, Acquisition Term Commitment or other commitments of this type, or (y) increase the costs or decrease the benefit in any way to such Lender or Lenders, or any such Affiliate or branch, of extending or maintaining such Revolving Commitment, Term Commitment or Acquisition Term Commitment, or extending or maintaining such Lender's or Lenders' portion of the Loans or holding any Collateral;

then, and in such event Borrower shall, on or prior to the tenth (10th)
Business Day after the giving of Written Notice of such increased costs and/or decreased benefits to Borrower and the Agent by such Lender or Lenders (or any such Affiliate or branch), pay to such Lender or Lenders all such additional amounts (other than those which, in the reasonable and good faith judgment of such Lender or Lenders, are reflected in the interest rates charged on the Revolving Loan, the Term Loan, or the Acquisition Term Loan, as applicable,) which in the sole good faith calculation of such Lender or Lenders are properly allocable to the Revolving Commitment, the Term Commitment, or the Acquisition Term Commitment of such Lender, such Lender's or Lenders' portion of the Revolving Loan, the Term Loan, the Acquisition Term Loan, and/or the Collateral, as the case may be, and which:

                (1) in the case of events referred to in clause (i) above, shall be sufficient to compensate it for all such increased costs and/or decreased benefits, and/or

                (2)  in the case of events referred to in clauses (ii) and
     (iii) above, shall be an amount equal to the reduction, as reasonably determined by such Lender, in the after-tax rate of return on such Lender's capital resulting from any such capital or increased capital or similar requirement (including, without limitation, any such Lender's or Lender's Affiliates' or branches' cost of taking action in anticipation of the effectiveness of any event described in clause (ii) or (iii) in order to enable such Lender, Lenders, Affiliate or branch to be in compliance therewith upon such effectiveness), all as certified by such Lender or Lenders in said Written Notice to Borrower. Such certification shall be conclusive and binding on Borrower absent manifest error.

            (c) Borrower hereby agrees to indemnify and hold harmless the Agent and each Lender and their respective Affiliates, directors, officers, agents, representatives, counsel and employees and each other Person, if any, controlling them or any of their Affiliates within the meaning of either Section 15 of the Securities Act or Section 20(a) of the Securities Exchange Act (each an "Indemnified Party"), from and against any and all losses, claims, damages, costs, expenses (including reasonable counsel fees and disbursements) and liabilities which may be incurred by or asserted against such Indemnified
Party with respect to or arising out of the commitments hereunder to make the Advances or to issue Letters of Credit, or the financings contemplated hereby, the other Loan Documents, the Collateral (including, without limitation, the use thereof by any of such Persons or any other Person, the exercise by the Agent or any Lender of rights and remedies or any power of attorney with respect thereto, and any action or inaction of the Agent or any Lender under any Security Document), the use of proceeds of any financial accommodations provided hereunder, any investigation, litigation or other proceeding brought or threatened relating to the role of any such Person or Persons in connection with the foregoing whether or not they or any other Indemnified Party is named as a party to any legal action or proceeding ("Claims"). Borrower will not, however, be responsible to any Indemnified Party hereunder for any Claims to the extent that a court having jurisdiction shall have determined by a final judgment that any such Claim shall have arisen out of or resulted from actions taken or omitted to be taken by such Indemnified Party which constitute the gross negligence or willful misconduct of such Indemnified Party ("Excluded Claims"). Further, should any of the Agent's or any of the Lenders' employees be involved in any legal action or proceeding in connection with the transactions contemplated hereby (other than relating to an Excluded Claim), Borrower hereby agrees to pay to the Agent and each Lender such per diem compensation as the Agent or such Lender shall request for each employee for each day or portion thereof that such employee is involved in preparation and testimony pertaining to any such legal action or proceeding. The Indemnified Party shall give Borrower prompt Written Notice of any Claim setting forth a description of those elements of the Claim of which such Indemnified Party has knowledge. Borrower shall have the right at any time during which a Claim is pending to select counsel to defend and settle any Claims so long as in any such event Borrower shall have stated in a writing delivered to the applicable Indemnified Party that, as between Borrower and such Indemnified Party, Borrower is responsible to such Indemnified Party with respect to such Claim; provided, however, that Borrower shall not be entitled to control the defense of any Claim in the event that there are defenses available to the Indemnified Party which are not available to Borrower. In any other case, the Indemnified Party shall have the right to select counsel and control the defense of any Claims; provided, however, that no Indemnified Party shall settle any Claim as to which it is controlling the defense without the consent of Borrower, which consent shall not be unreasonably withheld or delayed.
With respect to any Claim for which Borrower is entitled to select counsel, each Indemnified Party shall have the right, at its expense, to participate in the defense of such Claim. In the event that, with respect to any Claim, more than one Indemnified Party shall be permitted hereunder to select counsel to defend such Claim at the expense of Borrower and shall decide to do so, then all such Indemnified Parties shall select the same counsel to defend such Indemnified Parties with respect to such Claim; provided, however, that if any such Indemnified Party shall in its reasonable opinion consider that the retention of one joint counsel as aforesaid shall result in a conflict of interest adverse to it, such Indemnified Party may, at the expense of Borrower, select its own counsel to defend such Indemnified Party with respect to such Claim. The Indemnified Parties and Borrower shall cooperate with each other in all reasonable respects and their respective counsel in any investigation, trial and defense of any such Claim and any appeal arising therefrom.

            (d) If for any reason the foregoing indemnity is unavailable to any Indemnified Party or insufficient to hold it free and harmless as contemplated by the preceding paragraph (c), then Borrower shall contribute to the amount paid or payable by the Indemnified Party as a result of any Claim in such proportion as is appropriate to reflect, not only the relative benefits received by Borrower on the one hand and such Indemnified Party on the other hand, but also the relative fault of Borrower and such Indemnified Party, as well as any other relevant equitable considerations.

            SEC. 5.9. DISBURSEMENT. Each Advance shall be disbursed by the Agent from the Payment Office, shall be charged, together with interest, fees and other amounts payable by Borrower hereunder, to the account of Borrower on the books of the Agent from time to time, and shall be payable at such office.

            SEC. 5.10. AGENT'S AVAILABILITY ASSUMPTION. (a) The Agent may assume that each Lender will make such Lender's pro rata portion of the Advances available to the Agent on the date set forth in Sections 2.4(c) and 4.4(c) hereof, and the Agent may, in reliance upon such assumption, make available to Borrower the amount of each requested Advance. If Lender's pro rata portion of the Advances is not in fact made available to the Agent by such Lender in accordance with Sections 2.4(c) and 4.4(c) hereof, then the Agent shall be entitled to recover such amount on demand from such Lender, which demand shall be made in a reasonably prompt manner. If such Lender does not pay such amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the other Lenders and Borrower, and Borrower shall pay such amount to the Agent.

            (b) The Agent shall also be entitled to recover from such Lender or Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (i) if paid by such Lender, the cost to the Agent of funding such amount as notified in writing by the Agent to such Lender, or (ii) if paid by Borrower, the applicable rate for Base Rate Advances or Eurodollar Advances, as the case may be.

            (c) In the event that any Lender shall fail to fund its pro rata share of any Advance made pursuant to Section 7.1(c) hereof or to purchase its letter of credit participation under Section 16.18 hereof, the Agent on behalf of the relevant Issuing Lender shall be entitled to recover such amount on demand from such Lender. If such Lender does not pay such amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify Borrower and the other Lenders thereof and Borrower shall pay such amount to the Agent. The Agent on behalf of such Issuing Lender shall also be entitled to recover from such Lender or Borrower, as the case may be, interest on such amount in respect of each day from the date such Advance was made or the date such purchase was to have been made, as the case may be, to the date such amount is recovered by the Agent, at a rate per annum equal to (i) if paid by such Lender, the cost to the relevant Issuing Lender of the payment of the drawing under the Letter of Credit for which the Advance was (or was to have been) made in the case of an Advance made pursuant to Section 7.1(c) hereof or a participation under
Section 16.18 hereof, as the case may be, or (ii) if paid by Borrower, the applicable rate for Base Rate Advances.

            (d) Nothing herein shall be deemed to relieve any Lender from its obligation to fund its pro rata share of any Advance or purchase any participation as required hereunder, or to prejudice any rights which Borrower may have against any Lender as a result of any default by such Lender hereunder. No Lender shall be responsible for any default of any other Lender in respect of any other Lender's obligation to make its pro rata share of any Advances hereunder, nor shall the Revolving Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Each Lender shall be obligated to the extent provided herein regardless of the failure of any other Lender to fulfill its obligations hereunder.

            SEC. 5.11. PRO RATA TREATMENT AND PAYMENTS. (a) Except as contemplated by this Agreement, including, without limitation, Sections 2.5, 5.5, 5.6, 5.8, 6.5, 7, 16.1, 16.5, 16.13(h) and 16.14 hereof, each borrowing by Borrower from the Lenders and each payment (including each prepayment) on account of the principal of and interest on the Advances and fees described in this Agreement shall be made to or by, as the case may be, each Lender according to their respective pro rata percentage. Other than payments to be applied to principal, payment of which is addressed in Sections 2.4(c) and 4.4(c) hereof, the Agent will distribute each payment to the Lenders promptly following receipt thereof (and in any event on the same Business Day as the date when received, if such payment is received at or prior to 12:00 noon
(New York time)). Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Lenders hereunder that Borrower will not make such payment in full, Agent may assume that Borrower has made such payment in full to Agent on such date and Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date or any date thereafter an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to Agent, each Lender shall repay to Agent forthwith on demand such amount distributed to such Lender, together with interest thereon for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Agent, at the Federal Funds Rate.

           (b) Pursuant to the Concentration Account Agreement, Borrower has agreed that all amounts deposited into the Concentration Account shall be transferred to the Payment Office or as otherwise directed by the Agent on a daily basis. Subject to Section 14.5 hereof, all amounts so transferred shall be applied to the Lender Debt as mandatory prepayments thereof as follows: first, to Base Rate Advances until all Base Rate Advances are paid in full; and second, to the payment of all other Lender Debt that is then due and payable until such Lender Debt is paid in full.

           SEC. 5.12. SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of such Lender's percentage of payments shared pro rata by all Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment, to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount recovered. Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 5.12 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

           SEC. 5.13. EXCESS OPERATING FUNDS. If, at any time and from time to time during the term hereof, the balance of the Advances has been reduced to zero and Borrower then has funds in its account at NBC in excess of the aggregate face amount of all undrawn Letters of Credit ("Excess Funds"), Borrower may, if it so elects, upon at least one (1) Business Day's notice to Agent and NBC, invest such Excess Funds in an interest-bearing account at NBC, or acquire with such Excess Funds certificates of deposit maturing within one
(1) year from the date of acquisition and issued by NBC.

           SEC. 5.14. EURODOLLAR OFFICES. Each Lender intends to initially fulfill its commitment with respect to such Lender's pro rata share of any Eurodollar Advance by causing the Eurodollar Lending Office of such Lender to make such Lender's pro rata share of such Eurodollar Advance; provided, however, that each Lender may, at its option, fulfill such commitment by causing another branch or an Affiliate of such Lender to make such Lender's pro rata share of such Eurodollar Advance; and provided, further, that the selection by such Lender of the Eurodollar Lending Office of such Lender or any other such branch or Affiliate shall not affect the obligations of Borrower to repay such Lender's pro rata share of the Eurodollar Advances in accordance with the terms of this Agreement.

           SEC. 5.15. TELEPHONIC NOTICE. Without in any way limiting Borrower's obligation to confirm in writing any telephonic notice of a borrowing, conversion or renewal, the Agent may act without liability upon the basis of telephonic notice believed by the Agent in good faith to be from an Authorized Representative of Borrower prior to receipt of written confirmation.

           SEC. 5.16. MAXIMUM INTEREST. (a) No provision of this Agreement or any Note shall require the payment to any Lender or permit the collection by any Lender of interest in excess of the maximum rate permitted by any applicable law (the "Maximum Lawful Rate").

           (b) If the amount of interest computed without giving effect to this Section 5.16 and payable on any interest payment date in respect of the preceding interest computation period would exceed the amount of interest computed in respect of such period at the maximum rate of interest from time to time permitted (after taking into account all consideration which constitute interest) by laws applicable to any Lender (such maximum rate being such Lender's "Maximum Permissible Rate"), the amount of interest payable to such Lender on such date in respect of such period shall be computed at such Lender's Maximum Permissible Rate.

           (c) If at any time and from time to time (i) the amount of interest payable to any Lender on any interest payment date shall be computed at such Lender's Maximum Permissible Rate pursuant to the preceding subsection (b) and
(ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at such Lender's Maximum Permissible Rate, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at such Lender's Maximum Permissible Rate until the amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to the preceding clause (b).

           SEC. 5.17. COMPOSITION AND APPLICATION OF PAYMENTS AND COLLECTIONS. Subject to Section 14.5 hereof, Borrower does hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all payments and collections at any time or times hereafter received by Agent or Lenders against the Lender Debt, in such manner as Agent may determine.

           SECTION 5.18. LIMITATION ON PERMITTED INDEBTEDNESS UNDER INDENTURE. Notwithstanding anything to the contrary in this Agreement, and for so long as the Indenture, in general, and, in particular, the terms and conditions of the Indenture pertaining to Permitted Indebtedness (as such term is defined in the Indenture) are in force and effect, then the portion of the Revolving Loan, the Term Loan and the Acquisition Term Loan to be funded by each Lender shall not exceed in aggregate the principal amount at any one time outstanding, and no Lender shall have any obligation to make its pro rata share of the Revolving Loan, the Term Loan and the Acquisition Term Loan outstanding at any one time in the aggregate in excess of, the applicable and respective amounts that are permitted to be outstanding pursuant to the definition of Permitted Indebtedness, as such term is defined in the Indenture.

           SECTION 6. PAYMENTS, PREPAYMENTS AND REDUCTIONS.

           SEC. 6.1. MANDATORY PAYMENTS AND REDUCTIONS. (a) Except as otherwise provided in Section 2.2(c) hereof, if at any time the sum of the then aggregate outstanding principal amount of the Revolving Loan plus the Letter of Credit Usage at such time shall exceed the Revolving Loan Borrowing Limit at such time, Borrower shall immediately eliminate such excess by paying the Revolving Loan until the Revolving Loan is paid in full and, to the extent then necessary to eliminate any remaining excess after payment in full of the Revolving Loan, by depositing cash in an amount equal to the remaining excess in a cash collateral account established with the Agent as security for outstanding Letters of Credit pursuant to agreements in form, scope and substance satisfactory to the Agent.

           (b) Borrower shall, on each date that any Credit Party receives Gross Proceeds of an Asset Sale (other than the sale of an Excluded Property) by any Credit Party, prepay the outstanding principal of the Advances and unreimbursed Letters of Credit (or, if no Advance or unreimbursed Letter of Credit is then outstanding, to provide Letter of Credit Cash Collateral until an amount equal to the undrawn amount of all outstanding Letters of Credit has been secured by Letter of Credit Cash Collateral, and thereafter to Borrower) in an amount equal to 100% of the Net Proceeds of such Asset Sale (other than the sale of an Excluded Property) of such Net Proceeds to be applied to prepay first, the outstanding principal of the Acquisition Term Loan Advances per Section 4.7(c), in inverse order of maturity, second, the outstanding principal of the Term Loan Advances, in inverse order of maturity, and then to prepay the outstanding principal of the Advances and unreimbursed Letters of Credit (or, if no Revolving Credit Advance or unreimbursed Letter of Credit is then outstanding, to provide Letter of Credit Cash Collateral until an amount equal to the undrawn amount of all outstanding Letters of Credit has been secured by Letter of Credit Cash Collateral, and thereafter to Borrower).

          (c) Borrower shall, on each date that any Credit Party receives Gross Proceeds of an Asset Sale of an Excluded Property by any Credit Party, prepay the outstanding principal of the Revolving Credit Advances and unreimbursed Letters of Credit (or, if no Revolving Credit Advance or unreimbursed Letter of Credit is then outstanding, to provide Letter of Credit Cash Collateral until an amount equal to the undrawn amount of all outstanding Letters of Credit has been secured by Letter of Credit Cash Collateral, and thereafter to Borrower) in an amount equal to 100% of the Net Proceeds of such Asset Sale of an Excluded Property.

          (d) All prepayments under this Section 6.1 that are to be applied to Term Loan Advances or to Acquisition Term Loan Advances shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

          SEC. 6.2. PAYMENT FROM INSURANCE PROCEEDS. Not later than the fifteenth (15th) calendar day following the receipt by the Agent or any Credit Party or Subsidiary of any Credit Party of any proceeds of any insurance required to be maintained pursuant to Section 12.3(a) on account of each separate loss, damage or injury in excess of $250,000 (or, if there shall be continuing an Event of Default, of any amount of Net Proceeds) to any Collateral of such Credit Party or such Subsidiary, such Credit Party or Subsidiary shall notify the Agent of such receipt in writing or by telephone promptly confirmed in writing, and not later than the fifteenth (15th) calendar day following receipt by the Agent or such Credit Party or Subsidiary of $250,000 or more of such Net Proceeds (or, if there shall be continuing an Event of Default, of any amount of Net Proceeds), there shall become due and payable a prepayment of principal in an amount equal to such Net Proceeds. Prepayments from such Net Proceeds shall be applied as follows:

                FIRST, to the outstanding principal of Acquisition Term Loan B, until the Acquisition Term Loan B has been paid in full,

                SECOND, to the outstanding principal of Acquisition Term Loan A, until the Acquisition Term Loan A has been paid in full,

                THIRD, to the outstanding principal of the Term Loan, until the Term Loan has been paid in full,

                FOURTH, to the outstanding principal of the Revolving Loan, until the Revolving Loan has been paid in full,

                FIFTH, to repay the amount of all unreimbursed Letters of Credit until reimbursed in full, and then to provide cash collateral (on terms reasonably satisfactory to the Agent) for any outstanding Letters of Credit, until there shall have been provided cash collateral equal to the undrawn amount of all Letters of Credit (which cash collateral shall constitute part of the Collateral), and

                SIXTH, to the Credit Party or Subsidiary thereof, as the case may be, whose property was lost, damaged or injured or whoever else shall be legally entitled thereto. Any such prepayment on the Revolving Loan shall be made without penalty or premium but shall be subject to payment of any applicable indemnity obligations pursuant to Section 5.8 hereof.

           SEC. 6.3. OPTIONAL PREPAYMENTS. (a) Upon not less than three (3) Business Days' prior Written Notice to the Agent with respect to Advances constituting Eurodollar Advances and not less than one (1) Business Day's prior Written Notice to the Agent with respect to Advances constituting Base Rate Advances, Borrower shall have the right from time to time to prepay in part, without premium, fee or charge (except as provided in Section 5.8 hereof), any Advances, so long as each such prepayment is in the amount of $1,000,000 or an integral multiple of $100,000 in excess thereof or, if less, the then aggregate outstanding principal balance of the Revolving Loan or the Term
Loan, as the case may be, and so long as, concurrently with the making of any such prepayment, Borrower pays any fees, premiums, charges or costs provided for under Section 5.8 hereof.

           (b) No Eurodollar Advance or portion thereof may be prepaid under this Section 6.3 until the last day of the Interest Period therefor. Upon the giving of notice of prepayment, the amount therein specified to be prepaid shall be due and payable on the date therein specified for such prepayment, together with all accrued interest thereon to such date plus any fees, premiums, charges or costs provided for under Section 5.8 hereof. The Agent shall, promptly after receipt of any notice of prepayment of any Advance as provided in this Section 6.3, notify each Lender in writing or by telephone confirmed promptly in writing of Borrower's intention so to prepay all or part of such Advance.

           SEC. 6.4. PROCEDURES FOR PAYMENT. (a) Each payment or prepayment hereunder and under the Notes shall be made not later than 12:00 noon (New
York City time) on the day when due in lawful money of the United States of America to the Agent at the Payment Office in immediately available funds, without counterclaim, offset, claim or recoupment of any kind. Each payment or prepayment hereunder and under the Notes shall be made without setoff or counterclaim and free and clear of, and without deduction for, any present or future withholding or other taxes, duties or charges of any nature imposed on such payments or prepayments by or on behalf of any government or any political subdivision or agency thereof or therein, except for Excluded Taxes. If any such taxes, duties or charges (other than any Excluded Taxes) are so levied or imposed on any payment or prepayment to any Lender, Borrower will make additional payments in such amounts as may be necessary so that the net amount received by such Lender, after withholding or deduction for or on account of all taxes, duties or charges, including deductions applicable to additional sums payable under this Section 6.4(a) (other than Excluded Taxes), will be equal to the amount provided for herein or in such Lender's Note or Notes. Whenever any taxes, duties or charges (other than Excluded Taxes) are payable by Borrower with respect to any payments or prepayments hereunder or under any of the Notes, Borrower shall furnish promptly to the Agent for the account of the applicable Lender official receipts (to the extent that the relevant governmental authority delivers such receipts) evidencing payment of any such taxes, duties or charges so withheld or deducted. If Borrower fails to pay any such taxes, duties or charges when due to the appropriate taxing authority or fails to remit to the Agent for the account of the applicable Lender the required receipts evidencing payment of any such taxes, duties or charges so withheld or deducted, Borrower shall indemnify the affected Lender for any incremental taxes, duties, charges, interest or penalties that may become payable by such Lender as a result of any such failure.

            (b) (i) Each Lender organized under the laws of a jurisdiction outside of the United States (a "Foreign Lender") shall provide to Borrower and the Agent a properly completed and executed Internal Revenue Service Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Lender's entitlement to complete exemption from United States withholding tax (a "Certificate of Exemption"). Each Foreign Lender, if a party to this Agreement on the Closing Date, shall provide such a Certificate of Exemption on or before the Closing Date and, assuming that it is proper, under then existing United States withholding tax statutes and applicable tax treaties, to issue such Certificate of Exemption from time to time thereafter upon the reasonable request of Borrower or the Agent. Each Foreign Lender that becomes a Lender pursuant to Section 16.14 or 16.15 hereof after the Closing Date shall provide a Certificate of Exemption on or before the date such Foreign Lender becomes a Lender and, assuming that it is proper, under then-existing United States withholding tax statutes and applicable tax treaties, to issue such Certificate of Exemption from time to time thereafter upon the reasonable request of Borrower or the Agent.

               (ii) Each Foreign Lender shall provide to Borrower (x) in the case of a Foreign Lender which is a party to this Agreement on the Closing Date, on or before the Closing Date, and (y) in the case of a Foreign Lender that becomes a Lender pursuant to Section 16.14 or 16.15 hereof, on or before such Foreign Lender becomes a Lender, a statement describing all taxes, duties or charges that are in effect and applicable on the Closing Date or the date that such Foreign Lender becomes a Lender hereunder, as the case may be, with respect to which Borrower would be required to make additional payments to such Foreign Lender under the third sentence of Section 6.4(a) hereof.

              (iii) Within thirty (30) days after the written reasonable request of Borrower, each Foreign Lender shall execute and deliver to Borrower such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist Borrower in applying for refunds of taxes paid by Borrower hereunder or making payment of taxes hereunder; provided, however, that no Foreign Lender shall be required to furnish to Borrower any financial information with respect to itself or other information which it considers confidential.

               (iv) If a Foreign Lender that originally provided a Certificate of Exemption indicating that such Foreign Lender was exempt from United States withholding tax thereafter ceases to qualify for such exemption, Borrower shall have the right to require such Foreign Lender to assign its Revolving Commitment, its Term Commitment and its pro rata share of the Advances (including its pro rata share of the interest accrued thereon) to one or more banks or financial institutions identified by Borrower at a purchase price equal to the principal of and accrued but unpaid interest and fees (to the date of purchase) on such Foreign Lender's pro rata share of the Advances.

           (c) Notwithstanding anything contained in Section 6.1(b) or 6.2 hereof, the Agent shall not, to the extent requested in writing by Borrower, apply any mandatory prepayment under such Sections to any portion of the Revolving Loan, the Term Loan, or the Acquisition Term Loan which constitutes a Eurodollar Advance until the last day of the respective Interest Period therefor or the earlier maturity of such portion of such Revolving Loan, such Term Loan, or such Acquisition Term Loan, as the case may be, by acceleration or otherwise, such mandatory prepayment, until it can be so applied, to be applied to the prepayment of such portion of the Loan comprising Base Rate Advances. If there shall remain any portion of such mandatory prepayment after payment in full of such portion of the Revolving Loan, the Term Loan, or the Acquisition Term Loan constituting Base Rate Advances, then until such remaining portion of the mandatory prepayment can be applied to the Eurodollar Advances as aforesaid, such remaining portion of such mandatory prepayment shall be invested and reinvested by and in the name of the Agent in investments of the type permitted under Section 13.4(b) hereof with the type and maturity of such investments to be mutually agreed to by the Agent and Borrower. All interest earned on such investments shall be for the account and risk of Borrower. Interest earned on any portion of principal applied to a Eurodollar Advance shall be, so long as no Default or Event of Default shall have occurred and be continuing, and to the extent received by the Agent, turned over to Borrower promptly following application of such principal to such Eurodollar Advance. As additional collateral security for the Lender Debt, Borrower hereby grants to the Agent a security interest in (i) any such mandatory prepayments and any investments thereof, including, without limitation, any certificates or instruments evidencing any such investments, and all claims and chooses in action in respect of the foregoing, (ii) any interest or other payment made in respect of such investments and (iii) any and all proceeds of any of the above and all claims and causes in action in respect of the foregoing (all of the foregoing constituting part of the Collateral). To the extent the Agent makes any such investments, Borrower hereby authorizes the Agent to hold any certificate or instrument evidencing such investments.

          SEC. 6.5.  COMMITMENT FEES.

          (a) Borrower shall pay to the Agent for the account of the Lenders a fee which shall accrue from and after the Closing Date until the date of the expiration, termination or cancellation of the Revolving Credit Facility Commitment payable quarterly in arrears beginning on December 31, 1998, and on each December 31, March 31, June 30 and September 30 occurring thereafter (and on the date of maturity or earlier expiration, termination or cancellation of the Revolving Credit Facility Commitment), of three-eighths of one percent per annum (0.375%) on the amount by which the Revolving Credit Facility Commitment (as such amount may be reduced upon any permanent reduction in the Revolving Credit Facility Commitment) exceeds the aggregate outstanding principal amount of the Revolving Loan (plus the Letter of Credit Usage) (calculated daily).

          (b) Borrower shall pay to the Agent for the account of the Lenders a fee which shall accrue from and after the Closing Date until the date of the expiration, termination or cancellation of the Acquisition Term Loan A Facility commitment, payable quarterly in arrears beginning on March 31, 1999, and on each December 31, March 31, June 30 and September 30 occurring thereafter (and on the date of maturity or earlier expiration, termination or cancellation of the Acquisition Term Loan A Facility Commitment), of three-eighths of one percent (0.375%) per annum on the amount by which the Acquisition Term Loan A Facility Commitment (as such amount may be reduced upon any permanent reduction in the Acquisition Term Loan A Facility Commitment) exceeds the aggregate outstanding principal amount of the Acquisition Term Loan A Loan (calculated daily).

          SEC. 6.6.   AGENCY FEE.  Quarterly in advance on the first Business
Day of each calendar quarter, commencing on January 3, 1999 (which is the first Business Day of the calendar quarter immediately following the Closing
Date), so long as any Advance, any portion of the Revolving Credit Facility Commitment, any Letter of Credit or, any portion of the Acquisition Term Loan Facility Commitment remains outstanding, Borrower shall pay to the Agent for its own account an agency fee of $10,000 per quarter. Borrower will not be entitled to a credit to the agency fee for the pro-rata portion of the unexpired period of the existing period for which the agency fee was paid under the Existing Agreement.

          SEC. 6.7. CLOSING FEE. Borrower shall pay to the Agent for the account of the Lenders, a closing fee equal to One Hundred Twenty-Five Thousand Dollars ($125,000).

          SEC. 6.8. PREPAYMENTS TO INCLUDE INTEREST. All prepayments pursuant to this Section 6, except optional prepayments on Advances, shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

          SECTION 7.  LETTERS OF CREDIT.

          SEC. 7.1. LETTERS OF CREDIT. (a) Borrower may request, subject to the terms and conditions herein set forth (including, without limitation, the conditions set forth in Section 10 hereof and the definitions contained in
Section 1 hereof), from time to time prior to the termination of the Revolving Credit Facility Commitment and upon five (5) Business Days' Written Notice (which Written Notice shall be deemed repeated on the date of issuance of each Letter of Credit issued in response thereto), that NBC (or any other Lender approved by NBC) issue, and NBC (or any such other Lender) shall, subject to such conditions, issue (each such Lender, upon issuance of a Letter of Credit, being an "Issuing Lender" in respect of such Letter of Credit) Letters of Credit; provided, however, that (i) the aggregate undrawn amount of all Letters of Credit at any time outstanding, together with the amount of unreimbursed drawings thereunder, shall not exceed the Letter of Credit Sublimit; and (ii) the aggregate undrawn amount of all Letters of Credit at any time outstanding, together with the amount of unreimbursed drawings thereunder and the then aggregate unpaid principal amount of the Revolving Loan, shall not exceed the Revolving Loan Borrowing Limit; provided, further, that in no event shall NBC or any other Lender issue any Letter of Credit if the sum of the original undrawn amount thereof (less amounts in respect of which any Lender is obligated to NBC or such other Lender under Section 16.18 hereof), plus the aggregate undrawn and unreimbursed amounts immediately prior to the time of such issuance of all other Letters of Credit issued by such Lender (less amounts in respect of which any Lender is obligated to NBC or such other Lender under Section 16.18 hereof) plus such Lender's pro rata portion of the aggregate unpaid principal amount of the Revolving Loan, exceeds such Lender's Revolving Commitment. For purposes of determining the aggregate amount of undrawn and unreimbursed Letters of Credit as at any date, the undrawn and unreimbursed amounts under Letters of Credit that are denominated in foreign currency shall be converted into U.S. Dollars at the rate of exchange for cable transfers (as determined by the Agent) in effect on the date of determination.

          (b) Each Letter of Credit shall be a standby Letter of Credit or a documentary Letter of Credit, shall be in form, scope and substance satisfactory to the Agent, and shall be issued pursuant to a Letter of Credit Agreement. Each Letter of Credit that is a standby Letter of Credit shall expire no later than the earlier of (i) the Maturity Date and (ii) the date one year following the date of issuance thereof. Each Letter of Credit that is a documentary Letter of Credit shall expire no later than the earlier of the Maturity Date and the date ninety (90) days following the date of issuance thereof.

          (c) Borrower shall reimburse the Issuing Lender of each Letter of Credit issued hereunder for any draft paid under such Letter of Credit within one (1) Business Day following the date of such payment. Borrower shall, to the extent of availability under the Revolving Credit Facility Commitment, effect such payment with the proceeds of a Revolving Credit Advance (which shall be entirely a Base Rate Advance) made to Borrower in the amount of such payment (whether or not any request therefor has been made by Borrower), which Revolving Credit Advance shall at such time be made and applied to payment of reimbursement of such drawing without any notice by or consent of Borrower (except that no such Revolving Credit Advance shall be required to be made by the Lenders to the extent prevented by applicable law or following any Event of Default of the type described in Section 14.1(f) or 14.1(g) hereof), and shall be repayable, together with interest thereon, in accordance with the provisions of Section 2 hereof. The Issuing Lender shall promptly notify the Agent, the other Lenders and Borrower in writing or by telephone confirmed promptly in writing of any such drawing under a Letter of Credit and the making of such Revolving Credit Advance. Any payments by an Issuing Lender of drawings under any Letter of Credit in foreign currency shall be reimbursed by Borrower in U.S. Dollars at the rate of exchange for cable transfers in effect on the date of payment by such Issuing Lender.

           (d) Notwithstanding anything contained in Section 7.1(c) hereof, the obligation of Borrower to reimburse a drawing under a Letter of Credit shall not be affected or impaired by any failure of any Lender to fund a Revolving Credit Advance under Section 7.1(c) hereof unless Borrower shall have satisfied all conditions to the making of such Revolving Credit Advance (other than notice requirements and the delivery of a Borrower's
Certificate).

           (e) Upon not less than one (1) Business Day's prior Written Notice to the Agent, the Borrower may terminate or cause to be terminated any Letter of Credit, provided that the Borrower has obtained the prior written consent of each beneficiary of such Letter of Credit to such termination.

           (f) The face amounts of issued and outstanding documentary and standby letters of credit issued for the account of Borrower shall be 100% reserved against availability on the Revolving Loan Borrowing Limit.

           SEC. 7.2. LETTER OF CREDIT FEES. Borrower shall pay to Agent, for the account of Lenders, a fee on the average face amount of each standby and documentary Letter of Credit issued by an Issuing Lender in an amount equal to the applicable Letter of Credit Fee, payable quarterly in advance on the first Business Day of each calendar quarter. In addition, Borrower shall pay to each Issuing Lender, in respect of each standby and documentary Letter of Credit issued by such Issuing Lender hereunder, on demand, all standard fees and other charges charged by such Issuing Lender with respect to the issuance and maintenance of any Letter of Credit including, without limitation, in the case of each standby Letter of Credit, an amount equal to one-fourth of one percent (0.25%) of the face amount of such standby Letter of Credit.

           SEC. 7.3. INDEMNITY. Borrower agrees to indemnify each Issuing Lender, each of its correspondents, and the Lenders and hold them harmless from and against any and all claims, damages, losses, liabilities, costs and expenses whatsoever which they may incur or suffer by reason of or in connection with the execution and delivery or assignment of or payment or presentation under or in respect of any Letter of Credit issued by such Issuing Lender or any action taken or omitted to be taken with respect to any Letter of Credit issued by such Issuing Lender, except only if, and to the extent that, any such claims, damages, losses, liabilities, costs or expenses shall be caused by the willful misconduct or gross negligence of such Issuing Lender or such correspondent in making payment against any draft presented under any Letter of Credit which does not substantially comply with the terms thereof, or in failing to make payment against any such draft which strictly complies with the terms of such Letter of Credit, it being understood that (a) in making such payment, such Issuing Lender's or such correspondent's exclusive reliance in good faith on the documents presented to and believed to be genuine by it in accordance with the terms of such Letter of Credit as to any and all matters set forth therein, including, without limitation, reliance in good faith on any affidavit presented pursuant to such Letter of Credit and on the amount of any sight draft presented pursuant to any Letter of Credit, whether or not any statement or any other document presented pursuant to such Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein proves to be untrue or inaccurate in any respect whatsoever, and (b) any such noncompliance in a non-material respect shall, in each case, not be deemed willful misconduct or gross negligence of such Issuing Lender or such correspondent. Upon demand by any Issuing Lender, such correspondent or any Lender at any time, Borrower shall reimburse such Issuing Lender, such correspondent or such Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is due to such Issuing Lender's or such correspondent's gross negligence or willful misconduct as aforesaid. The indemnities contained herein shall survive the expiration or termination of the Letters of Credit and this Agreement and shall be payable upon demand.

           SEC. 7.4. REIMBURSEMENT OF CERTAIN COSTS. (a) Unless at the time prohibited by an order of a court of competent jurisdiction, the obligations of Borrower hereunder with regard to Letters of Credit are absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Borrower may have against any Person, including, without limitation, the beneficiary of such Letter of Credit and any Issuing Lender, and all sums payable by Borrower hereunder with respect to any such Letter of Credit, whether of principal, interest, fees, expenses or otherwise, shall be paid in full, without any deduction or withholding whatsoever. In the event that Borrower is compelled by applicable law to make any such deduction or withholding, then, unless prohibited by applicable law, it shall pay to each Issuing Lender such additional amount as will result in the receipt by each Issuing Lender of a net sum equal to the sum it would have received if no such deduction or withholding had been required to be made.

           (b) In the event that any change in conditions or the adoption of any law, regulation or directive or any change in applicable law, regulation or directive, or interpretation thereof (including any request, guideline or policy whether or not having the force of law and including, without limitation, Regulation D promulgated by the Board as now and from time to time hereafter in effect) by any authority charged with the administration or interpretation thereof, occurs which:

           (i) subjects any Issuing Lender to any tax with respect to any amount paid or to be paid by such Issuing Lender as the issuer of any Letter of Credit (other than any Excluded Tax) or its commitment under any Letter of Credit; or

          (ii) changes the basis of taxation of payments to any Issuing Lender with respect to any Letter of Credit or such commitment (other than any Excluded Tax); or

         (iii) imposes, modifies, requires, makes or deems applicable any reserve, deposit, insurance assessment or similar requirements against any assets held by, deposits with or for the account of, or loans or commitments by, an office of any Issuing Lender in connection with payments by such Issuing Lender under any Letter of Credit or commitments under any Letter of Credit; or

          (iv) imposes any condition upon or causes in any manner the addition of any supplement to or an increase of any kind to any Issuing Lender's capital or cost base for issuing any Letter of Credit which results in an increase in the capital requirement supporting such Letter of Credit; or

           (v) imposes, modifies, requires, makes or deems applicable to any Issuing Lender any capital requirement, increased capital requirement or similar requirement such as, without limitation, the deeming of any Letter of Credit to be an asset held by such Issuing Lender for capital calculation or other purposes;

and the result of any of the foregoing is to reduce the after-tax rate of return on such Issuing Lender's capital, increase the cost to any Issuing Lender of making any payment under, or maintaining its commitment under, any Letter of Credit, or to reduce the amount of any payment (whether of principal, interest or otherwise) or benefit received or receivable by such Issuing Lender with respect to any Letter of Credit or to require such Issuing Lender to make any payment on or calculated by reference to the gross amount of any sum received by it with respect to any Letter of Credit, in each case by an amount which such Issuing Lender in its sole judgment deems material (including, without limitation, such Issuing Lender's cost of taking action in anticipation of the effectiveness of any event referred to above in order to enable such Issuing Lender to be in compliance therewith upon effectiveness), then and in any such case:

            (x) such Issuing Lender shall promptly notify Borrower, the Agent and the other Lenders in writing of the happening of such event;

            (y) such Issuing Lender shall promptly deliver to Borrower, the Agent and the other Lenders a certificate stating the change which has occurred or the reserve requirements or other conditions which have been imposed on such Issuing Lender or the request, directive or requirement with which it has complied, together with the date thereof and the amount of such increased cost, reduction or payment; and

            (z) Borrower shall pay to such Issuing Lender, upon demand, after delivery of the notice referred to in clause (x) above, such amount or amounts as will compensate for such additional cost, reduction or payment, to the extent permitted by law.

A certificate delivered by an Issuing Lender pursuant to clause (y) above as to the additional amounts payable pursuant to this paragraph shall, in the absence of manifest error, be conclusive evidence of the amount thereof. The protection of this Section 7.4 shall be available to each Issuing Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation, directive or condition which has been imposed. In the event that after Borrower shall have paid any additional amount under this Section
7.4 with respect to any Letter of Credit, an Issuing Lender shall have successfully contested such law, regulation, treaty, directive or condition then, to the extent that such Issuing Lender does not incur any increased cost or reduction in payment (as to which such Issuing Lender is entitled to indemnification hereunder) with respect to any Letter of Credit for which Borrower has paid such additional amount, such Issuing Lender shall refund, on an after-tax basis, to Borrower such additional amount.

           SEC. 7.5. PAYMENT OF DRAFTS. Delivery to the Agent, any Issuing Lender or their correspondents of any documents purporting to comply with the requirements of any Letter of Credit shall be sufficient evidence of the validity, genuineness, and sufficiency thereof and of the good faith and proper performance of the drawers and/or users of any Letter of Credit, their agents and assignees, and the Agent, such Issuing Lender and their correspondents may rely and act thereon without liability or responsibility with respect thereto or with respect to the correctness or condition of any shipment of merchandise to which the same may relate. Upon receipt by the Agent or any Issuing Lender of written approval thereof from Borrower, the Agent or any such Issuing Lender, as the case may be, may (but shall not be required to) accept or pay overdrafts or irregular drafts or drafts with irregular documents attached or with respect to which time limits have been extended, and no such acceptance or payment shall impair any rights of the Agent or any Issuing Lender under this Agreement. In case of any variation between the documents called for by any Letter of Credit and the documents accepted by the Agent, an Issuing Lender or their correspondents, Borrower shall be conclusively deemed to have waived any right to object to such variation with respect to any action of the Agent, such Issuing Lender or such correspondents relating to such documents and to have ratified and approved such action as having been taken on the direction of Borrower, unless Borrower within ten (10) Business Days of the receipt of such documents or acquisition of knowledge of such variation files an objection with the Agent or such Issuing Lender in writing. No Issuing Lender (nor the Agent) shall be liable for any delay in giving, or failing to give, notice of the arrival of any goods or any other notice, or for any error, neglect or default of any of its correspondents; nor shall any Issuing Lender (or the Agent) be responsible for the non-fulfillment of any requirement of any Letter of Credit that (a) drafts bear appropriate reference to any Letter of Credit, (b) the amount of any draft be noted on the reverse of any Letter of Credit, (c) any Letter of Credit be surrendered or taken up or (d) documents be forwarded apart from any drafts; and the Agent, each Issuing Lender and their correspondents may, if they see fit, waive any such requirements.

           SEC. 7.6. ISSUING LENDER'S ACTIONS. Any Letter of Credit may, in the discretion of the Issuing Lender thereof or such Issuing Lender's correspondents, be interpreted by it or any such correspondent (to the extent not inconsistent with such Letter of Credit) in accordance with the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce, as adopted or amended from time to time, or any other rules, regulations and customs prevailing at the place where any Letter of Credit is available or the drafts are drawn or negotiated. An Issuing Lender and its correspondents may accept and act upon the name, signature or act of any party purporting to be the executor, administrator, receiver, trustee in bankruptcy or other legal representative of any party designated in any Letter of Credit issued by such Issuing Lender in the place of the name, signature or act of such party.

          SECTION 8.  SECURITY AND GUARANTY.

          As security for the full and timely payment and performance of the Lender Debt, whether now existing or hereafter arising, subject, however, to the provisions of Section 8.8 hereof:

          SEC. 8.1. SECURITY AGREEMENTS. (a) Each of the Credit Parties shall duly execute and deliver to the Agent one or more security agreements, pledges or assignments, substantially in the form of Exhibit 8.1 hereto (each as amended, supplemented or otherwise modified from time to time in accordance with its terms, a "Security Agreement" and, together with the Mortgages, the Collection Account Agreements, the Concentration Account Agreement, the Lock-Box Agreements, and any other agreement now existing or hereafter created providing collateral security for the payment or performance of any Lender Debt, in each case, as amended, modified or supplemented from time to time, collectively referred to as the "Security Documents"), and all consents of third parties necessary to permit the effective granting of the Liens created in such security agreements, in form and substance satisfactory to the Agent, as may be required by the Agent to grant to the Agent for the benefit of the Agent and the Lenders, except to the extent otherwise permitted under Section
13.2 hereof, a valid, perfected and enforceable first priority lien on and security interest in all present and future Collateral, including but not limited to, Inventory, accounts (to the extent arising from the sale or lease of Inventory or the providing of services) ("Pledged Accounts"), in each case, of such Credit Party or such Credit Party's Subsidiaries, wherever located, and all proceeds thereof, and a valid perfected second priority security interest in all cash registers and scanning systems, and all books and records, including, without limitation, computer records, disks, tapes and other media in which any information relating to Inventory, inventory control systems or such accounts is stored or recorded and all computer software, management information systems and other systems and copies of every kind thereof relating to Inventory, inventory controls or such accounts and all customer lists ("Records and Other Property"), in each case, of such Credit Party or such Credit Party's Subsidiaries, wherever located, and all proceeds thereof, in each case to the extent a Lien therein is granted in such Security Documents, together with:

                (i) evidence of the completion of all recordings and filings of or with respect to the Security Documents that the Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby,

               (ii) evidence of the insurance required by the terms of any Security Document,

              (iii) copies of each assigned agreement, if any, referred to in any Security Document, together with a consent to such assignment in form and substance satisfactory to the Lenders, duly executed by each party to such assigned agreements other than Borrower, and

               (iv) evidence that all other action that the Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Security Documents has been taken.

           (b) The Agent shall have received acknowledgment copies or stamped receipt copies of proper financing statements, duly filed on or before the day of the initial borrowing hereunder under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Security Documents, covering the collateral described in the Security Documents.

           SEC. 8.2. MORTGAGES. (a) Each of the Credit Parties shall duly execute and deliver to the Agent one or more mortgages or deeds of trust, as appropriate for the applicable jurisdiction in which the real property encumbered thereby is located, substantially in the form of Exhibit 8.2 hereto (each as amended, supplemented or otherwise modified from time to time in accordance with its terms, a "Mortgage" and, as amended, modified or supplemented from time to time, collectively referred to as the "Mortgages"), and all consents of third parties necessary to permit the effective granting of the Liens created in such mortgages and deeds of trust, in form and substance satisfactory to the Agent, as may be required by the Agent to grant to the Agent for the benefit of the Agent and the Lenders, except to the extent otherwise permitted under Section 13.2 hereof, a valid, perfected and enforceable first priority lien on and security interest in all present and future Real Property of such Credit Party or such Credit Party's Subsidiaries, wherever located, and all proceeds thereof, together with:

                (i) evidence of the insurance required by the terms of any Mortgage,

                (ii) copies of each assigned agreement, if any, referred to in any Mortgage, together with a consent to such assignment in form and substance satisfactory to the Lenders, duly executed by each party to such assigned agreements other than Borrower, and

                (iii) evidence that all other action that the Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Mortgages has been taken.

           (b) Each of the Credit Parties shall provide, at the Credit Parties' expense, such additional documentation as the Agent and the Lenders' would ordinarily require in connection with real estate collateral, including without limitation, the following for each parcel of Real Property owned by a Credit Party (other than Excluded Properties): (i) an appraisal performed in accordance with applicable law; (ii) a mortgagee's policy of title insurance naming Agent for the benefit of the Lenders as insured; (iii) an environmental audit or such other due diligence or investigation as may be acceptable to the Agent and Lenders; and (iv) additionally with respect to all Real Properties (other than Excluded Properties), whether owned or leased by a Credit Party, such other certificates, consents, estoppel letters and third party documents as the Agent and Lenders may request.

           SEC. 8.3. FILING AND RECORDING. (a) Borrower shall, at its cost and expense (except where otherwise prohibited by applicable law), cause all instruments and documents given as security pursuant to this Agreement to be duly recorded and/or filed or otherwise perfected in all places necessary, in the opinion of the Agent, to perfect and protect the Lien of the Agent in the property covered thereby.

           (b) Each of the Credit Parties hereby authorizes the Agent to file one or more financing statements or continuation statements or amendments thereto or assignments thereof in respect of any Lien created pursuant to this Agreement and the Security Documents which may at any time be required or which, in the opinion of the Agent, may at any time be desirable without the signature of such Credit Party where permitted by law.

           (c) In the event that any re-recording or refiling of any financing statement (or the filing of any statements of continuation or amendment or assignment of any financing statement) or Mortgage is required to protect and preserve such Lien, Borrower shall, at its cost and expense, cause the same to be recorded and/or refiled at the time and in the manner requested by the Agent (except where otherwise prohibited by applicable law).

           SEC. 8.4. INTERPRETATION OF SECURITY DOCUMENTS AND MORTGAGES. In the case of any conflict between the terms and provisions of a Security Document and this Agreement, the terms and provisions of this Agreement shall control, unless the terms of such Security Document expressly provide otherwise.

           SEC. 8.5. GUARANTEES. (a) On or prior to the Closing Date, Parent and each Subsidiary of Borrower in existence on the Closing Date shall execute and deliver to the Agent an amended and restated guaranty, substantially in the form of Exhibit 8.5 hereto, of all present and future Lender Debt. Parent's obligations under the guaranty will be secured by a pledge of 100% of the issued and outstanding capital stock of Borrower.

           (b) Upon the formation or acquisition, after the Closing Date, of any Subsidiary of Borrower, such Subsidiary shall execute and deliver to the Agent a guaranty, substantially in the form of Exhibit 8.5 hereto, of all then existing or thereafter incurred Lender Debt. Nothing contained in this Section
8.5 shall permit Borrower or any Subsidiary thereof to form or acquire any Subsidiary which is otherwise prohibited by this Agreement.

           SEC. 8.6. RELEASE OF MORTGAGES. Upon any full and final payment of the Term Loan arising from a re-financing of the Term Loan, the Agent and the Lenders will release the Liens on the Real Properties, so long as satisfactory third-party agreements covering each of the Real Properties (e.g., landlord's waivers, mortgagee waivers, etc.) have been delivered to the Agent and no Default or Event of Default has occurred and is continuing at the time of such payment. If Borrower repays the Term Loan in the ordinary course of payments and pre-payments with Borrower's own assets, exclusive of sources other than a re-financing of the Term Loan, then the Liens on the Real Properties will remain in favor of the Agent and the Lenders. Nothing in this
Section 8.6 shall be construed to modify or waive the provisions of Section
13.3 of this Agreement; and any re-financing of the Term Loan, along with any obligation of the Agent and the Lenders to release the Liens on any of the Real Properties, will be subject to compliance with the other provisions of this Agreement, in general, and Section 13, in particular.

           SEC. 8.7. POWER OF ATTORNEY. Borrower hereby appoints the Agent or any other Person whom the Agent may designate as Borrower's attorney, with power to: (i) endorse Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into the Agent's or any Lender's possession; (ii) sign Borrower's name on any invoice or bill of lading relating to any Receivables and drafts against customers;
(iii) verify the validity, amount or any other matter relating to any Receivable by mail, telephone, telegraph or otherwise with account debtors;
(iv) do all things necessary to carry out this Agreement and any Security Documents; and (v) on or after the occurrence and during the continuation of an Event of Default, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by the Agent, and to receive, open and dispose of all mail addressed to Borrower. Borrower hereby ratifies and approves all acts of the attorney. Neither the Agent nor the attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable so long as any Receivable which is assigned to the Bank or in which the Bank has a security interest remains unpaid and until the Lender
Debt has been fully satisfied.

          SEC. 8.8. LIMITATION ON LENDER DEBT SECURED BY SECURITY DOCUMENTS. Notwithstanding anything to the contrary contained in this Agreement or in the Security Documents, and so long as the Indenture, in general, and the provisions of the Indenture which limit indebtedness securing "Purchase Money Obligations" (as such term is defined in the Indenture), in particular, are and remain in force and effect, then (a) the Liens on Collateral that secure the Acquisition Term Loan B Facility shall secure only the Acquisition Term Loan B Facility, and (b) the Liens on the Collateral that Borrower did not acquire with proceeds of an Acquisition Term Loan B Advance, which secure or purport to secure all of the Lender Debt, shall secure the Lender Debt exclusive of the Acquisition Term Loan B.

           SECTION 9. CONDITIONS PRECEDENT TO INITIAL BORROWING AND ISSUANCE
                      OF LETTERS OF CREDIT.

           No Advance shall be made and no Letter of Credit shall be issued hereunder until the fulfillment (or waiver in writing by the Required Lenders) of the following conditions precedent on or prior to the Closing Date:

           SEC. 9.1. OPINIONS OF COUNSEL. The Agent shall have received on or before the day of such initial borrowing, from Messrs. Crowe & Dunlevy, a professional corporation, special counsel to the Credit Parties, in sufficient copies for each Lender, opinions addressed to the Lenders and the Agent and dated the Closing Date, substantially in the form of Exhibit 9.1 hereto.

           SEC. 9.2. AUDIT RESULTS. The Agent and the Lenders shall have performed such audits of Borrower's Receivables and Inventory as the Agent and the Lenders shall have required, and the results thereof shall have been satisfactory to the Agent and the Lenders.

           SEC. 9.3.  MATERIAL ADVERSE CHANGE.  In the judgment of the Agent,
(a) no material adverse change shall have occurred in the business, operations, liabilities, assets, properties, prospects or condition (financial or otherwise) of Borrower since November 7, 1998, as reflected in the unaudited financial information contained in the November 7, 1998 financial statements of Borrower, and (b) the Agent shall not have become aware of any previously undisclosed materially adverse information with respect to Borrower and there shall not have occurred any disruption or adverse change in the financial or capital markets generally which the Agent, in its reasonable discretion, deems material.

           SEC. 9.4. QUALIFICATION. Each Credit Party shall be duly qualified and in good standing in each jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

           SEC. 9.5. SECURITY DOCUMENTS AND INSTRUMENTS. The Agent shall have received, in sufficient copies for each Lender, all the instruments and documents then required to be delivered pursuant to Section 8 hereof or any other provision of this Agreement or pursuant to the instruments and documents referred to in Section 8 hereof and the same shall be in full force and effect and shall grant, create or perfect the Liens, rights, powers, priorities, remedies and benefits contemplated herein or therein, as the case may be.

           SEC. 9.6. EVIDENCE OF INSURANCE. The Agent shall have received, in sufficient copies for each Lender, evidence, in form, scope and substance and with such insurance carriers reasonably satisfactory to the Agent, of all insurance policies required pursuant to Section 12.3(a) hereof.

           SEC. 9.7. EXAMINATION OF BOOKS. The Agent and all Lenders shall have had the opportunity to examine the material contracts, properties, books of account, records, leases, Leases, contracts, pension plans, insurance coverage and properties of Borrower and of each Credit Party, and to perform such other due diligence regarding Borrower and each Credit Party as the Agent or any Lender shall have requested, the results of all of which shall have been satisfactory to the Agent and all Lenders in all material respects.

           SEC. 9.8. CORPORATE STRUCTURE. The Lenders shall be satisfied with the corporate structure and capitalization of each of the Credit Parties and SLB Marketing, Inc. and all documentation relating thereto, including without limitation, the ownership of assets thereby and the terms and conditions of each charter, bylaws and each class of capital stock of each Credit Party and SLB Marketing, Inc.

           SEC. 9.9. NOTES. Each Lender shall have received its Note, each duly completed, executed and delivered in accordance with Sections 2.3, 3.2 and 4.3 hereof.

           SEC. 9.10. FEES TO AGENT AND LENDERS. All fees payable to the Agent and the Lenders with respect to the financing hereunder on or prior to the Closing Date shall have been paid in full in immediately available funds.

           SEC. 9.11. MANAGEMENT; OWNERSHIP. The Agent and all Lenders shall be reasonably satisfied with the management and board of directors of each of the Credit Parties, and the arrangements and agreements by and among each of the Credit Parties and such management.

           SEC. 9.12. DISBURSEMENT AUTHORIZATION. The Agent shall have received a disbursement authorization letter, substantially in the form of
Exhibit 9.12 hereto, duly executed and delivered by Borrower as to the disbursement on the Closing Date of the proceeds of the initial Advance.

           SEC. 9.13. LITIGATION. There shall be no pending or, to the knowledge of any Credit Party, threatened litigation with respect to any of the Credit Parties or any of their Subsidiaries or (relating to the transactions contemplated herein) with respect to the Agent or any of the Lenders, which challenges or relates to the financing arrangements to be provided hereunder, or to the business, operations, liabilities, assets, properties, prospects or condition (financial or otherwise) of any of the Credit Parties or their Subsidiaries, which pending or threatened litigation could, in the Agent's reasonable judgment, be expected to have a Material Adverse Effect. There shall exist no judgment, order, injunction or other similar restraint prohibiting any transaction contemplated hereby.

           SEC. 9.14. COMPLIANCE WITH LAW. The Agent shall be satisfied that each Credit Party (a) has obtained all authorizations and approvals of any governmental authority or regulatory body required for the due execution, delivery and performance by such Credit Party of each Loan Document to which it is or will be a party and for the perfection of or the exercise by the Agent and each Lender of their respective rights and remedies under the Loan Documents, and (b) shall be in compliance with, and shall have obtained appropriate approvals pertaining to, all applicable laws, rules, regulations and orders, including, without limitation, all governmental, environmental, ERISA and other requirements, regulations and laws, the violation or failure to obtain approvals for which could reasonably be expected to have a Material Adverse Effect.

           SEC. 9.15. PROCEEDINGS; RECEIPT OF DOCUMENTS. All requisite corporate action and proceedings in connection with the borrowings and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit shall be satisfactory in form and substance to the Agent, and the Agent shall have received, on or before Closing Date, all information and copies of all documents, including, without limitation, records of requisite corporate and/or partnership action and proceedings, which the Agent may have requested in connection therewith, such documents where requested by the Agent to be certified by appropriate corporate Persons or governmental authorities. Without limiting the generality of the foregoing, the Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Agent (unless otherwise specified) and, except for the Notes, in sufficient copies for each
Lender:

               (a) a copy of the certificate of incorporation of Borrower, and all amendments thereto, certified (as of a date reasonably near the date of the initial borrowing), by the Secretary of State of the State of Delaware as being a true and correct copy thereof;

               (b) a copy of the articles or certificate of incorporation, as the case may be, of each other Credit Party and all amendments thereto, in each case certified (as of a date reasonably near the date of the initial borrowing), by the Secretary of State of the state of formation or incorporation of each such Credit Party;

               (c) certified copies of the resolutions of the Board of Directors of each of Borrower and each Credit Party approving this Agreement, the Notes, and each other Loan Document to which it is a party or by which it is bound, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, and each other Loan Document;

               (d) a copy of a certificate of the Secretary of State of each State listed on Schedule 9.15 hereto, dated a date reasonably near the date of the initial Advance, stating that Borrower and each Credit Party, as the case may be, is duly qualified and in good standing as a foreign entity in such State;

               (e) a certificate of each Credit Party signed on behalf of such Person by an appropriate officer of such Person, certifying as to
     (i) the absence of any amendments to the charter of such Person since the date of the Secretary of State's certificate for such Person referred to above, (ii) a true and correct copy of the bylaws of such Person as in effect on the date of the initial borrowing;

               (f) a certificate of the Secretary or an Assistant Secretary of each Credit Party certifying the names and true signatures of the officers of such Person authorized to sign, on behalf of such Person, this Agreement, the Notes and each other Loan Document, to which such Person is a party or by which it is bound; and

               (g) copies of the Subordinated Note Documents to be entered into on or about the Closing Date, which shall be satisfactory in form, scope and substance to the Agent, which shall be certified by an appropriate officer of Borrower to be true and complete in all respects.

            SEC. 9.16. APPROVAL OF SUBORDINATED NOTES; CAPITALIZATION, ETC. The Agent and all Lenders shall have approved (which approval shall not be unreasonably withheld) all terms and conditions of the Subordinated Notes and the Subordinated Note Documents, including, without limitation, any and all amendments and other modifications thereto entered into as of the Closing Date, and, without in any way limiting the scope and generality of the foregoing approval requirement (which applies to all terms and conditions), in any event, there shall be no prepayment required under the terms of any Subordinated Note Document from cash flow, excess cash flow or the like while any Advance or Letter of Credit Usage (other than fully cash-collateralized undrawn Letters of Credit) is outstanding, provided that prepayment from such sources may be required to effect a prepayment of Subordinated Notes if, on the date when notice of such prepayment is first mailed to holders of the Subordinated Notes as contemplated by the Indenture (so long as such notice is mailed within five
(5) Business Days following the earliest date that such notice can be mailed under the Indenture and provides the earliest date for prepayment which can be set under the Indenture, in each case as such Indenture is in effect on the Closing Date), a prepayment could be made in compliance with this Section
9.16.

            SEC. 9.17. COLLECTION AND CONCENTRATION ACCOUNTS; LOCK-BOX ACCOUNTS; CASH MANAGEMENT AGREEMENT. (a) Prior to the Closing Date, Borrower shall have established one or more collection Accounts into which the cash receipts for each store operated by Borrower or a Subsidiary of Borrower (to the extent such cash receipts constitute proceeds of any Collateral) shall be deposited.

            (b) Borrower shall have established a Concentration Account at NBC or another financial institution acceptable to the Agent and shall have delivered to the Agent on or before the day of such initial borrowing, with respect to such Concentration Account, a concentration account agreement in the form of Exhibit 9.17(b) hereto (as amended, modified or supplemented from time to time, a "Concentration Account Agreement"), duly executed and delivered by Borrower and duly acknowledged by the bank at which such Concentration
Account is established.

            (c) Borrower shall have established one or more Lock-Box Accounts and shall have delivered to the Agent on or before the day of such initial borrowing, with respect to each such Lock-Box Account, an executed Lock-Box Agreement duly executed and delivered by Borrower and duly acknowledged by the bank at which such Lock-Box Account is established.

            (d) Borrower shall have established one or more Pharmaceutical Collection Accounts and shall have delivered to the Agent on or before the day of the initial borrowing following the Closing Date, with respect to each such Pharmaceutical Collection Account, an executed pharmaceutical collection account agreement in the form of Exhibit 9.17(d) hereto (as amended, modified or supplemented from time to time, a "Pharmaceutical Collection Account Agreement") duly executed and delivered by Borrower and duly acknowledged by the bank at which such Pharmaceutical Collection Account is established.

            (e) Borrower shall have established its general disbursements account with the Agent on or before the day of the initial borrowing.

            SEC. 9.18. NO MARKET DISRUPTION. There shall have occurred no disruption or adverse change in the financial or capital markets generally which the Agent, in its reasonable discretion, deems material.

            SEC. 9.19. LANDLORDS' LIENS. None of the Collateral shall be subject to any contractual or statutory Lien or Liens in favor of any lessor under any Lease, except such Liens as the Agent, in its sole discretion, shall deem not material, and except such Liens that have been waived or subordinated to the Liens in favor of Agent and the Lenders in a manner satisfactory to the Agent, in its sole discretion.

            SEC. 9.20. UCC SEARCH RESULTS. The Agent shall have received the completed requests for information referred to and in compliance with the requirements of Section 12.20 hereof.

            SEC. 9.21. NO DEFAULT. There shall exist no material default or Event of Default in any of the Companies' obligations to the Agent and the Lenders under (a) any applicable legal requirements, (b) the Existing Agreement, or (c) the Indenture.

           SECTION 10. CONDITIONS PRECEDENT TO EACH BORROWING AND ISSUANCE OF LETTERS OF CREDIT.

           The obligation of the Lenders to make any Advance and issue any Letter of Credit is subject to fulfillment (or prior waiver in writing by the Required Lenders) of the following conditions precedent to the satisfaction of the Agent:

           SEC. 10.1. BORROWER'S CERTIFICATE; OTHERS. (a) Except in the case of Advances for reimbursement of Letters of Credit described in Section 7.1(c) hereof, Borrower delivers to the Agent a Borrower's Certificate.

           (b)(i) All representations and warranties made by each of the Credit Parties contained herein or otherwise made in any Loan Document (including, without limitation, each Borrower's Certificate), officer's certificate or any agreement, instrument, certificate, document or other writing delivered to the Agent or any Lender in connection herewith or therewith, shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such borrowing or issuance of such Letter of Credit (unless any such representation or warranty speaks as of a particular date, in which case it shall be deemed repeated as of such date), and, with respect to Permitted Acquisitions, after giving effect to the Schedules as supplemented or amended to reflect the effect of the Permitted Acquisition;

                (ii) on the date of such borrowing or issuance there shall exist no Default or Event of Default;

               (iii) if Borrower is requesting a Letter of Credit, the Agent on behalf of any Issuing Lender shall have (to the extent requested by any Issuing Lender) received a duly executed and delivered Letter of Credit Agreement with respect thereto;

                (iv) Borrower shall have complied with all procedures and given all certificates, notices and other documents required hereunder for such advance or issuance;

                 (v) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request;

                (vi) if the Advance is a Revolving Credit Advance, then the making of such Advance or issuance of such Letter of Credit shall not cause the Revolving Loan, Letter of Credit Usage or any combination thereof to exceed the Revolving Loan Borrowing Limit, the Revolving Credit Facility Commitment, any other limit on availability contained in this Agreement, or any limit contained in the Indenture; and

               (vii) if the Advance is an Acquisition Term Loan Advance, then the making of such Advance shall not cause the Acquisition Term Loan to exceed the Acquisition Term Loan A Borrowing Limit, the Acquisition Term Loan B Borrowing Limit, the Acquisition Term Facility Commitment, any other limit on availability contained in this Agreement, or any limit contained in the Indenture.

          SEC. 10.2.  WRITTEN NOTICE.  Except as otherwise provided in Section
7.1 hereof, prior to the time of each Advance or the renewal or conversion of any Advance, or portion thereof, the Agent shall have received Written Notice of such Advance or the renewal or conversion of such Advance, or portion thereof, as the case may be, in accordance with Sections 2, 3, 4, and 5 hereof.

          SECTION 11.  USE OF PROCEEDS.

          (a) The proceeds of the Revolving Credit Facility shall be used solely to fund Borrower's working capital needs and other general corporate purposes. Borrower's acquisition of Inventory, including Inventory acquired in a Permitted Acquisition, shall be made only with proceeds of the Revolving Credit Facility.

          (b) The proceeds of the Term Loan, subject to the Term Commitment, shall be used solely to renew, extend and modify the principal balance of the 1996 Term Loan outstanding as of the Closing Date.

          (c) The proceeds of the Acquisition Term Loan Facility shall be used solely for Permitted Acquisitions.

          SECTION 12.  AFFIRMATIVE COVENANTS.

          Each of Borrower and Parent hereby covenants and agrees that, so long as any Advance or any Letter of Credit is outstanding or any Lender has any Revolving Commitment, Term Commitment, or Acquisition Term Commitment hereunder, unless specifically waived by the Required Lenders in writing:

          SEC. 12.1.  FINANCIAL STATEMENTS AND OTHER INFORMATION.

Borrower shall furnish or cause to be furnished to the Agent and each Lender:

          (a) as soon as practicable and in any event within forty-five (45) days after the close of each Fiscal Quarter of each Fiscal Year of Borrower:

                (i) a consolidated balance sheet of Parent and its Subsidiaries;

               (ii) from and after the formation of any Subsidiary of Borrower, a consolidating balance sheet of Parent and its Subsidiaries;

              (iii) a consolidated statement of income of Parent and its Subsidiaries;

               (iv) from and after the formation of any Subsidiary of Borrower, a consolidating statement of income of Parent and its Subsidiaries;

                (v) a consolidated statement of cash flows of Parent and its Subsidiaries;

               (vi) from and after the formation of any Subsidiary of Borrower, a consolidating statement of cash flows of Parent and its Subsidiaries; and

              (vii) a statement that the information on Schedule 12.26 of this Agreement is still accurate or, if not accurate, an update of the list of each Person with whom Borrower engaged in transactions involving an aggregate transactional amount of $25,000 or more and who is a seller of either perishable agricultural commodities or livestock;

          in each case, as at the end of and for the period commencing at the end of the previous Fiscal Year and ending with such quarter just closed and for the period commencing at the end of the previous quarter and ending with such quarter just closed, setting forth for each such period in comparative form, (x) the corresponding figures for the applicable quarter and year to date of the preceding Fiscal Year and (y) budgets of Parent and its Subsidiaries for such quarter and year to date previously delivered under Section 12.1(l) hereof, all in reasonable detail and certified by the chief executive or financial officer of Parent to have been prepared in accordance with GAAP, subject to normal recurring year-end audit adjustments, together with a schedule in form satisfactory to the Agent, (1) setting forth the Companies' EBITDA for such quarter, actual Net Capital Expenditures made by Parent and its Subsidiaries during such quarter and indicating that such capital expenditures were made in compliance with Section 13.1 hereof, and (2) showing the computations used by Parent in determining compliance with the covenants contained in Section 12.16 hereof;

          (b) as soon as practicable and in any event within one hundred twenty (120) days after the close of each Fiscal Year of Parent:

                 (i) an audited consolidated balance sheet of Parent and its Subsidiaries;

                (ii) from and after the formation of a Subsidiary of Borrower, an audited consolidated balance sheet of Parent and its Subsidiaries;

               (iii) an audited consolidated statement of operations of Parent and its Subsidiaries;

                (iv) from and after the formation of a Subsidiary of Borrower, an audited consolidated statement of operations of Parent and its Subsidiaries;

                 (v) an audited consolidated statement of cash flows of Parent and its Subsidiaries; and

                (vi) from and after the formation of a Subsidiary of Borrower, an audited consolidating statement of cash flows of Parent and its Subsidiaries;

          in each case, as at the end of and for the Fiscal Year just closed,
          (x) setting forth in comparative form the corresponding figures for the preceding Fiscal Year and (y) accompanied by a separate report certified by the chief financial officer of Parent, which shall not be subject to the certification or statement of the accountants set forth below, setting forth the budgets of Parent and its Subsidiaries for such Fiscal Year previously delivered under Section 12.1(l) hereof, all in reasonable detail and (except for such budgets and comparisons with such budgets) certified (with qualifications or exceptions deemed acceptable to the Agent) by independent public accountants selected by Parent and satisfactory to the Agent; and concurrently with such financial statements, a certificate, in form satisfactory to the Agent, signed by such independent accountants
          (1) stating that in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of any Default or Event of Default or, if such independent accountants shall have obtained from such examination any such knowledge, they shall disclose in such written statement the Default or Event of Default and the nature thereof, it being understood that such independent accountant shall be under no liability, directly or indirectly, to anyone for failure to obtain knowledge of any such Default or Event of Default and (2) showing in detail the calculations supporting such certificate in respect of compliance with the covenants set forth in Sections 12.16 and 13.1 hereof and setting forth the calculations (in detail acceptable to the Agent) underlying such compliance.

          (c) as soon as practicable and in any event within forty-five (45) days after the close of each calendar month:

                 (i) a consolidated balance sheet of Parent and its Subsidiaries;

                (ii) from and after the formation of a Subsidiary of Borrower, a consolidated balance sheet of Parent and ts Subsidiaries;

               (iii) a consolidated statement of income of Parent and its Subsidiaries;

                (iv) from and after the formation of a Subsidiary of Borrower, a consolidated statement of income of Parent and its Subsidiaries;

                 (v) a consolidated statement of cash flows of Parent and its Subsidiaries; and

                (vi) from and after the formation of a Subsidiary of Borrower, a consolidating statement of cash flows of Parent and its Subsidiaries as at the end of and for the period commencing at the end of the previous Fiscal Year and ending with such month just closed and for the period commencing at the end of the previous month and ending with such month just closed;

     in each case prepared by management of Parent, setting forth in comparative form (x) the corresponding figures for the appropriate month and year to date of the previous Fiscal Year and (y) the budgets of Parent and its Subsidiaries for such month and year to date previously delivered under Section 12.1(l) hereof, all in reasonable detail (including, without limitation, stating the amount of interest expensed on each of the Revolving Loan, the Letters of Credit, the Term Loan, the Acquisition Term Loan, and all other Indebtedness for Borrowed Money of Parent and its Subsidiaries for such calendar month, and the depreciation, amortization and rental expenses of Parent and its Subsidiaries for such calendar month) and certified by the chief executive or financial officer of Parent to have been prepared in accordance with GAAP, subject to normal year-end adjustments;

            (d)  as soon as practicable and in any event within forty-five
     (45) days after the close of each calendar month, a statement of cash balances for the Concentration Account (unless any such account is maintained at NBC) and, upon the request of the Agent, a statement of cash balances for any one or more of the Special Accounts permitted pursuant to Section 12.17(c) hereof, together, in each case, if requested by the Agent, with a copy of the bank statements in respect thereof and all canceled checks and advances of credit and debits in respect of the Concentration Account or such Special Account (except to the extent that any such account is maintained at NBC);

            (e) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to Parent or any of its Subsidiaries by its auditors, in connection with each annual or interim audit or review of its books by such auditors, to the extent reasonably requested by the Agent;

            (f) promptly upon the issuance thereof, copies of all reports, if any, to or other documents filed by Parent or any of its Subsidiaries with the Securities and Exchange Commission under the Securities Act or the Securities Exchange Act (other than on Form S-8 or 8-A or similar forms), and all reports, notices or statements sent or received by Parent or any of its Subsidiaries to or from the holders of any Indebtedness for Borrowed Money of Parent or any such Subsidiary or to or from the trustee under any indenture under which the same is issued;

            (g)(i) concurrently with the delivery of the financial statements required to be furnished by Sections 12.1(a), 12.1(b), and 12.1(c) hereof, a certificate signed by the chief executive or financial officer of Parent,
     (x) stating that a review of the activities of Parent and its Subsidiaries during such quarter or Fiscal Year, as the case may be, has been made under his immediate supervision with a view to determining whether Parent and its Subsidiaries have observed, performed and fulfilled all of its respective obligations under each Loan Document to which it is a party, and (y) demonstrating, in a format satisfactory to the Agent, the compliance by Parent and its Subsidiaries with the financial covenants contained herein and stating that there existed during such month, quarter or Fiscal Year no Default, or Event of Default or if any such Default or Event of Default existed, specifying the nature thereof, the period of existence thereof and what action Parent or any of its Subsidiary proposes to take, or has taken, with respect thereto, and (ii) promptly upon the occurrence of any Event of Default, a certificate signed by the chief executive or financial officer of Parent, specifying the nature thereof and the action Parent or any of its Subsidiaries proposes to take or has taken with respect thereto;

            (h) promptly upon the commencement thereof, Written Notice of any litigation, including arbitrations, and of any proceedings before any governmental agency which could, if successful, reasonably be expected to have a Material Adverse Effect or where the amount involved exceeds $250,000;

            (i) with reasonable promptness, such other information respecting the business, operations and financial condition of Parent or any of its Subsidiaries as any Lender may from time to time reasonably request;

            (j) not later than fifteen (15) calendar days after the end of each calendar month, a certificate dated the last day of such calendar month just ended, from Parent, in substantially the form of Exhibit 12.1(j) hereto and signed by the chief executive officer, chief financial officer or chief accounting officer of Parent (each such certificate, a "Borrowing Base Certificate");

            (k) not later than ten (10) Business Days after the end of each fiscal month, a certificate dated as of the last day of such fiscal month just ended from Borrower substantially in the form of Exhibit 12.1(k) hereto and signed by the chief executive officer, chief financial officer or chief accounting officer of Parent setting forth (i) a schedule of Receivables and a detail aging of such Receivables as of the date of such certificate, (ii) a schedule of Borrower's accounts payable and a detail aging of such accounts payable, and (iii) a listing of Inventory as of the date of such certificate;

            (l) not later than forty-five (45) days after the commencement of each Fiscal Year of Parent beginning with the Fiscal Year commencing on January 3, 1999, a one Fiscal-Year budget of the financial condition and results of operations of Parent and its Subsidiaries for such Fiscal Year (covering in any event balance sheets, statements of cash flow and of income for each quarter and calendar month); in all instances in form, scope and substance reasonably satisfactory to the Agent; and Borrower shall cause such budget to be updated from time to time as material changes in the financial condition and results of operations of Parent and its Subsidiaries necessitate and shall promptly furnish or cause to be furnished to the Agent and each Lender a copy of any such updated budget;

            (m) promptly, and in any event within ten (10) Business Days of the date that Borrower obtains knowledge thereof, notice of any of the following events, to the extent that any of such events is reasonably expected to cause cost and expense to Borrower and its Subsidiaries of $500,000 or more:

                     (i) receipt by a Credit Party or any Subsidiary thereof, or any tenant or other occupant of any property of a Credit Party or Subsidiary thereof, of any claim, complaint, charge or notice of a violation or potential violation of any Environmental Law;

                    (ii) the occurrence of a spill or other Release of a Hazardous Material upon, under or about or affecting any of the properties of a Credit Party or Subsidiary thereof, or Hazardous Materials at levels or in amounts that may have to be reported, remedied or responded to under any Environmental Law are detected on or in the soil or groundwater;

                   (iii) that a Credit Party or Subsidiary thereof is or may be liable for any costs of cleaning up or otherwise responding to a Release of Hazardous Materials;

                    (iv) that any part of the properties of a Credit Party or any Subsidiary thereof is or may be subject to a Lien under any Environmental Law; and

                     (v) that a Credit Party or Subsidiary will undertake or has undertaken any cleanup or other response action with respect to any Hazardous Material; and

          (n) within ten (10) days following the occurrence thereof, any loss, damage or other event which can reasonably be expected to result in an insurance claim by Borrower or any Subsidiary of $250,000 or more;

          (o) promptly upon receipt thereof, copies of any correspondence received from Medicare/Medicaid Account Debtors or their agents or any other governmental entity or any Third Party Payor relating to any audit, investigation or statutorily-authorized inquiry relating to Borrower and any Pharmaceutical Receivable;

          (p) not later than fifteen (15) days after the end of each calendar month, a certificate dated the last day of such calendar month just ended, from Borrower, substantially in the form of Exhibit 12.1(p) hereto and signed by the chief executive officer, chief financial officer or chief accounting officer of Borrower, setting forth (i) the aggregate redemption value of Coupons forwarded to the Processing Agent during such calendar month, and (ii) the amount of payments actually received by Borrower from the Processing Agent during such calendar month for redemption of Coupons; Borrower hereby agrees to forward all Coupons to the Processing Agent for processing, on a weekly basis, in accordance with the terms of the Processing Agreement and to deposit or cause to be deposited all proceeds of Coupons in a Collection Account established pursuant to Section 9.18(a) hereof or otherwise in accordance with Agent's written instructions;

          (q) not later than ffifteen (15) days after the end of each calendar month, a certificate dated the last day of such calendar month just ended from the Borrower, substantially in the form of the of Exhibit 12.1(q) hereto and signed by the chief executive officer, chief financial officer or chief accounting officer of Borrower, setting forth (i) the amount of outstanding Pharmaceutical Receivables as of the beginning of such calendar month, (ii) the amount of new Pharmaceutical Receivables generated during such calendar month, (iii) the amount of payments received on outstanding Pharmaceutical Receivables during such calendar month, and (iv) a reconciliation of the foregoing;

          (r) with reasonable promptness, information regarding Inventory as Agent may from time to time reasonably request; and

          (s) with reasonable promptness, information regarding Vendor Receivables as Agent may from time to time reasonably request, including, without limitation, copies of Vendor Rebate Agreements.

          Sec. 12.2. TAXES AND CLAIMS. Each of Parent and Borrower shall, and shall cause each of Borrower's Subsidiaries, to, pay and discharge when due (except to the extent that (a) any such taxes, assessments, governmental charges or claims are diligently contested in good faith by appropriate proceedings and proper reserves are established on the books of Parent, Borrower or any such Subsidiary, and (b) any Liens arising from the non-payment thereof when due have not attached to any of the Collateral in a manner which could have priority over the Lien of the Agent thereon or risk the sale of or foreclosure on such Collateral, or (c) Parent and Borrower are permitted to defer paying any such taxes, assessments, governmental charges or claims by applicable provisions of the Federal Bankruptcy Code or pursuant to the Plan) (i) all taxes, assessments and governmental charges upon or against it or its properties or assets prior to the date on which penalties attach thereto and (ii) all lawful claims, whether for labor, materials, supplies, services or anything else, which might or could, if unpaid, become a Lien or charge upon its properties or assets.

           Sec. 12.3. INSURANCE. (a) Borrower shall, and shall cause each of its Subsidiaries to, (i) keep all its properties, including Real Properties, Inventory and Equipment, adequately insured at all times with responsible insurance carriers, in amounts and pursuant to insurance policies reasonably acceptable to the Agent, against loss or damage by fire and other hazards and,
(ii) maintain adequate insurance at all times with responsible insurance carriers, in amounts and pursuant to insurance policies reasonably acceptable to the Agent, against liability on account of damage to Persons and property and under all applicable workers' compensation laws and (iii) maintain adequate insurance covering such other risks as the Agent may reasonably request. For purposes of complying with this Section 12.3(a), adequate insurance shall in any event prevent Borrower and its Subsidiaries from becoming a co-insurer (excluding any deductibles thereunder reasonably acceptable to the Agent).

           (b) Except as otherwise agreed in writing by the Agent, each liability policy and each hazard policy on Collateral required pursuant to this
Section 12.3 shall name the Agent and each Lender as additional insured or first loss payee, as appropriate, and shall be primary without right of contribution from any other insurance which is carried by the Lenders or the Agent to the extent that such other insurance provides it with contingent and/or excess liability insurance with respect to its interest as such in the Collateral and shall expressly provide that all of the provisions thereof, except the limits of liability (which shall be applicable to all insureds as a group) and except liability for premiums (which shall be solely a liability of Borrower or its Subsidiaries, as the case may be), shall operate in the same manner as if there were a separate policy covering each insured.

           (c) Borrower shall, and shall cause each of its Subsidiaries to, from time to time upon request of the Agent, promptly furnish or cause to be furnished to the Agent (1) evidence, in form and substance reasonably satisfactory to the Agent, of the maintenance of all insurance required to be maintained by this Section 12.3, including, but not limited to, such copies as the Agent may request of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments, and,
(2) a written report, satisfactory to Agent in form and substance, from an insurance broker acceptable to the Agent confirming that the amount of insurance obtained under such policies, and the terms and conditions thereof, are substantially similar to policies customarily maintained by companies similarly situated to Borrower and engaged in the same in similar business as Borrower.

           Sec. 12.4. BOOKS AND RESERVES. Each of Parent and Borrower shall and shall cause each of Borrower's Subsidiaries to:

           (a) maintain, at all times, true and complete books, records and accounts in which true and correct entries shall be made of its transactions, all in accordance with GAAP; and

           (b) by means of appropriate entries, reflect in its accounts and in all financial statements furnished pursuant to Section 12.1 proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of its properties and bad debts, all in accordance with GAAP.

           Sec. 12.5. PROPERTIES IN GOOD CONDITION. Borrower shall keep, and shall cause each of its Subsidiaries to keep, its properties (including properties subject to Equipment Leases) in good repair, working order and condition, ordinary wear and tear excepted, and, from time to time, make all necessary and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management.

           Sec. 12.6. MAINTENANCE OF EXISTENCE, ETC. Each of Parent and Borrower shall preserve and maintain, and cause each of Borrower's Subsidiaries, to preserve and maintain, their respective statutory existence, rights, franchises and governmental permits and licenses.

           Sec. 12.7. INSPECTION BY THE AGENT. Each of Parent and Borrower shall allow, and shall cause each of Borrower's Subsidiaries to allow, any representative of the Agent or Lenders, in conjunction with the Agent, to visit and inspect any of Borrower's properties, to examine its books of account and other records and files, to make copies thereof and to discuss its affairs, business, finances and accounts with its officers and employees and independent accountants (and each of Parent and Borrower hereby irrevocably authorizes its independent accountants to discuss with the Agent the financial affairs of each of Parent and Borrower and Borrower's Subsidiaries), all at such reasonable times during normal business hours and as often as the Agent or Lenders, in conjunction with Agent, may reasonably request upon reasonable notice (or, during the continuance of a Default or Event of Default, at such times and as often as the Agent or Lenders, in conjunction with the Agent, may request).
Any representative of the Agent or Lenders, in conjunction with the Agent may at any time verify Borrower's Receivables utilizing an audit control company or any other agent of the Agent or Lenders, which verification may include direct requests for verifications from Borrower's customers and account debtors. At any time following the occurrence and continuance of an Event of Default, the Agent or the Agent's designee may notify customers or account debtors of the Agent's and the Lenders' security interest in Receivables, collect them directly and charge the collection costs and expenses to Borrower's account, but, unless and until the Agent does so or gives Borrower other instructions, Borrower shall collect all Receivables for the Lenders, receive all payments thereon for the Lenders' benefit in trust as the Lenders' trustee and immediately deliver them to the Bank in the original form with all necessary endorsements or, as directed by the Bank, deposit such payments as directed by the Lenders. Borrower shall furnish, at the Agent's request, copies of contracts, invoices or the equivalent, and any original shipping and delivery receipts for all merchandise sold or services rendered and such other documents and information as the Agent may require. Borrower agrees to bear the cost of, and reimburse Agent for any and all reasonable expenses incurred by Agent, prior to the occurrence of a Default, in connection with the inspections, examinations, verifications and discussions referred to in this Section 12.7. Borrower agrees to bear the cost of, and reimburse Agent and Lenders for any and all reasonable expenses incurred by Agent and Lenders, after the occurrence and during the continuance of a Default or an Event of Default, in connection with, the inspections, examinations, verifications and discussions referred to in this Section 12.7.

          Sec. 12.8. PAY INDEBTEDNESS TO LENDERS AND PERFORM OTHER COVENANTS. Borrower shall (a) make full and timely payment of all payments required to be made by Borrower in respect of the Lender Debt, including without limitation, the Revolving Loan, the Term Loan and the Acquisition Term Loan, whether now existing or hereafter arising, (b) strictly comply, and cause each of its Subsidiaries to strictly comply, with all the terms and covenants contained in each Loan Document to which it is a party, all at the times and places and in the manner set forth therein, and (c) except for the filing of continuation statements and the making of other filings by the Agent as secured party or assignee, at all times take all action necessary to maintain the Liens provided for under or pursuant to this Agreement or any Security Document as valid and perfected Liens on the property intended to be covered thereby (subject to no other Liens except those liens expressly permitted under Section 13.2) and supply all information to the Agent or the Lenders necessary for such maintenance.

           Sec. 12.9. NOTICE OF DEFAULT. Borrower shall promptly (and in any event within five (5) Business Days) notify the Agent in writing of any Default or Event of Default or a default under any other agreement (other than any Capitalized Lease involving an aggregate notional principal amount of less than $500,000) in respect of Indebtedness for Borrowed Money to which Borrower or any of its Subsidiaries is a party, in each case describing the nature thereof and the action Borrower proposes to take with respect thereto.

           Sec. 12.10. REPORTING OF MISREPRESENTATIONS. In the event that Borrower or any Subsidiary of Borrower discovers that any representation or warranty made in any Loan Document by any Credit Party was incorrect in any material respect when made and such incorrectness is continuing and remains material, Borrower shall promptly report, or shall cause such Subsidiary promptly to report, the same to the Agent and take, or cause to be taken, all available steps to correct such misrepresentation or breach of warranty.

           Sec. 12.11. COMPLIANCE WITH LAWS, ETC. Each of Parent and Borrower shall comply, and shall cause each of Borrower's Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, and each of Parent and Borrower shall duly observe, and cause each of Borrower's Subsidiaries to duly observe, in all material respects, all valid requirements of applicable governmental authorities and all applicable statutes, rules and regulations, including, without limitation, all applicable statutes, rules and regulations relating to public and employee health and safety in any case and the sale of alcoholic beverages, the non-observance of which could reasonably be expected to have a Material Adverse Effect, involves criminal penalties or could expose the Agent or any Lender to any civil or criminal penalties.

           Sec. 12.12. ERISA. (a) Each of Parent and Borrower shall pay and discharge, and shall cause each of Borrower's Subsidiaries to pay and discharge, when due any material liability which is imposed upon it pursuant to the provisions of Title IV of ERISA, unless the amount, applicability or validity of such liability is being diligently contested in good faith by appropriate proceedings and proper reserves are established on its books in accordance with GAAP.

           (b) Borrower shall deliver to the Agent promptly, and in any event within ten (10) days in the case of clauses (ii), (iii), (vi) and (viii) below, or twenty (20) days in the case of clauses (i), (iv), (v) and (vii) below, after

                (i) Borrower knows, or has reason to know, of the occurrence of any Reportable Event with respect to any Pension Benefit Plan, a copy of the materials that are filed by the applicable plan administrator with the PBGC;

               (ii) a Credit Party or an ERISA Affiliate thereof or an administrator of any Pension Benefit Plan files with participants, beneficiaries or the PBGC a notice of intent to terminate any Pension Benefit Plan under Section 4041 of ERISA, a copy of any such notice;

              (iii) the receipt of notice by a Credit Party or any ERISA Affiliate thereof or an administrator of any Pension Benefit Plan from the PBGC of the PBGC's intention to terminate such Plan or to appoint a trustee to administer such Plan, a copy of such notice;

               (iv) the filing thereof with the Internal Revenue Service, copies of each annual report that is filed on Treasury Form 5500 with respect to any Pension Benefit Plan subject to Title IV, together with any actuarial statements on Schedule B to such Form 5500;

                (v) a Credit Party or any ERISA Affiliate thereof knows or has reason to know of any event or condition which could reasonably be expected to constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any Pension Benefit Plan, an explanation of such event or condition;

               (vi) the receipt by a Credit Party or any ERISA Affiliate thereof of an assessment of withdrawal liability under Section 4201 of ERISA from a Multiemployer Plan, a copy of such assessment;

              (vii) a Credit Party or any ERISA Affiliate knows or has reason to know of the termination or insolvency (under Sections 4241 or 4245 of ERISA) of any Multiemployer Plan, a notice of such event; or

             (viii) an application has been made to the Secretary of the Treasury for a waiver of the minimum funding standard under the provisions of Section 412 of the Code with respect to any Pension Benefit Plan, a copy of such application; and

in each case described above, together with a statement signed by an appropriate officer of such Credit Party setting forth details as to such reportable event, notice event or condition and the action that will be taken with respect thereto.

           Sec. 12.13. FURTHER ASSURANCES. (a) Each of Parent and Borrower shall, and shall cause each of Borrower's Subsidiaries to, at its cost and expense, upon request of the Agent from time to time, duly execute and deliver, or cause to be duly executed and delivered, to the Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Agent to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document or to enable the Agent and the Lenders to exercise and enforce their rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Borrower will: (i) at the request of the Agent, mark conspicuously each chattel paper included in the Collateral and each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the Agent, indicating that such chattel paper is subject to the security interest granted hereby; (ii) if any account shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Agent hereunder such note, instrument or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Agent; and (iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Agent may request, in order to create, evidence perfect or preserve the security interests granted or purported to be granted hereby.

     (b) Each of Borrower and Parent hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Borrower or Parent where permitted by law. Borrower and Parent hereby agree that a carbon, photographic, photostatic or other reproduction of any Security Document or of a financing statement is sufficient as a financing statement where permitted by law.

     (c) Borrower and Parent will furnish to the Agent from time to time, in addition to the information required to be delivered to the Agent by the other provisions of this Agreement, such statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may reasonably request, all in reasonable detail.

           Sec. 12.14. AUDITS AND APPRAISALS. (a) Borrower shall, at its expense, cause its auditors to supervise and review a physical inventory of Inventory and Pledged Accounts of Borrower and its Subsidiaries once each Fiscal Year, to be conducted in the normal course of Borrower's audit process, and shall deliver to the Agent promptly, and in any event within thirty (30) days after the same becomes available, the results of such audit. Borrower shall, at Agent's request not more than once each Fiscal Year, engage auditors to confirm and report inventory classifications and other information reasonably requested by Agent, based upon inventory procedures agreed upon by Agent and the auditors.

           (b)  In addition to audits referred to in paragraph (a) of this
Section 12.14, each of Parent and Borrower shall allow, and shall cause each of Borrower's Subsidiaries to allow, the Agent or Lenders, in conjunction with the Agent, or their designees to enter any locations of Borrower, at any reasonable time or times during regular business hours, to inspect the Collateral and to inspect, audit and to make copies or extractions from the books, records, journals, orders, receipts, correspondence and other data relating to the Collateral. Further, each of Parent and Borrower shall allow, and shall cause each of Borrower's Subsidiaries to allow, the Agent or Lenders, in conjunction with the Agent, or their designees to enter any locations at which assets and properties that either are proposed to be transferred to Borrower or have been transferred to Borrower, in anticipation of a Permitted Acquisition, are located, at any reasonable time or times during regular business hours and, subject to the consent of the seller, a point in time reasonably in advance of the Permitted Acquisition, to inspect such assets and properties and to inspect, audit and to make copies or extractions from the books, records, journals, orders, receipts, correspondence and other data relating to such assets and properties for the purpose of determining, prior to the consummation of the Permitted Acquisition, the eligibility of such assets and properties for inclusion in the Borrowing Base. Borrower agrees to use reasonable, good faith efforts to obtain the consent of the seller, so as to provide such entry and opportunity to inspect to the Agent or Lenders, in conjunction with the Agent, or their designees.

           (c) At Agent's request at any time, on no more than one occasion per calendar year (unless a Default or an Event of Default has occurred and is continuing, in which event Section 14.6 shall apply) allow a third-party appraiser acceptable to Agent to perform an appraisal of the Inventory, copies of which shall be made available to Borrower, Agent and Lenders.

           (d) Borrower agrees to bear the cost of, and reimburse Agent for any and all reasonable expenses incurred by Agent, prior to the occurrence of a Default, in connection with, the audits and appraisals referred to in this
Section 12.14. Borrower agrees to bear the cost of, and reimburse Agent and Lenders for any and all reasonable expenses incurred by Agent and Lenders, after the occurrence and during the continuance of a Default or an Event of Default, in connection with, the audits and appraisals referred to in this
Section 12.14. For informational purposes and not in limitation thereof, Agent's auditor expenses as of the Closing Date are $450.00 per auditor per day, plus any and all out-of-pocket expenses.

           Sec. 12.15. ENVIRONMENTAL MATTERS, ETC. (a) Each of Parent and Borrower shall, and shall cause each of Borrower's subsidiaries to, comply, in all material respects, with the provisions of all Environmental Laws and all applicable Federal, state and local occupational health, safety and sanitation laws, ordinances, codes, rules and regulations, permits, licenses and interpretations and orders of regulatory and administrative authorities with respect thereto in any case, the non-compliance with which could reasonably be expected to have a Material Adverse Effect, involves criminal penalties or could expose the Agent or any Lender to any civil or criminal penalties, and shall keep its properties and the properties of its Subsidiaries free of any Lien imposed pursuant to any Environmental Law other than any Lien which will not attach to any of the Collateral in a manner which would (or could) have priority over the Lien of the Agent thereon or risk the sale or foreclosure on such Collateral or is in an amount material to Borrower.
Neither Parent nor Borrower shall, nor shall Parent or Borrower suffer or permit, any of Borrower's Subsidiaries to cause or suffer or permit, the property of Parent, Borrower or such Subsidiary, to be used for the generation, production, processing, handling, storage, transporting or disposal of any Hazardous Material except the removal or the taking of remedial action in response to Hazardous Materials on or about the properties of Parent, Borrower or any of Borrower's Subsidiaries and except in the ordinary course of Borrower's business as conducted as of the Closing Date.

           (b) Each of Parent and Borrower shall supply to the Agent copies of all submissions by Parent or Borrower or any of Borrower's Subsidiaries to any governmental authority and of the reports of all environmental audits and of all other environmental tests, studies or assessments (including the data derived from any sampling or survey of asbestos, soil, or subsurface or other materials or conditions) that may be conducted or performed (by or on behalf of Parent, Borrower or any of Borrower's Subsidiaries) on or regarding the properties of Parent, Borrower or any of Borrower's Subsidiaries or regarding any conditions that might have been affected by Hazardous Materials on or Released or removed from such properties. Each of Parent and Borrower shall also permit and authorize, and shall cause Borrower's Subsidiaries to permit and authorize, the consultants, attorneys or other persons that prepare such submissions or reports or perform such audits, tests, studies or assessments to discuss non-privileged portions of such submissions or reports with the Agent and the Lenders.

           (c) Borrower shall timely undertake and complete any cleanup or other response actions required by (i) any governmental authority, or (ii) any Environmental Law if, in the case of this clause (ii) only, failure so to undertake or complete could have a Material Adverse Effect, involves criminal penalties or could expose the Agent or any Lender to any civil or criminal penalties or is required under such Environmental Law to safeguard the health of any persons.

           (d) Without in any way limiting the scope of Section 5.8 hereof and in addition to any obligations thereunder, Borrower hereby indemnifies and agrees to hold the Agent and the Lenders harmless from and against any liability, loss, damage, suit, action or proceeding arising out of its business or the business of its Subsidiaries pertaining to Hazardous Materials, including, but not limited to claims of any Federal, state or municipal government or quasi-governmental agency or any third person, whether arising under CERCLA, RCRA, or any other Environmental Law, or tort, contract or common law.

           Sec. 12.16. FINANCIAL COVENANTS. The Companies covenant and agree to the following financial covenants:

           (a) Minimum EBITDA. The Companies shall not permit their EBITDA, for the four (4)-Fiscal Quarter period ending at the end of each Fiscal Quarter occurring during or at the end of the Fiscal year indicated below to be less than the amount indicated below for such Fiscal Year:

                                                     Minimum EBITDA
                         Fiscal Year
               Fiscal Year 1998 through                  $19,500
               Fiscal Year 2000
               Fiscal Year 2001                          $22,000
               Fiscal Quarter Year 2002 and thereafter   $23,500

The Companies will also disclose to Agent and Lenders, in writing, their EBITDA with each calculation of EBITDA, and will also provide an itemization of the Reorganization Costs, in detail reasonably satisfactory to Agent. The calculation of EBITDA for Fiscal Quarter-4 of each Fiscal Year will be made on the basis of the audited financial statements required to be furnished pursuant to Section 12.1(b) hereof.

           (b) Minimum Fixed Charge Coverage. Borrower shall not permit its Consolidated Fixed Charge Coverage Ratio for the four (4) Fiscal Quarter period ending at the end of each Fiscal Quarter to be less than the ratio of 1.00 to 1.0

The calculation of the Consolidated Fixed Charge Coverage Ratio for Fiscal Quarter-4 of each Fiscal Year will be made on the basis of the audited financial statements required to be furnished pursuant to Section 12.1(b) hereof.

           (c) Funded Debt-to-EBITDA Ratio. The Companies shall not permit their Funded Debt-to-EBITDA Ratio ending at the end of each Fiscal Quarter to be greater than the ratio of 5.00 to 1.0.

The calculation of the Funded Debt-to-EBITDA Ratio for Fiscal Quarter-4 of each Fiscal Year will be made on the basis of the audited financial statements required to be furnished pursuant to Section 12.1(b) hereof.

           (d) Minimum Current Ratio. The Companies shall not permit their Consolidated Current Ratio at the end of each Fiscal Quarter to be less than
1.00 to 1.0. The calculation of the Consolidated Current Ratio for Fiscal Quarter-4 of each Fiscal Year will be made on the basis of the audited financial statements required to be furnished pursuant to Section 12.1(b) hereof.

           Sec. 12.17. COLLECTION AND CONCENTRATION ACCOUNTS; LOCK-BOX ACCOUNTS. (a) Borrower shall (i) cause all cash proceeds (as defined in Article 9 of the UCC) of Pledged Accounts to be deposited directly by the account debtor thereof into a Lock-Box Account, (ii) except as otherwise permitted under subsection (d) or subsection (e) of this Section 12.17, deposit or cause to be deposited all cash proceeds (as defined in Article 9 of the UCC) of Inventory and Pledged Accounts into a Collection Account, (iii) deposit or cause to be deposited all Gross Proceeds of an Asset Sale into a Collection Account, (iv) deposit or cause to be deposited all cash proceeds (as defined in Article
9 of the UCC) of Coupons into a Collection Account, (v) deposit or cause to be deposited all cash proceeds (as defined in Article 9 of the UCC) of Pharmaceutical Receivables into a Pharmaceutical Collection Account, and (vi) on each Business Day, except as otherwise permitted under subsection (f) of this
Section 12.17, transfer all collected balances from all Collection Accounts and Lock-Box Accounts to the Concentration Account.

           (b)  Borrower shall, except as otherwise permitted under subsection
(d) or subsection (e) of this Section 12.17, cause all cash receipts of all stores operated by Borrower and its Subsidiaries (to the extent such cash receipts constitute proceeds of any Collateral) to be deposited daily (except Sundays, holidays, and Saturdays, but only if the bank into which Borrower would otherwise deposit cash proceeds of Inventory and Pledged Accounts is closed on Saturdays) into a Collection Account; provided that the failure to cause such cash receipts to be so deposited shall not constitute a default hereunder if such late deposit results solely from good faith human error and is made promptly following discovery of such error.

           (c) Notwithstanding the provisions of subsections (a)(ii) and (b) of this Section 12.17, the Borrower may:

                 (i) cause a portion of the cash proceeds of Pledged Accounts or of Inventory generated by one of the stores listed on Schedule 12.17(c) hereto, as may be amended from time to time with the prior written consent of the Agent, to be deposited directly to a deposit account maintained at a local bank for such store which is not a Collection Account (each, a "Local Bank Special Account"); provided that:

                     (A) except as permitted in this Section 12.17(c), the Borrower shall not be permitted to write checks or otherwise draw funds from such Local Bank Special Account, except that the Borrower may debit such Local Bank Special Account for change orders and it may agree with the bank at which such Local Bank Special Account is maintained that such bank may debit the Local Bank Special Account for such bank's servicing fees and charges for return items;

                     (B) an amount (the "Store Deposit") equal to the amount deposited in such Local Bank Special Account (less change orders, servicing fees and charges for return items) for each store's business day (as reasonably determined by the Borrower) is transferred to a Collection Account on the same day or the relevant banks' next business day after such deposit;

                     (C) the failure to make a Store Deposit for each store's business day shall not constitute a default hereunder if such late Store Deposit results solely from good faith human error and is made promptly following discovery of such error; and

                     (D) the transfer of any Store Deposit to a Collection Account on a day other than the same day or the relevant banks' next business day after such Store Deposit shall not constitute a default hereunder if such late transfer results solely from good faith human error and is made promptly following discovery of such error;

               (ii) cause a portion of the cash proceeds of Pledged Accounts or of Inventory to be deposited directly to a checking account at Liberty Bank and Trust Company of Oklahoma City, N.A., or another financial institution acceptable to the Agent, that is not a Collection Account, for the sole purpose of having access to funds for sight drafts to purchase alcoholic beverages for resale or to cover returned checks (each such checking account being a "Sight Draft Special Account", and together with each Local Bank Special Account, being a "Special Account"); provided that no more than $70,000 may be on deposit in any Sight Draft Special Account and no more than $70,000 may be on deposit in all Sight Draft Special Accounts at the end of any relevant bank's business day (after deducting all offsetting debits for sight drafts and returned checks at the end of the relevant banks' business day);

              (iii) permit such debits to a Collection Account as may be specified in a Collection Account Agreement; and

               (iv) maintain, at store number 145, located in Dodge City, Kansas, a portion of the cash proceeds of Pledged Accounts or of Inventory in an amount not to exceed $150,000 solely for the purpose of providing funds for check-cashing services to customers and potential customers of Borrower.

          The Borrower shall, at the request of the Agent, use its best efforts to cause each bank at which one or more Special Accounts are maintained to execute and deliver to the Agent an agreement, in form and substance satisfactory to the Agent, pursuant to which such bank expressly waives any right of set-off such bank may have against such account and covering such other matters as may be required by the Agent; provided, however, that the Agent and the Lenders agree that such efforts shall not require the Borrower to confer any economic benefit upon any such bank in order to cause such bank to execute such agreement.

          (d) Notwithstanding the provisions of subsections (a)(ii) and (c) of this Section 12.17, the Borrower may make payments to (i) EFS, Inc. ("EFS") pursuant to the Supermarket Industry Merchant Agreement, Electronic Authorization and Payment, dated as of May 1, 1992 between EFS and the Borrower, and the related letter dated May 6, 1992 from the Borrower to Mr. Ed Labry of EFS, and (ii) one or more other credit or charge card service providers in connection with arrangements enabling the Borrower to accept payment for merchandise by credit or charge card, including, without limitation, deductions by EFS or such other credit or charge card service providers from amounts otherwise payable to the Borrower under their servicing arrangements with the Borrower; provided, that on and after the Closing Date, all documentation with respect to such arrangements mentioned in clause (ii) above shall be in form and substance reasonably satisfactory to the Agent.

           (e) Notwithstanding anything to the contrary in subsection (a)(iv) of this Section 12.17, the Borrower shall be permitted to exempt from the transfers required by such subsection on any day a maximum of (i) $100,000 of collected balances on deposit in the Collection Account maintained by the Borrower with Liberty Bank and Trust Company of Oklahoma City, N.A., or another financial institution acceptable to the Agent, (ii) $5,000 of collected balances on deposit in the Collection Account maintained by the Borrower with Bank of Oklahoma, N.A., or another financial institution acceptable to the Agent, and (iii) $5,000 of collected balances on deposit in the Collection Account maintained by the Borrower with Amarillo National Bank, or another financial institution acceptable to the Agent.

           Sec. 12.18. ENVIRONMENTAL REPORTS. If so requested, Borrower shall deliver to the Agent an environmental report of a qualified third party engineer in form and substance satisfactory to the Agent (a) on any one or more of the stores listed on Schedule 12.18 hereto or (b) with respect to any event for which Borrower supplied a notice under Section 12.1(m) hereof.

           Sec. 12.19.  COUNSEL FEES.  Borrower shall pay in full, within ten
(10) days following the Closing Date, all reasonable fees, costs and expenses of Hughes & Luce, L.L.P., counsel to the Agent and the Lenders, billed on or prior to the Closing Date.

           Sec. 12.20. LANDLORDS' LIENS. Borrower shall provide to Lenders a waiver of landlord lien for all Real Properties leased by Borrower, substantially in the form and substance of the form of Landlord's Waiver attached as Exhibit 12.20 hereto.

           Sec. 12.21. OVERDUE LEASE. Borrower shall disclose to the Lenders all leases with regard to which the payments are or become, at any time and from time to time, more than thirty (30) days past due. Such disclosure shall include the name of the lessor, the store number, the location of the store, the amount of the monthly lease payments and the total amount of past due payments with respect to each such lease. The leases with regard to which the payments are more than thirty (30) days past due as of the Closing Date are set forth in Schedule 15.5(c) to this Agreement.

           Sec. 12.22. COMPLIANCE WITH EQUIPMENT LEASES. Each of Parent and Borrower shall comply, and shall cause each of Borrower's Subsidiaries to comply, in all material respects, with all Equipment Leases; and each of Parent and Borrower shall duly observe, and cause each of Borrower's Subsidiaries to duly observe, in all material respects, all valid requirements of applicable Equipment Leases, the non-observance of which could reasonably be expected to have a Material Adverse Effect.

           Sec. 12.23. COMPLIANCE WITH VENDOR REBATE AGREEMENTS. Each of Parent and Borrower shall comply, and shall cause each of Borrower's Subsidiaries to comply, in all material respects, with all Vendor Rebate Agreements; and each of Parent and Borrower shall duly observe, and cause each of Borrower's Subsidiaries to duly observe, in all material respects, all valid requirements of applicable Vendor Rebate Agreements, the non-observance of which could reasonably be expected to have a Material Adverse Effect.

           Sec. 12.24   AGREEMENTS REGARDING PERMITTED ACQUISITIONS.  Borrower
covenants as follows in connection with each Permitted Acquisition:

     (a) Prior to or simultaneously with consummation of any Permitted Acquisition, Borrower shall deliver to Agent all of the following, in form and substance satisfactory to Agent:

                (i) Security Documents And Instruments. All of the instruments and documents then required to be delivered pursuant to Section 8 of this Agreement or any other provision of this Agreement or pursuant to the instruments and documents referred to in Section 8 of this Loan Agreement with regard to the assets and properties being acquired by Borrower pursuant to the Permitted Acquisition (including specifically, but without limitation, a waiver of landlord's lien as required by Section 12.20, if the assets and properties being acquired are or will be located on Real Properties leased by Borrower); and the same shall be in full force and effect and shall grant, create or perfect the Liens, rights, powers, priorities, remedies and benefits contemplated herein or therein, as the case may be.

               (ii) Evidence Of Insurance. Evidence, in form, scope and substance and with such insurance carriers reasonably satisfactory to the Agent, of all insurance policies required pursuant to Section 12.3(a) of this Agreement with regard to the assets and properties being acquired by Borrower pursuant to the Permitted Acquisition.

              (iii) Additional Information. Such additional documents, instruments and information as Agent or its legal counsel, special counsel to the Agent, and all local counsel to the Agent, may reasonably request.

     (b) Litigation. As of the consummation of the Permitted Acquisition, there shall be no pending or, to the knowledge of any Company, threatened litigation with respect to the Permitted Acquisition, which challenges or relates to the Permitted Acquisition, which pending or threatened litigation could be expected to have a Material Adverse Effect. There shall exist no judgment, order, injunction or other similar restraint prohibiting any transaction contemplated by the Permitted Acquisition.

     (c) Landlord's Liens. None of the assets or properties to be acquired pursuant to the Permitted Acquisition shall be subject to any contractual or statutory Lien or Liens in favor of any lessor under any Lease, except such Liens as the Agent, in its sole discretion, shall deem not material, and except such Liens that have been waived or subordinated to the Liens in favor of Agent and the Lenders in a manner satisfactory to the Agent, in its sole discretion.

     (d) Collection Account. If applicable, Borrower shall have established one or more Collection Accounts into which the cash receipts for each store, if any, to be acquired pursuant to the Permitted Acquisition (to the extent such cash receipts constitute proceeds of any Collateral) shall be deposited.

     (e) No Default. No Default or Event of Default shall have occurred and be continuing.

     (f) Representations and Warranties. The representations and warranties contained herein and in all other Loan Documents shall be true and correct as of the date hereof as if made on the date of the Permitted Acquisition, after giving effect to the Schedules as supplemented or amended to reflect the effect of the Permitted Acquisition.

     (g) Delivery of Documents. All agreements, documents and instruments executed and/or delivered pursuant hereto, and all legal matters incident thereto, shall be satisfactory to Agent and its legal counsel.

     (h) Permitted Acquisition Certificate. Borrower shall have delivered to Agent a certificate pertaining to the Permitted Acquisition, in the form as set forth in Exhibit 12.24 attached hereto.

          Sec. 12.25  MILLENNIUM COMPLIANT.

     (a) Borrower and Parent shall be Millennium Compliant, except to the extent that noncompliance will not have a Material Adverse Effect. As set forth herein, "Millennium Compliant" means that software, hardware, embedded microchips and other processing capabilities utilized by, and material to, the business operations of Borrower and Parent function accurately and consistently accept date input, provide date output and perform calculations on dates before, during and after January 1, 2000, without interruption and without any change in operations associated with the advent of the year 2000.

     (b) Each Fiscal Quarter during the term of this Agreement, concurrently with the submission of the financial statements required to be submitted under
Section 12.1(a), Borrower shall provide to the Agent and each Lender status reports on the implementation of Borrower's and Parent's plan to become Millennium Compliant, or such other information which is sufficient to demonstrate that Borrower and Parent will be Millennium Compliant.

           SECTION 12.26. NOTICE OF VENDORS OF PERISHABLE AGRICULTURAL COMMODITIES. Borrower shall promptly (and in any event within five (5) Business Days after the occurrence of a transaction involving a Person described in this Section 12.26 and involving an aggregate annual transactional amount of $25,000 or more notify the Agent in writing of any Person who would be characterized as a seller of either (A) perishable agricultural commodities, as such term is defined under the Perishable Agricultural Commodities Act of 1930, as amended (7 U.S.C. Sec. 499(e)), and the regulations thereunder, or any comparable state of local laws, or (B) livestock under the Packer and Stockyards Act (7 U.S.C. Sec. 196) and the regulations thereunder, or under any comparable state or local laws. Each Person with whom Borrower presently engages in transactions involving an aggregate annual transactional amount of $25,000 or more and who is a seller of either perishable agricultural commodities or livestock is listed on Schedule 12.26 attached hereto.

           SECTION 13.  NEGATIVE COVENANTS.

           Each of Parent and Borrower covenants and agrees that, so long any Advance or any Letter of Credit or reimbursement obligation for a Letter of Credit is outstanding or any Lender has any Revolving Commitment, Term Commitment, or Acquisition Term Commitment hereunder, each of Parent and Borrower shall not, and shall not suffer or permit any of Borrower's Subsidiaries (and, in the case of Section 13.10 hereof, any ERISA Affiliate) to, without the prior written consent of the Required Lenders:

           Sec. 13.1. CAPITAL EXPENDITURES. (a) The Companies shall not suffer or permit Net Capital Expenditures of the Parent and its Subsidiaries during any Fiscal Year to exceed the sum of (a) $13,000,000, plus (b) the Carryover Capital Expenditures Amount, if any.

           (b) In no event shall Parent, Borrower or any Subsidiary of Borrower assume or incur any Indebtedness in connection with the acquisition of a fixed or capital asset (including, without limitation, under a Capitalized Lease) if the fair market value (as determined by an independent appraisal or as determined in good faith by management of Borrower) of such asset does not exceed the aggregate principal (or notional principal, in the case of Capitalized Lease Obligations, which notional principal amount shall be calculated in accordance with GAAP but assuming an implicit interest rate of the higher of 15% or the market rate of interest available to the Company, as determined by the Company in its good faith judgment) amount of such Indebtedness so incurred or assumed.

            Sec. 13.2. LIENS. Create, incur, assume or suffer to exist any Lien upon or defect in title to or restriction upon the use of any of its property or assets of any character, whether owned at the Closing Date or hereafter acquired, or hold or acquire any property or assets of any character under conditional sales, finance lease or other title retention agreements, other than:

            (a) (i) Liens in favor of the Agent or the Lenders pursuant to this Agreement or the Security Documents; and

                (ii) Liens described in clause (vi) of the definition of "Eligible Inventory";

            (b) (i) Liens, other than in favor of the PBGC, arising out of judgments or awards in respect of which Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided it shall have set aside on its books adequate reserves, in accordance with GAAP, with respect to such judgment or award;

                (ii) Liens for taxes, assessments or governmental charges or levies, provided payment thereof shall not at the time be required in accordance with the provisions of Section 12.2 hereof;

               (iii) deposits, Liens or pledges to secure payments of workmen's compensation and other payments, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

                (iv) mechanics', workmen's, repairmen's, warehousemen's, vendors' or carriers' Liens, or other similar Liens arising in the ordinary course of business and securing sums which are not past due, or are being contested in good faith (so long as there is no risk of the sale or forfeiture of the property subject to such Lien or enforcement of such Lien has been stayed), or deposits or pledges to obtain the release of any such Liens;

                 (v) (i) Statutory landlord's Liens on property located in Texas under Leases or of mortgagees of any such landlord, in each case, to which Borrower or any of its Subsidiaries is a party and (ii) Liens described in Section 9.20 hereof existing as of the date of the first Advance or Letter of Credit issued hereunder and deemed not material by the Agent under Section 9.20 hereof;

                (vi) zoning restrictions, easements, licenses, covenants, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the normal operation of the business of Borrower or any of its Subsidiaries; and

               (vii) deposits, Liens or pledges up to an aggregate of $1,000,000 to secure payments due to public utilities for services provided in the ordinary course of business;

          (c) existing Liens set forth in Schedule 13.2(c) hereto and any renewals thereof, but not any increase in amount thereof and not any extension thereof to other property;

          (d) purchase money mortgages or other purchase money Liens (including Capital Leases) upon any fixed or capital assets hereafter acquired, or purchase money mortgages or other purchase money Liens (including Capital Leases), on any such assets hereafter acquired or existing at the time of acquisition of such assets, whether or not the related Indebtedness is recourse to Borrower, in each case, to the extent that any such Lien does not exist on the Closing Date, so long as

               (w) such Lien does not extend to or cover any other asset of Borrower or any of its Subsidiaries,

               (x) such Lien secures the obligation to pay the purchase price of such asset and interest thereon and other customary obligations relating thereto only,

               (y) the principal amount of the aggregate Indebtedness incurred from and after the Closing Date and secured by all such purchase money Liens (including Capital Leases) does not exceed $12,000,000 in the aggregate; and

               (z) if the asset acquired is Real Property, then Agent shall have received the agreement of the mortgagee to give the Agent reasonable notice of any default and an opportunity to cure the default, and an agreement to allow Agent reasonable access to the Real Property for the purpose of protecting the Agent's and the Lenders' interest in Collateral that may be located on such Real Property, all of such agreements to be in form acceptable to the Agent and its counsel.

          (e) at any time, Liens covering consigned Inventory received by Borrower as part of a consignment arrangement between Borrower and the vendor of such Inventory so long as the most recent Borrowing Base Certificate delivered to the Agent under Section 12.1(j) hereof prior to such time has set forth the total dollar value of consigned Inventory of Borrower;

          (f) Liens on any property or asset, other than the Collateral, acquired by Borrower or any Subsidiary of Borrower which are in existence on the date of acquisition of such property or asset and, in the case of a Person which becomes a Subsidiary of Borrower, Liens on its property or capital stock in existence on the date such Person becomes a Subsidiary of Borrower;

          (g) Liens on AWG Equity owned or hereafter acquired by Borrower to secure Borrower's obligations to AWG under the Supply Agreement and the Membership Sign-Up Documents;

          (h)  Liens consisting of the Use Restrictions; and

          (i)  Liens consisting of the First Offer Rights.

          Sec. 13.3. INDEBTEDNESS. Create, incur, assume or suffer to exist, contingently or otherwise, any Indebtedness, other than:

          (a)  Indebtedness under the Loan Documents;

          (b) unsecured Current Liabilities incurred in the ordinary course of business other than unsecured Current Liabilities for Indebtedness for Borrowed Money or which are evidenced by bonds, debentures, notes or other similar instruments;

          (c) Indebtedness for Borrowed Money and Contingent Obligations set forth on Schedule 13.3(c) hereto;

          (d)  Indebtedness (not overdue) secured by Liens permitted by
     Section 13.2(d) hereof;

          (e) Indebtedness under the Subordinated Note Documents not exceeding $60,000,000 in aggregate principal amount, less any repayments of principal or redemptions of Subordinated Notes, and any replacement or refinancing of such Indebtedness on terms acceptable to the Agent in its sole discretion;

          (f)  payments constituting Permitted Transactions;

          (g) Indebtedness in respect of obligations owed to AWG by Borrower under the Supply Agreement and the Membership Sign-Up Documents;

          (h)  Priority Tax Claims, as defined and described in the Plan;

          (i) Indebtedness of Borrower existing under the employee stock bonus plan trust, which is established on behalf of Borrower's unionized employees, as more fully described in the Disclosure Statement; and

          (j) Unsecured Indebtedness incurred or assumed in connection with Permitted Acquisitions, but only so long as the incurrence or assumption of such Indebtedness does not cause a breach of any other provision or covenant of this Agreement.

          Sec. 13.4. LOANS, INVESTMENTS AND GUARANTEES. Lend or advance money or credit to any Person, or invest in (by capital contribution, creation of Subsidiaries or otherwise), or purchase or repurchase the stock or Indebtedness, or all or a substantial part of the assets or properties, of any Person, or enter into any exchange of securities with any Person, or guarantee, assume, endorse or otherwise become responsible for (directly or indirectly or by any instrument having the effect of assuring any Person's payment or performance or capability) the Indebtedness, performance, obligations, stock or dividends of any Person (each of the foregoing, an "Investment"), or agree to do any of the foregoing, other than:

          (a) endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

          (b) (i) Investments in securities issued, or that are directly and fully guaranteed or insured, by the United States Government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) time deposits and certificates of deposit having maturities of not more than six months from the date of acquisition of (x) any Lender or (y) any other domestic commercial bank having capital and surplus in excess of $100,000,000, the holding company of which has outstanding commercial paper meeting the requirements specified in clause (iv) below, (iii) repurchase agreements with a term of not more than seven (7) days for underlying securities of the types described in clauses (i) and (ii) above (provided that the underlying securities of the type described in clause (i) may have maturities of more than six months from the date of acquisition) entered into with any Lender or any other bank meeting the qualifications specified in clause
     (ii) above or with securities dealers of recognized national standing, provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy Repurchase Agreements of Depository Institutions With Securities Dealers and Others as adopted by the Comptroller of the Currency on October 31, 1985 (the "Supervisory Policy"), and provided, further, that possession or control of the underlying securities is established as provided in the Supervisory Policy, and (iv) commercial paper rated (as of the date of acquisition thereof) at least A-1 or the equivalent thereof by Standard & Poor's Corporation and P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within six
     (6) months after the date of its acquisition;

           (c) Investments representing stock or obligations issued to Borrower or any of its Subsidiaries in settlement of claims against any other Person by reason of a composition or readjustment of debt or a reorganization of any debtor of Borrower or such Subsidiary;

           (d) Investments representing the Indebtedness of any Person owing as a result of the sale by Borrower or any of its Subsidiaries in the ordinary course of business of products or services (on customary trade terms);

           (e) Investments in the stock of any present Subsidiary, but not any additional investments therein;

           (f) Guaranties in favor of the Agent or in favor of any one or more Lenders, in each case, of all or any portion of Lender Debt;

           (g) Guaranties by Parent or any Subsidiaries of the "Obligations" (as such term is defined in the Indenture as of the Closing Date);

           (h) Investments and guaranties outstanding on the Closing Date and described on Schedule 13.4 hereto;

           (i) (i) Investments in the Collection Accounts, the Lock-Box Accounts, the Concentration Account and the Special Accounts permitted pursuant to Section 12.17(c) hereof, so long as the same are maintained in accordance with Sections 12.17 and 13.15 hereof and (ii) other deposit accounts maintained by Borrower or Parent;

           (j) Investments in Indebtedness for Borrowed Money arising from any sale or disposition permitted under Section 13.5(a), (b) or (d) hereof;

           (k)  Investments in interest rate caps purchased by Borrower;

           (l)  Investments that are Permitted Transactions;

           (m) Investments in the form of cash deposits to secure payments described in Section 13.2(b)(iii); provided, that no such cash deposit shall exceed an amount equal to 55% of the face amount of any Letter of Credit that the Borrower is permitted to cause to be issued to support the applicable payment, and provided, further, that the aggregate outstanding amount of all such cash deposits shall not at any time exceed $3,500,000;

           (n) Investments consisting of (i) the purchase by Borrower of 15 shares of AWG Membership Stock and (ii) AWG members deposit certificates, patronage refund certificates or similar types of AWG Equity received or earned by Borrower from time to time based on Borrower's gross purchases from AWG pursuant to the Supply Agreement or in lieu of receiving cash rebates or refunds from AWG; and

           (o)  Investments that are Permitted Acquisitions.

           Sec. 13.5. MERGER, SALE OF ASSETS, DISSOLUTION, ETC. Without the prior written consent of the Agent and the Required Lenders, (i) enter into any transaction of merger or consolidation, (ii) change its name, (iii) acquire all or a substantial portion of the assets of any Person, or (iv) transfer, sell, assign, lease, or otherwise dispose of all or any part of its properties or assets, or any of its notes or Receivables, or any stock of Borrower or any of its Subsidiaries, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except:

           (a) sales, not exceeding $1,000,000 in aggregate book value, in the ordinary course of business of assets and properties of Borrower or a Subsidiary of Borrower no longer necessary for the proper conduct of its business;

           (b) sales or other dispositions by Borrower, Guarantor or any Subsidiary thereof of worn out or obsolete property (including motor vehicles and inventory) in the ordinary course of business;

           (c)  sales of Inventory in the ordinary course of business;

           (d) sales or other dispositions (including leases) of Excluded Properties at a price with respect to each such Excluded Property at least equal to its fair market value, as determined by the President of Borrower in good faith.

           (e) the abandonment of any assets and properties of Borrower or any Subsidiary thereof which are no longer useful in its business and cannot be sold;

           (f) the sale of any asset (other than any Collateral) pursuant to a transaction in which such asset is, concurrently with such sale, leased by Borrower as lessee for use in the business of Borrower;

           (g) the exchange of assets leased pursuant to Capital Leases for other assets ("exchanged assets") to be leased pursuant to such leases
     (or other leases on substantially the same terms), provided, however, that such exchanged assets are acquired within forty-five days of the disposition of such leased assets.

           Sec. 13.6.  DIVIDENDS, REDEMPTIONS AND OTHER PAYMENTS.

           (a) Declare or pay any distributions or dividends on any of its shares of capital stock of any class, or purchase, redeem, cancel or acquire any of its capital stock or capital stock of any of its Subsidiaries or any option, warrant, or other right to acquire such capital stock, or apply or set apart any of its assets therefor, or make any distribution (by reduction of capital or otherwise) in respect of any such shares of capital stock or any such option, warrant or other right, except that in any Fiscal Year of Borrower any Subsidiary of Borrower may pay dividends to its direct parent; or

           (b) make any optional prepayment or optional redemption of or purchase or repurchase any Indebtedness for Borrowed Money or give any notice thereof (other than (i) the Advances and the Funded Debt described in Schedule 13.6(b) hereto, (ii) prepayments up to an aggregate of $1,000,000 of Capitalized Lease Obligations solely in connection with the exchange of assets leased pursuant to Capital Leases for other assets ("exchanged assets") to be leased pursuant to such leases (provided, however, that such exchanged assets are acquired within forty-five (45) days of the disposition of such leased assets), (iii) prepayments, optional redemptions, purchases or repurchases of Indebtedness for Borrowed Money relating to assets to be purchased by Borrower, and thereafter sold to AWG, in connection with the AWG Purchase Agreement, or in connection with stores to be closed;

     provided, however, that nothing contained in this Section 13.6 shall prohibit any Permitted Transaction.

           Sec. 13.7. TRANSACTIONS WITH AFFILIATES. Except for transactions specifically required or permitted by the terms of this Agreement, enter into or perform any transaction, including, without limitation, the purchase, leasing, sale or exchange of property or assets or the rendering of any service, with any Affiliate of Parent, Borrower or any Subsidiary thereof, except for any transaction which is in the ordinary course of its business, and which transaction is, in the good faith determination of the board of directors of Borrower, upon fair and reasonable terms no less favorable to it than it could obtain in a comparable arm's length transaction with a Person not an Affiliate of Parent, Borrower or a Subsidiary of Borrower; provided, however, that nothing contained in this Section 13.7 shall prohibit any Permitted Transaction or any other transaction specifically permitted under this Agreement.

           Sec. 13.8. MANAGEMENT FEES AND OTHER PAYMENTS. Pay, directly or indirectly, during any Fiscal Year of Parent, any management, consulting or similar fees to, or make any other payments of any kind to (a) Parent or (b) in respect of employment, management, consulting, servicing or similar services or in respect of any non-competition or similar agreement, any officers, directors, general or limited partners of, or other management of, or any stockholders of, Parent, Borrower or any Affiliate of Parent or Borrower, in each case, other than any payment constituting a Permitted Transaction.

           Sec. 13.9. COMPROMISE OF PLEDGED ACCOUNTS. Compromise or adjust any of the Pledged Accounts (or extend the time for payment thereof) or grant any discounts, allowances or credits thereon, other than discounts of Pledged Accounts in the ordinary course of business.

           Sec. 13.10. NON-COMPLIANCE WITH ERISA. (a) Engage in any transaction in connection with which a Credit Party or any of its ERISA Affiliates could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502(i) of ERISA or a material tax imposed under the provisions of Section 4975 of the Code;

           (b) adopt an amendment to any Pension Benefit Plan requiring the provision of security under Section 307 of ERISA or Section 401(a)(29) of the Code;

           (c) terminate any Pension Benefit Plan in a "distress termination" under Section 4041(c) of ERISA; or

           (d) fail to make payment when due of all material amounts which, under the provisions of any Pension Benefit Plan or Multiemployer Plan, it is required to pay as contributions thereto or, with respect to any Pension Benefit Plan, permit to exist any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code).

           Sec. 13.11. AMENDMENTS AND MODIFICATIONS. (a) Directly or indirectly, amend, modify, supplement, waive compliance with, seek a waiver under, or assent to noncompliance with (i) any of the Subordinated Note Documents or any document relating thereto, if the effect of any such amendment, waiver, modification, supplement, or assent is to (u) increase the interest rate or increase or add any fee or other amount payable thereunder,
(v) advance to an earlier date any payment of principal (by prepayment or redemption or otherwise) thereunder, (w) add any covenant, make any covenant as in effect on the Closing Date thereunder more burdensome, more difficult to achieve or comply with or otherwise more adverse to Borrower, (x) add any event of default or change in a manner more adverse to Borrower any event of default as in effect on the Closing Date, or (z) make any term or provision thereof more adverse to Borrower than those in effect on the Closing Date, or
(ii) any instrument, document or agreement evidencing, creating, guaranteeing or governing any Indebtedness for Borrowed Money permitted under Section 13.3(c) hereof or entered into in connection therewith, other than amendments, modifications, supplements or waivers of Capital Leases but solely to the extent that the Agent has received prior written notice of such amendments, modifications, supplements or waivers and such amendments, modifications, supplements or waivers are not adverse to the Borrower.

          (b) Amend, modify or supplement the charter or by-laws of Borrower, Parent or any of Borrower's Subsidiaries.

           Sec. 13.12. FISCAL YEAR. Change for financial reporting purposes hereunder its Fiscal Year from a period of fifty-two (52) or fifty-three (53) consecutive weeks beginning on the first day following the end of the previous Fiscal Year and ending on the Saturday on or closest to the next December 31.

           Sec. 13.13. CHANGE OF BUSINESS. Alter the nature of its business or engage in any business other than the supermarket business. No change or amendment shall occur in any of the material supplier contracts and related arrangements of Borrower (including without limitation the Supply Agreement and the Membership Sign-Up Documents) which would have a Material Adverse
Effect on the financial condition or operations of Borrower; and Borrower shall not permit there to exist any default in Borrower's obligations under such material supplier contracts and related arrangements of Borrower (including without limitation the Supply Agreement and the Membership Sign-Up Documents).

           Sec. 13.14. NO NEGATIVE PLEDGES. Except under the Subordinated Note Documents, the Supply Agreement as in effect on the Closing Date, and the Membership Sign-Up Documents as in effect on the Closing Date, enter into or become subject to, directly or indirectly, including, without limitation, as a non-party Subsidiary of a party to any agreement,

           (a) any agreement prohibiting or restricting, in any manner (including, without limitation, by way of covenant, representation or event of default),

                (i) the incurrence, creation or assumption of any Indebtedness, or any Lien upon any property of any Credit Party other than, in the case of an agreement for a purchase money financing (including a Capitalized Lease Obligation), the asset subject to such financing,

               (ii) the sale, disposition or pledge of any asset of any Credit Party other than, in the case of an agreement for a purchase money financing (including a Capitalized Lease Obligation), the asset subject to such financing,

              (iii) the incurrence or existence of any Contingent Obligations of any Credit Party,

               (iv) any investments of any Credit Party,

                (v) any capital expenditures by any Credit Party,

               (vi) any acquisition, merger or consolidation involving any Credit Party,

              (vii) any change in control of any Credit Party, or

             (viii) any amendment or supplement to or waiver under this Agreement or any other Loan Document or other document relating to the Lender Debt, or

           (b) which provides that any default by any Credit Party which is not a party to such agreement of any obligation not arising under such agreement is a default under such agreement.

           Sec. 13.15. COLLECTION AND CONCENTRATION ACCOUNTS; LOCK-BOX ACCOUNTS. (a) Deposit, or cause to be deposited, into any Collection Account any funds other than funds constituting proceeds of Inventory or Pledged Accounts, miscellaneous income not arising from Asset Sales, and as may be specified in a Collection Account Agreement, funds from another Collection Account at the time of such deposit; or

                (b) deposit, or cause to be deposited, into any Lock-Box Account any funds other than funds constituting proceeds of Pledged Accounts at the time of such deposit; or

                (c) deposit, or cause to be deposited, into the Concentration Account any funds other than funds from a Collection Account or a Lock-Box Account; or

                (d) withdraw or transfer funds from any Lock-Box Account or Collection Account except to the Concentration Account or as may be specified in a Collection Account Agreement other than to

                     (1)  repay the Term Loan or the Acquisition Term Loan,

                     (2) prepay the Revolving Loan, or if no Revolving Loan is then outstanding, provide Letter of Credit Cash Collateral, or

                     (3) to the extent not required to be applied under (1) above, the Concentration Account (to the extent representing proceeds of Collateral) and thereafter as otherwise determined by Borrower;
          or

                (e) make any change in its instructions to account debtors regarding payments to be made to any Lock-Box Account; or

                (f) suffer or permit, except with the prior written consent of the Agent, any Collection Account, Lock-Box Account, or the Concentration Account to be closed or terminated, or the Collection Account Agreement, Lock-Box Agreement, or Concentration Account Agreement relating thereto, as the case may be, to be terminated or no longer in full force and effect.

           Sec. 13.16. TAX SHARING AGREEMENTS. Enter into any tax sharing agreement pursuant to which (a) Borrower's provision for taxes would be greater than such provision would be in the absence of such agreement or (b) Borrower would not be promptly reimbursed in the amount of any refunds received by the consolidated group which are attributable to Borrower.

           Sec. 13.17. COVENANT OF PARENT. Parent will not engage in any type of business activity other than (in each case, subject to any restriction contained herein):

           (a) maintenance of its corporate existence and compliance with applicable law;

           (b)  the issuance of equity securities to any Person;

           (c) the issuance of debt securities unsecured by any assets of Parent;

           (d) any guarantee of any obligation of Borrower or any of its Subsidiaries not otherwise prohibited by this Agreement, including, without limitation, any guarantee of the obligations under this Agreement and the Indenture;

           (e) the registration of any of its securities under the Securities Act, the Securities Exchange Act or any state or local securities law;

           (f) the listing of any securities with any securities exchange, any interdealer quotation system or the National Association of Securities Dealers, Inc. or its successor;

           (g)  the ownership and disposition of the common stock of Borrower;

           (h) accounting, legal, public relations, investor relations, financial or management activities (including the employment of employees, counsel, accountants, consultants, bankers, advisors or other professionals) in connection with, or which are reasonably incidental to, any of the foregoing activities;

           (i) entering into, performing its obligations and exercising its rights under this Agreement; or

           (j) activities in connection with, required by, or reasonably incidental to, any of the foregoing.

           Sec. 13.18. MAXIMUM RETURNED INVENTORY. The Borrower shall not suffer or permit the Inventory of the Borrower and its subsidiaries that Borrower or its Subsidiaries returns to AWG, for whatever reason (other than manufacturer recalls), to exceed $350,000, in the aggregate, during any calendar month.

           Sec. 13.19. THIRD PARTY PAYORS. Borrower shall not suffer or permit any certificate of need, provider number or contract listed on Schedule
15.16 to be amended, altered, suspended, terminated or made provisional, in any material way, without giving immediate written notice to Agent. Borrower shall immediately notify Agent in writing of any new provider number or any execution by Borrower of any contract with any Third Party Payor. Borrower shall give immediate written notice to Agent if any existing certificate of need is amended, altered, suspended, or made provisional, or any new certificate of need or other governmental consent is applied for by Borrower, if such amendment, alteration, suspension, or being made provisional, or such new certificate of need or other governmental consent, would have a material effect on Borrower or Agent hereafter requests that it be notified of such circumstances.

           SECTION 14.  DEFAULTS AND REMEDIES.

           Sec. 14.1.   EVENTS OF DEFAULT.  If any one or more of the following
events (herein called "Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

           (a) default shall be made in the due and punctual payment of the principal of any of the Revolving Loan, the Term Loan, the Acquisition Term Loan, or the reimbursement of any drawings under Letters of Credit, when and as the same shall become due and payable whether pursuant to
     Section 2 hereof, at maturity, by acceleration or otherwise (other than any failure to reimburse a Letter of Credit drawing to the extent that such failure is caused by the failure of any Lender to fund its pro rata share of a Advance in respect of which Borrower shall have satisfied all conditions to the making of such Advance (other than notice requirements and the delivery of a Borrower's Certificate)); or

           (b) default shall be made in the due and punctual payment of any amount of interest on the Revolving Loan, the Term Loan, the Acquisition Term Loan, or other Lender Debt or of any fee owing to any Lender or the Agent pursuant to any of the Loan Documents, when and as such amount of interest or fee shall become due and payable and such default shall continue unremedied for five (5) Business Days; or

           (c) default shall be made in the due and punctual payment of any expense owing to any Lender or the Agent pursuant to any of the Loan Documents, when and as such expense shall become due and payable or default shall be made by any Credit Party in the performance or observance of, or shall occur under, any covenant, agreement or provision (other than as described in clause (a) or (b) above) contained in this Agreement or any other Loan Document or in any instrument or document evidencing or creating any obligation, guaranty or Lien in favor of the Agent or delivered to the Lenders or the Agent in connection with or pursuant to this Agreement or any Lender Debt, and, except in the case of the agreements and covenants contained in Sections 12.1(a), 12.1(b), 12.1(c), 12.1(g)(i), 12.1(j),
     12.1(k), 12.1(l), 12.6, 12.7, 12.8, 12.14, 12.16, 12.17 and Section 13 (as
     to each of which no notice or grace period, except as otherwise set forth in this Section 14.1, shall apply), continuance of such default for a period of thirty (30) days after there has been given Written Notice of such default to any of the Credit Parties by the Agent, or if this Agreement or any other Loan Document or any such other instrument or document shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever without the written consent of the Agent; or

            (d) (i) one or more defaults shall occur in the payment of any principal, interest or premium with respect to any Indebtedness for Borrowed Money or any obligation which is the substantive equivalent of Indebtedness for Borrowed Money (including, without limitation, obligations under conditional sales contracts, finance leases and the like but excluding trade payables incurred in the ordinary course of business) of which any Credit Party is principal, guarantor, or other surety, outstanding in a principal amount of at least $1,000,000 in the aggregate, or (ii) one or more defaults shall occur under any agreement or instrument under or pursuant to which any such Indebtedness for Borrowed Money or obligation may have been issued, evidenced, created, assumed, guaranteed or secured by any Credit Party and, in the case of either clause (i) or
     (ii) of this Subsection 14.1(d), such default shall continue for more than the period of grace, if any, therein specified or any holder of any such Indebtedness for Borrowed Money (or any agent or trustee therefor) shall be entitled to take any action to realize upon any Lien on any property securing same, or (iii) any such Indebtedness for Borrowed Money or obligation shall be declared due and payable prior to the stated maturity thereof; or

           (e) any representation, warranty or other statement of fact given herein or in any writing, certificate, report or statement at any time furnished by or on behalf of any Credit Party to any Lender or the Agent pursuant to or in connection with this Agreement (including, without limitation, any Borrower's Certificate) or any other Loan Document, shall be false or misleading in any material respect when given and shall remain false and misleading in any material respect; or

           (f) any Credit Party shall (i) be unable to pay its debts generally as they become due or is generally not paying its debts as they become due;
     (ii) file a petition to take advantage of any insolvency act; (iii) make an assignment for the benefit of its creditors; (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of a whole or any substantial part of its property; (v) file a petition or answer seeking reorganization or arrangement or similar relief under the Federal Bankruptcy Code or any other applicable law or statute of the United States of America or any state; or (vi) by appropriate proceedings of the board of directors of any Credit Party or other governing body, authorize the filing of any such petition, making of such assignment or commencement of such a proceeding; or

           (g) a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Credit Party or of the whole or any substantial part of its properties, or approve a petition filed against any Credit Party seeking reorganization or arrangement or similar relief under the Federal Bankruptcy Code or any other applicable law or statute of the United States of America or any state; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of any Credit Party or of the whole or any substantial part of its properties; or if there is commenced against any Credit Party any proceeding for any of the foregoing relief and such proceeding or petition remains undismissed for a period of sixty (60) days; or if any Credit Party by any act indicates its consent to or approval of any such proceeding or petition; or

           (h) (i) a final judgment shall be rendered against any Credit Party which, with other outstanding final judgments against such Credit Party, to the extent not covered by insurance, by itself or together with all other such judgments, exceeds in the aggregate $1,000,000 and if, within thirty (30) days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within thirty (30) days after the expiration of any such stay, such judgment shall not have been discharged; or (ii) any of the assets of a Credit Party or any Subsidiary thereof shall be attached, seized, levied upon or subject to an injunction, execution, writ or distress warrant and shall remain unstayed or undismissed for a period of thirty (30) days, which by itself or together with all other attachments, seizures, levies, injunctions, executions, writs or distress warrants against properties of such Credit Party or Subsidiary remaining unstayed or undismissed for a period of thirty (30) days is for an amount in excess of $1,000,000; or

           (i) (i) a Reportable Event shall have occurred with respect to a Pension Benefit Plan;

                (ii) any Credit Party or any ERISA Affiliate thereof, or an administrator of any Pension Benefit Plan, shall have filed a notice of intent to terminate a Pension Benefit Plan in a "distress termination" under the provisions of Section 4041(c) of ERISA;

               (iii) any Credit Party or any ERISA Affiliate thereof, or an administrator of a Pension Benefit Plan shall have received a notice that the PBGC has instituted proceedings to terminate (or appoint a trustee to administer) a Pension Benefit Plan;

                (iv) any other event or condition exists which, in the reasonable opinion of the Required Lenders, constitutes grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any Pension Benefit Plan by the PBGC;

                 (v) any Credit Party or any ERISA Affiliate has incurred a liability under the provisions of Section 4063, 4064 or 4201 of ERISA;

                (vi) any Person shall engage in any transaction in connection with which any Credit Party will, in the reasonable opinion of the Required Lenders, be subject to either a civil penalty assessed pursuant to the provisions of Section 502(i) of ERISA or a tax imposed under the provisions of Section 4975 of the Code; or

               (vii) any Credit Party or any ERISA Affiliate fails to pay the full amount of any installment due under Section 412(m) of the Code or any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code) shall exist with respect to any Pension Benefit Plan;

     and in each case in clauses (i) through (vii) above, in the reasonable opinion of the Required Lenders, such event or condition, together with all other such events or conditions, if any, will subject a Credit Party to any tax, penalty or other liability which, in the aggregate, after giving effect to any available indemnity or bond, will be in excess of $1,000,000; or

           (j)  a Change of Control shall occur; or

           (k) a default by any Credit Party under any provision of any Lease which, together with other Leases in default, involve annual base rent of $600,000 or more, shall occur and continue beyond any applicable grace period which would permit the lessor thereunder to (i) terminate the Lease or (ii) exercise any other rights under such Lease which would have an adverse effect on the Lenders' interest in any Collateral located on the premises in respect of such Lease; or

           (l) a materially adverse change, as determined by the Agent in good faith, occurs in the financial condition of either Borrower or Parent;

then, and in any such event and at any time thereafter, if such or any other Event of Default shall then be continuing:

                     (A)  either or both of the following actions may be taken:
     (i) the Agent shall, at the direction of all Lenders, (x) declare any obligation to lend hereunder terminated, and/or (y) declare any obligation to issue Letters of Credit hereunder terminated, whereupon such obligation to make further Advances or issue Letters of Credit hereunder shall terminate immediately and (ii) the Agent may, at its option, or, the Agent shall, upon the direction of the Required Lenders, declare any or all of the Lender Debt to be due and payable, and the same shall forthwith become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Lender Debt to the contrary notwithstanding; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause (f) (other than subclause (f) (i)) or clause (g) above, then the obligation of the Lenders to lend and issue Letters of Credit hereunder shall automatically terminate and any and all of the Lender Debt shall be immediately due and payable without any action by the Agent or any Lender;

                     (B) the Agent, at the direction of all Lenders, shall have and may exercise all rights and remedies of a secured party under the UCC in effect in the State of New York at such time, whether or not applicable to the affected Collateral, and otherwise, including, without limitation, the right to foreclose the Liens granted herein or in any of the Security Documents by any available judicial procedure and/or to take possession of any or all of the Collateral, the other security for the Lender Debt and the books and records relating thereto, with or without judicial process; for the purposes of the preceding sentence, the Agent may enter upon any or all of the premises where any of the Collateral, such other security or books or records may be situated and take possession and remove the same therefrom; and

                     (C) the Agent, at the direction of all Lenders, shall have the right, in its sole discretion, to determine which rights, Liens or remedies it shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of the Lenders' rights hereunder; and any moneys, deposits, Pledged Accounts, balances or other property which may come into any Lender's or the Agent's hands at any time or in any manner, may be retained by such Lender or the Agent and applied to any of the Indebtedness of the Credit Parties to the Agent and the Lenders hereunder.

           Sec. 14.2. SUITS FOR ENFORCEMENT. In case any one or more Events of Default shall occur and be continuing, the Agent, at the direction of all Lenders, on behalf of the Agent and the Lenders may proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any document or instrument delivered in connection with or pursuant to this Agreement or any other Loan Document, or to enforce the payment of the Lender Debt or any other legal or equitable right or remedy.

           Sec. 14.3. RIGHTS AND REMEDIES CUMULATIVE. No right or remedy herein conferred upon the Lenders or the Agent is intended to be exclusive of any other right or remedy contained herein or in any instrument or document delivered in connection with or pursuant to this Agreement or any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

           Sec. 14.4. RIGHTS AND REMEDIES NOT WAIVED. No course of dealing between any of the Credit Parties and any Lender or the Agent or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of the Lenders or the Agent and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

           Sec. 14.5. APPLICATION OF PROCEEDS. After the occurrence of an Event of Default and acceleration of the Lender Debt, the proceeds of the Collateral, other collections received from the Credit Parties and proceeds of property of Persons other than the Credit Parties securing the Lender Debt and collections from each Guaranty shall be applied by the Agent to payment of the Lender Debt in the following order, unless a court of competent jurisdiction shall otherwise direct:

                (a) FIRST, to payment of all costs and expenses of the Agent and the Lenders incurred in connection with the preservation, collection and enforcement of the Lender Debt or any Guaranties, or of any of the Liens granted to the Agent pursuant to the Security Documents or otherwise, including, without limitation, any amounts advanced by the Agent or the Lenders to protect or preserve the Collateral;

                (b) SECOND, to payment of that portion of the Lender Debt constituting accrued and unpaid interest, fees and indemnities payable under Section 4, to the extent applicable to Acquisition Term Loan Advances, Section 5 hereof, ratably amongst the Agent and the Lenders in accordance with the proportion which the accrued interest, fees and indemnities payable under Section 4, and, to the extent applicable to Acquisition Term Loan Advances, Section 5 hereof constituting the Lender Debt owing to the Agent and each such Lender at such time bears to the aggregate amount of accrued interest, fees and indemnities payable under
     Section 4, and, to the extent applicable to Acquisition Term Loan Advances,
     Section 5 hereof constituting the Lender Debt owing to the Agent and all of the Lenders at such time, until such interest, fees and indemnities shall be paid in full;

                 (c) THIRD, to payment of that portion of the Lender Debt constituting accrued and unpaid interest, fees and indemnities payable under Section 3, and, to the extent applicable to Term Loan Advances,
     Section 5 hereof, ratably amongst the Agent and the Lenders in accordance with the proportion which the accrued interest, fees and indemnities payable under Section 3, to the extent applicable to Term Loan Advances,
     Section 5 hereof constituting the Lender Debt owing to the Agent and each such Lender at such time bears to the aggregate amount of accrued interest, fees and indemnities payable under Section 3 and, to the extent applicable to Term Loan Advances, Section 5 hereof constituting the Lender Debt owing to the Agent and all of the Lenders at such time, until such interest, fees and indemnities shall be paid in full;

                 (d) FOURTH, to payment of that portion of the Lender Debt constituting accrued and unpaid interest, fees and indemnities payable under Section 2, and, to the extent applicable to Revolving Credit Advances, Section 5, hereof, ratably amongst the Agent and the Lenders in accordance with the proportion which the accrued interest, fees and indemnities payable under Section 2, to the extent applicable to Revolving Credit Advances, Section 5 hereof constituting the Lender Debt owing to the Agent and each such Lender at such time bears to the aggregate amount of accrued interest, fees and indemnities payable under Section 2, to the extent applicable to Revolving Credit Advances, Section 5 hereof constituting the Lender Debt owing to the Agent and all of the Lenders at such time, until such interest, fees and indemnities shall be paid in full;

                (e) FIFTH, to each Issuing Lender to reimburse the Issuing Lender for that portion of any payments made by it with respect to Letters of Credit for which a Lender, as a participant in such Letter of Credit, failed to pay its pro rata share thereof as required pursuant to Section
     16.18 hereof;

                (f)  SIXTH, to payment of the principal of the Acquisition
     Term Loan B Advances, ratably amongst the Lenders in accordance with the proportion which the principal amount of the Acquisition Term Loan B Advances owing to each such Lender bears to the aggregate principal amount of the Acquisition Term Loan B Advances owing to all of the Lenders, until such principal of the Acquisition Term Loan B Advances shall be paid in full;

                (g) SEVENTH, to payment of the principal of the Acquisition Term Loan A Advances, ratably amongst the Lenders in accordance with the proportion which the principal amount of the Acquisition Term Loan A Advances owing to each such Lender bears to the aggregate principal amount of the Acquisition Term Loan A Advances owing to all of the Lenders, until such principal of the Acquisition Term Loan A Advances shall be paid in full;

                (h) EIGHTH, to payment of the principal of the Term Loan Advances, ratably amongst the Lenders in accordance with the proportion which the principal amount of the Term Loan Advances owing to each such Lender bears to the aggregate principal amount of the Term Loan Advances owing to all of the Lenders until such principal of the Term Loan Advances shall be paid in full;

                (i) NINTH, to payment of the principal of the Revolving Credit Advances (excluding the aggregate undrawn amount of any then outstanding Letters of Credit), ratably amongst the Lenders in accordance with the proportion which the principal amount of the Revolving Credit Advances owing to each such Lender bears to the aggregate principal amount of the Revolving Credit Advances owing to each such Lender bears to the aggregate principal amount of the Revolving Credit Advances (excluding the aggregate undrawn amount of any then outstanding Letters of Credit) owing to all of the Lenders until such principal of the Revolving Credit Advances shall be paid in full;

                (j) TENTH, to the extent, with respect to Letters of Credit, that the collateral, if any, held by the Agent as security for the Letters of Credit outstanding at the time of distribution hereunder is insufficient, to the Agent to be held by the Agent as additional collateral therefor;

                (k) ELEVENTH, to the payment of all other Lender Debt, ratably amongst the Lenders in accordance with the proportion which the amount of such other Lender Debt owing to each such Lender bears to the aggregate principal amount of such other Lender Debt owing to all of the Lenders until such other Lender Debt shall be paid in full; and

                (l)  TWELFTH, the balance, if any, after all of the Lender
     Debt has been satisfied, shall, except as otherwise provided in the Security Documents, be deposited by the Agent in an operating account of Borrower with the Agent designated by Borrower, or paid over to such other Person or Persons as may be required by law.

           The Credit Parties acknowledge and agree that they shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and collections under the Guaranties and the aggregate amount of the sums referred to in the first through sixth clauses above.

           Sec. 14.6 INVENTORY COUNTING AND APPRAISAL. After the occurrence of a Default or an Event of Default, the Agent has the right to engage a third party, acceptable to the Agent in its sole discretion, and at Borrower's expense, to (a) provide directly to the Agent and the Lenders sampling counts of Borrower's Inventory at times acceptable to the Agent and the Lenders, and
(b) provide directly to the Agent and the Lenders appraisals of the Borrower's Inventory at times acceptable to the Agent and the Lenders.

           SECTION 15. REPRESENTATIONS AND WARRANTIES.

           Each of Parent and Borrower hereby represents and warrants as follows (which representations and warranties shall survive the execution and delivery of this Agreement and shall be deemed to be incorporated in each officer's certificate submitted to the Agent pursuant to Section 10.1 hereof, and shall be deemed repeated and confirmed with respect to, and as of the date of, each borrowing and each issuance of a Letter of Credit hereunder, provided that any representation or warranty which is made as of a specified date shall be deemed repeated as of such date):

           Sec. 15.1. CORPORATE STATUS. (a) Each Credit Party is a duly organized and validly existing corporation in good standing under the laws of the state of its incorporation with perpetual corporate existence, and has the corporate power and authority to own its properties and to transact the business in which it is engaged or presently proposes to engage.

           (b) Each Credit Party is qualified as a foreign corporation and in good standing in each other jurisdiction in which it owns or leases property of a nature, or transacts business of a type, that would make such qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

           (c) The capital stock of each Credit Party is owned as set forth on Schedule 15.1 hereto (which shall be updated from time to time upon the formation of any new Subsidiary of Borrower and delivered to the Agent and each Lender), which Schedule 15.1 correctly sets forth all Liens encumbering the equity interests of Parent in the capital stock of Borrower.

           (d) None of the Credit Parties has any Subsidiaries except as set forth in Schedule 15.1 hereto (which shall be updated from time to time upon the formation of any new Subsidiary of Borrower and delivered to the Agent and each Lender), which Schedule 15.1 correctly sets forth the name of each such Subsidiary, its jurisdiction of incorporation and a statement of the outstanding capitalization of each such Subsidiary as of the date of delivery of such
Schedule 15.1.

           Sec. 15.2. POWER AND AUTHORITY. Each of the Credit Parties has the corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement and the other Loan Documents, in each case, to which it is a party, and all instruments and documents delivered by it pursuant thereto and hereto and each of the Credit Parties has duly taken or caused to be duly taken all necessary corporate action (including, without limitation, the obtaining of any consent of stockholders required by law or its certificate of incorporation or bylaw), to authorize the execution, delivery and performance of this Agreement and each other Loan Document, in each case, to which it is a party, and the instruments and documents delivered by it pursuant thereto and hereto. Each of this Agreement and the other Loan Documents, and each of the other instruments and documents executed and delivered by any of the Credit Parties, pursuant hereto and thereto to which it is a party constitute a legal, valid and binding obligation of such Person, and is enforceable in accordance with its terms.

          Sec. 15.3. NO VIOLATION OF AGREEMENTS. None of the Credit Parties is in violation of any provision of its certificate or articles of incorporation, as the case may be, or its bylaws or is in default under any lease, indenture, mortgage, deed of trust, agreement or other instrument, in any case, involving total payments to or total payments by, Borrower or Parent of $1,000,000 or more, to which any of them is a party or by which any of them may be bound. Neither the execution and delivery of this Agreement, the other Loan Documents or any of the instruments and documents to be delivered pursuant hereto or thereto, the consummation of the transactions herein and therein contemplated, compliance with the provisions hereof or thereof, nor the execution, delivery and performance by any Credit Party of this Agreement, the other Loan Documents or any of such instruments or documents, nor compliance with the provisions hereof or thereof, will violate any provision of the certificate of incorporation or bylaws of any Credit Party or any law or regulation, or any order or decree of any court or governmental instrumentality, or will (a) conflict with, or result in the breach of, or constitute a default or permit termination under, any lease, indenture, mortgage, deed of trust, agreement or other instrument, in any case, involving total payments to or total payments by Borrower of $1,000,000 or more, to which any Credit Party is a party or by which any of them or their respective properties may be bound, or (b) except as contemplated under this Agreement or under any other Loan Document, result in the creation or imposition of any Lien upon any property of any Credit Party.

           Sec. 15.4. NO LITIGATION. (a) Except as set forth in Schedule 15.4 hereto, there are no actions, suits or proceedings pending or, to the best knowledge of Borrower, threatened against any of the Credit Parties or any of their respective Subsidiaries before any court, arbitrator or governmental or administrative body or agency which challenge the validity or propriety of the transactions contemplated under this Agreement, the other Loan Documents or the documents, instruments and agreements executed or delivered in connection herewith, therewith or related thereto, or which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

           (b) No Credit Party or any Subsidiary thereof is in default in any material respect under any applicable statute, rule, order, decree or regulation of any court, arbitrator or governmental body or agency having jurisdiction over such Credit Party or Subsidiary.

           (c) No judgment, order, injunction or other similar restraint with respect to any Credit Party or any Subsidiary thereof exists which prohibits any of the other transactions contemplated hereby or in connection herewith.

           Sec. 15.5. GOOD TITLE TO PROPERTIES. (a) Each Credit Party and i ts Subsidiaries has good and marketable title to all the material properties and assets reflected on its balance sheet and valid leasehold interests in the property it leases, including, without limitation, the Collateral, subject to no Liens, except such as would be permitted under Section 13.2 of this Agreement. All real property owned by or leased to any Credit Party or any Subsidiary thereof is described on Schedule 15.5(a) annexed hereto. Notwithstanding the foregoing, this Section 15.5 specifically excludes any representation or warranty with respect to Excluded Properties.

           (b) Each Lease described on Schedule 15.5(a) hereto is in full force and effect, is valid and binding and is enforceable in accordance with its terms. There exists no default by any Credit Party, or to the best knowledge of Borrower by any other Person, under any provision of any Lease which would permit the lessor thereunder to terminate the Lease or to exercise any other rights under such Lease which would have an adverse effect on the Lenders' interest in any Collateral located on the premises in respect of any Lease.

           (c) No payment due on any Lease described on Schedule 15.5(a) is more than thirty (30) days past due, except for those Leases described on
Schedule 15.5(c) annexed hereto and except for contested rental payments not required to be paid under the Plan.

           Sec. 15.6. FINANCIAL STATEMENTS AND CONDITION. (a) The audited financial statements of Parent and its Subsidiaries for the year ended January 3, 1998, present fairly in accordance with GAAP (i) the financial position of Borrower as of the date of such financial statements and (ii) the results of operations of Borrower for such period. Borrower had no direct or indirect contingent liabilities as of the date of such financial statements which are not reserved for therein or which in accordance with GAAP would have to be included in footnotes thereto, such financial statements have been prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved (subject to normal year end adjustments), and there has been no material adverse change in the business, operations, liabilities, assets, properties, prospects or condition (financial or otherwise) of Borrower since December 31, 1997. There has been no material adverse change in the business, operations, liabilities, assets, properties, prospects or condition (financial or otherwise) of any Credit Party since November 7, 1998.

            (b) The Agent has been furnished projections of the future performance of Borrower and its Subsidiaries. The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results. No fact is known to any Credit Party which could reasonably be expected to have a Material Adverse Effect, that has not been set forth in the financial statements referred to in this Section 15.6 or disclosed herein or otherwise disclosed to the Agent in writing prior to the most recent date on which the representation contained in this Section 15.6 is made or repeated.

          (c) The budget dated as of October 12, 1998, a copy of which is attached hereto as Exhibit 15.6(c), is the budget of the financial condition and results of operations of Parent and its Subsidiaries for the Fiscal Year ending January 2, 1999, required to be delivered pursuant to Section 12.1(l).

          Sec. 15.7. TRADEMARKS, PATENTS, ETC. Each of the Credit Parties possesses all the trademarks, trade names, copyrights, patents, licenses or rights in any thereof adequate for the conduct of its business, without conflict with the rights of others.

          Sec. 15.8. TAX LIABILITY. Each of the Credit Parties and their respective Subsidiaries has filed all tax returns which are required to be filed, and, except as otherwise permitted by Section 12.2 hereof, has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by it.

          Sec. 15.9. GOVERNMENTAL ACTION. No action of, or filing with, any governmental or public body or authority (other than normal reporting requirements or filing as to Collateral under the provisions of Section 8 hereof) is required to authorize, or is otherwise required in connection with, the execution, delivery or performance of this Agreement, the Security Documents, the Guaranties, the Notes, the other Loan Documents, or any of the instruments or documents to be delivered pursuant hereto or thereto, except such as have been made or will be made as contemplated by such agreements.

          Sec. 15.10. DISCLOSURE. Neither the Schedules hereto, nor the financial statements referred to in Section 15.6 hereof, nor the certificates, statements, reports or other documents furnished to any Lender or the Agent by or on behalf of any of the Credit Parties in connection herewith or in connection with any transaction contemplated hereby, nor this Agreement or any other Loan Document, at the time furnished, contained any untrue statement of a material fact or omitted to state any material fact (known to any such Person in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

          Sec. 15.11. REGULATION U. None of the Credit Parties or any of their respective Subsidiaries owns any "margin stock" as such term is defined in Regulation U, as amended (12 C.F.R. Part 221), of the Board. The proceeds of the borrowings made hereunder will be used only for the purposes set forth in
Section 11 hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute the Revolving Loan under this Agreement a "purpose credit" within the meaning of said Regulation U or Regulation X (12 C.F.R. Part 224) of the Board. None of the Credit Parties or any of their respective Subsidiaries or any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act or any applicable state securities laws.

           Sec. 15.12. INVESTMENT COMPANY. None of the Credit Parties or any of their respective Subsidiaries is an "investment company," or an "Affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. Sec. 80a-1, et seq.). None of the transactions contemplated by this Agreement, the other Loan Documents or the Subordinated Note Documents will violate such Act.

           Sec. 15.13.  EMPLOYEE BENEFIT PLANS.  (a) Except as set forth on
Schedule 15.13(a) hereto, no Reportable Event has occurred with respect to any Pension Benefit Plan.

           (b) No Credit Party has engaged in, or has any knowledge of, any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan.

           (c) All of the Employee Plans comply currently both as to form (to the extent required by Section 401(b) of the Code) and operation, in all material respects, with their terms (to the extent consistent with the currently applicable provisions of the Code) and with the provisions of ERISA and the Code, and all other applicable laws, rules and regulations. A favorable determination as to the qualification under Section 401(a) of the Code has been made by the Internal Revenue Service with respect to each Pension Benefit Plan and, to the best knowledge of each of the Credit Parties, nothing has occurred since the date of such determination that would adversely affect such qualification.

           (d) The amount for which the Credit Parties or any of their respective ERISA Affiliates would be liable pursuant to the provisions of Sections 4062, 4063 or 4064 of ERISA if each Pension Benefit Plan were terminated as described therein could not reasonably be expected to have a Material Adverse Effect.

           (e) Except as set forth on Schedule 15.13(e) hereto, none of the Credit Parties nor any of their respective ERISA Affiliates is now, or has been during the preceding five (5) years, a contributing employer to a Multiemployer Plan. None of the Credit Parties nor any of their respective ERISA Affiliates has:

                (i) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA,

               (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA,

              (iii) ceased making contributions to any Pension Benefit Plan subject to the provisions of Section 4064(a) of ERISA to which any of the Credit Parties or any of their respective ERISA Affiliates made contributions,

               (iv) incurred or caused to occur a "complete withdrawal" (within the meaning of Section 4203 of ERISA) or a "partial withdrawal" (within the meaning of Section 4205 of ERISA) from a Multiemployer Plan so as to incur withdrawal liability under Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Sections 4207 or 4208 of ERISA) which could reasonably be expected to have a Material Adverse Effect, or

                (v) been a party to any transaction or agreement under which the provisions of Section 4204 of ERISA were applicable and which could reasonably be expected to result in liability for any Credit Party.

          (f) The potential withdrawal liability to the Multiemployer Plans, in the aggregate, (i) at the Closing Date does not exceed $1,000,000, based on the most recent estimate of such liability provided to the Credit Parties by each such Plan and (ii) at any time thereafter, will not exceed an amount that would have a Material Adverse Effect if imposed.

          (g) (i) No notice of intent to terminate a Pension Benefit Plan under Section 4041(c) of ERISA has been filed by any of the Credit Parties or any of their respective ERISA Affiliates, (ii) no Pension Benefit Plan been terminated, pursuant to the provisions of Section 4041(e) of ERISA and (iii) no Credit Party has any outstanding liability as a result of any other termination of a Pension Benefit Plan subject to Title IV of ERISA which could reasonably be expected to have a Material Adverse Effect.

          (h) The PBGC has not instituted proceedings to terminate (or appoint a trustee to administer) a Pension Benefit Plan, and no event has occurred or condition exists which could reasonably be expected to constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any such Plan.

           (i) None of the Credit Parties has any reason to believe that, with respect to each Pension Benefit Plan that is subject to the provisions of Title I, Subtitle B, Part 3 of ERISA, the funding method used in connection with such Plan is not acceptable under ERISA, and the actuarial assumptions and methods used in connection with funding such Pension Benefit Plan are not reasonable. No such Pension Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived.

           (j) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of any of the Credit Parties, which could reasonably be expected to be asserted, against any Employee Plan maintained for employees or the assets of any such Employee Plan. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B,
Part 5 of ERISA is pending or, to the best knowledge of any Credit Party, threatened against any fiduciary or any Employee Plan.

           Sec. 15.14. PERMITS, ETC. (a) Each Credit Party and each Subsidiary thereof possesses all permits, licenses, approvals and consents of Federal, state and local governments and regulatory authorities required to conduct properly its business as presently conducted and proposed to be conducted, except to the extent failure to have any such permit, license, approval or consent could not be reasonably be expected to have a Material Adverse Effect.

            (b) Each such permit, license, approval and consent is and will be in full force and effect, and no event has occurred which permits (or with the passage of time would permit) the revocation or termination of any such permit, license, approval or consent or the imposition of any restriction thereon of such nature as may materially limit the operation of the business covered thereby.

            (c) All approvals, applications, filings, registrations, consents or other actions required of any local, state or Federal authority to enable each Credit Party and the Subsidiaries thereof to exploit any such permit, license, approval or consent has been obtained or made.

            (d) No Credit Party nor any Subsidiary of any Credit Party (i) is in violation of any duty or obligation required by law or any rule or regulation applicable to the operation of any of its businesses, which violation could reasonably be expected to have a Material Adverse Effect, or (ii) has received any notice from the granting body or any other governmental authority with respect to any material breach of any covenant under, or any material default with respect to, any such permit, license, approval or consent.

            (e) Before and upon giving effect to this Agreement, the Notes and the other Loan Documents, no material default shall have occurred and be continuing under any such permit, license, approval or consent.

            (f) All consents and approvals of, filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required to maintain any such permit, license, approval or consent in full force and effect prior to the scheduled date of expiration thereof has been, or, prior to the time when required, will have been, obtained, given, filed or taken and are or will be in full force and effect.

           (g) There is not pending or, to the best knowledge of any Credit Party or Subsidiary thereof, threatened, any action to revoke, cancel, suspend, modify or refuse to renew any such permit, license, approval or consent and each business covered by each such permit, license, approval or consent is being operated in compliance with such permit, license, approval or consent.

           (h) There is not now issued or outstanding or, to the best knowledge of any Credit Party or Subsidiary thereof, threatened any notice of any hearing, violation or complaint against such Credit Party or Subsidiary thereof with respect to any such permit, license, approval or consent and no Credit Party or Subsidiary thereof has any knowledge that any Person intends to contest the renewal of any such permit, license, approval or consent.

           Sec. 15.15.  ENVIRONMENTAL STATUS.   (a)  Except as described on
Schedule 15.15 hereto, none of the Credit Parties or any of their respective Subsidiaries is in violation of any applicable Environmental Law, nor are any of the Credit Parties or any of their respective Subsidiaries under investigation or under review by any governmental agency or authority with respect to compliance therewith or with respect to the generation, use, treatment, storage or Release of any Hazardous Material in any case, except as to any such violation, investigation or review existing as of the Closing Date, which could reasonably be expected to have a Material Adverse Effect, involve criminal penalties or could expose the Agent or any Lender to civil or criminal penalties.

           (b) None of the Credit Parties nor any of their respective Subsidiaries has any liability or contingent or potential liability in connection with the past generation, use, treatment, storage, or Release of any Hazardous Material in any case, (i) which exists as of the Closing Date and which could reasonably be expected to cause cost and expense to Borrower and its Subsidiaries of in excess of $500,000 individually or in the aggregate, except as set forth on Schedule 15.15 hereto, or (ii) which does not exist on the Closing Date and which (x) was required to be disclosed to the Agent under
Section 12.1(m) hereof and which has not been disclosed in writing to the Agent or (y) could reasonably be expected to have a Material Adverse Effect, involve criminal penalties or could expose the Agent or any Lender to civil or criminal penalties.

           (c) Except as described on Schedule 15.15 hereto, there is no Hazardous Material that may pose any material risk to safety, health, or the environment, or that is defined or regulated as a hazardous, toxic or dangerous waste or other substance under any Environmental Law on, under or about any property owned, leased or operated by any Credit Party or any Subsidiary thereof except any such Hazardous Material that is required in the ordinary course of Borrower's business as conducted as of the Closing Date and that is adequately protected or contained in accordance with applicable Environmental Laws, and there has been no Release of any such Hazardous Material on, under or about such property in any case, (i) which exists as of the Closing Date and which could reasonably be expected to cause cost and expense to Borrower and its Subsidiaries of in excess of $500,000 individually or in the aggregate, except as set forth on Schedule 15.15 hereto, or (ii) which does not exist on the Closing Date and which (x) was required to be disclosed to the Agent under
Section 12.1(m) hereof and which has not been disclosed in writing to the Agent or (y) could reasonably be expected to have a Material Adverse Effect, involve criminal penalties or could expose the Agent or any Lender to civil or criminal penalties.

           Sec. 15.16. MEDICARE/MEDICAID AND THIRD PARTY PAYOR AGREEMENTS. Borrower has obtained and currently has in place valid and binding provider agreements or other written agreements necessary to enable Borrower to receive payment form Medicare/Medicaid Account Debtors, Third Party Payors or other governmental entities. All written agreements between Borrower and such Medicare/Medicaid Account Debtors, Third Party Payors and other governmental entities, and all provider numbers which Borrower is required to have in its own name in order to operate its business as presently conducted are listed on the attached Schedule 15.16.

           Sec. 15.17. VALIDITY OF RECEIVABLES. (a) Except with respect to Receivables, the aggregate amount of which would not constitute a material percentage of all Receivables at any given time and Receivables the failure of which to satisfy the following requirements, would not have a material adverse effect on the value of the Collateral, each Receivable existing on the Closing Date is, and each future Receivable will be, at the time of its creation, a genuine obligation enforceable against the account debtor thereof in accordance with its terms, and represents an undisputed and bona fide indebtedness owing to Borrower by an account debtor, without defense, setoff or counterclaim, free and clear of all Liens other than the security interest in favor of the Agent under the Security Documents; and no payment has been received with respect to any Receivable and no Receivable is subject to any credit or extension or agreement therefor.

           (b) No Receivable is evidenced by any note, draft, trade acceptance or other instrument for the payment of money.

           Sec. 15.18. COLLECTION AND CONCENTRATION ACCOUNTS; LOCK-BOX ACCOUNTS. (a) The names and addresses of all the banks holding one or more Collection Accounts, Lock-Box Accounts, and/or Pharmaceutical Collection Accounts, and the name and address of the bank holding the Concentration Account, together with the account numbers of the Collection Accounts, the Lock-Box Accounts, the Pharmaceutical Collection Accounts, and the Concentration Account at such banks, are specified in Schedule 15.18(a) hereto, as amended from time to time with the prior written consent of the Agent.

           (b) The names and addresses of all the banks holding one or more Special Accounts, together with the account numbers of such Special Accounts at such banks, are specified in Schedule 15.18(b) hereto, as amended from time to time with the prior written consent of the Agent.

           Sec. 15.19.  PARENT.  Parent neither owns nor controls access to
(a) inventory or accounts or (b) books or records relating to Collateral of Borrower.

           Sec. 15.20. VALIDITY OF PHARMACEUTICAL RECEIVABLES. (a) Except with respect to Pharmaceutical Receivables, the aggregate amount of which would not constitute a material percentage of all Pharmaceutical Receivables at any given time and Pharmaceutical Receivables the failure of which to satisfy the following requirements, would not have a material adverse effect on the value of the Collateral, each Pharmaceutical Receivable existing at the Closing Date is, and each future Pharmaceutical Receivable will be, at the time of its creation, a genuine obligation enforceable against the account debtor thereof in accordance with its terms, and represents an undisputed and bona fide indebtedness owing to borrower by an account debtor, without defense, setoff or counterclaim, free and clear of all Liens other than the security interest in favor of the Agent under the Security Documents; and no payment has been received with respect to any Pharmaceutical Receivable and no Pharmaceutical Receivable is subject to any credit or extension or agreement therefor.

           (b) No Pharmaceutical Receivable is evidenced by any note, draft, trade acceptance or other instrument for the payment of money.

           Sec. 15.21. VALIDITY OF VENDOR RECEIVABLES. (a) Except with respect to Vendor Receivables, the aggregate amount of which would not constitute a material percentage of all Vendor Receivables at any given time and Vendor Receivables the failure of which to satisfy the following requirements, would not have a material adverse effect on the value of the Collateral, each Vendor Receivable existing on the Closing Date is, and each future Vendor Receivable will be, at the time of its creation, a genuine obligation enforceable against the Vendor who is the account debtor thereof in accordance with the terms of the Vendor Rebate Agreement applicable to such Vendor Receivable, and represents an undisputed and bona fide indebtedness owing to Borrower by the Vendor identified as being so indebted to Borrower in the applicable Vendor Rebate Agreement, without defense, setoff or counterclaim, free and clear of all Liens other than the security interest in favor of the Agent under the Security Documents; and no payment has been received with respect to any Vendor Receivable and no Vendor Receivable is subject to any credit or extension or agreement therefor.

           (b) No Vendor Receivable is evidenced by any note, draft, trade acceptance or other instrument for the payment of money.

           Sec. 15.22. COMPLIANCE WITH INDENTURE. After giving effect to the Revolving Credit Facility Commitment, the Term Loan Facility Commitment, the Acquisition Term Loan Facility Commitment, and all Advances made thereunder, Borrower will at all times during the term of this Agreement be in compliance with the terms and conditions of the Indenture, in general, and the terms and conditions dealing with Permitted Indebtedness (as such term is defined in the Indenture), in particular.

           SECTION 16.  MISCELLANEOUS.

           Sec. 16.1. COLLECTION COSTS. If an Event of Default occurs, the Credit Parties, jointly and severally, shall pay all court costs and costs of collection, including, without limitation, reasonable fees, expenses and disbursements of counsel employed in connection with any and all collection efforts. The attorney's fees arising from such services, including those of any appellate proceedings, and all reasonable out-of-pocket expenses, costs, charges and other fees incurred by such counsel in any way or with respect to or arising out of or in connection with or relating to any of the events or actions described in this Section 16.1 shall be payable by the Credit Parties to the Agent or the Lenders, as the case may be, on demand, and shall be additional obligations under this Agreement. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: recording costs, appraisal costs, paralegal fees, costs and expenses; accountants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; telecopier charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

           Sec. 16.2. AMENDMENT, MODIFICATION AND WAIVER. (a) No amendment, modification or waiver of any provision of the Loan Documents and no consent by the Agent or the Lenders to any departure therefrom by any of the Credit Parties shall be effective unless such amendment, modification or waiver shall be in writing and signed by a duly authorized officer of the appropriate Credit Party, the Agent, the Lenders or the Required Lenders, as the case may be (as more fully described below), and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing.

           (b) No notice to or demand on any of the Credit Parties in any case shall entitle any of the Credit Parties to any other or further notice or demand in similar or other circumstances.

           (c) Any term or provision of any Loan Document may be amended or modified and the observance of any provision of any Loan Document may be waived with the written consent of the Credit Parties being a party to such Loan Document and the Required Lenders; provided, however, that no such amendment, modification or waiver shall, without the prior written consent of the Agent, amend or waive any of the provisions of Section 5.8, 6.7, 16.13, 16.14 or 16.15 hereof, or otherwise change any of the rights or obligations of the Agent under any of the Loan Documents; provided, further, that no amendment, modification or waiver of any of the provisions of Section 7, 16.14, 16.15 or 16.18 hereof shall be effective without the prior written consent of the Agent and, in the case of any amendment to any of the provisions of (x) Section 7 or Section 16.18 hereof or (y) any other provision relating to Letters of Credit which adversely affects any Issuing Lender, with the prior written consent of such Issuing Lender; provided, further, that no such amendment, modification or waiver shall, without the prior written consent of all of the Lenders:

                (i) extend the due date of the principal of or interest on the Revolving Loan, the Term Loan, the Acquisition Term Loan, or any other amount payable hereunder, or portion thereof, change the rate of interest on the Revolving Loan, the Term Loan, the Acquisition Term Loan, or portion thereof, or reduce the amount of any principal payable on the Revolving Loan, the Term Loan, the Acquisition Term Loan, or portion thereof, or reduce the fees payable to the Lenders hereunder or extend the time of payment thereof;

               (ii) substitute, discharge, release or surrender any material portion of the Collateral or use any portion of the Collateral to secure any Indebtedness for Borrowed Money other than Lender Debt, except as permitted in such Loan Document (it being understood that a release of Collateral under circumstances where the Net Proceeds of the disposition of such Collateral are applied to Lender Debt shall not require unanimous consent, but shall be governed under Section 13.5 and Section 6.1(b) hereof) or amend the terms of any Guaranty or release any such Guaranty;

              (iii) except as provided in Section 16.14 hereof, change the dollar amount or percentage of either the Revolving Commitment, the Term Commitment, or the Acquisition Term Commitment of any Lender;

               (iv) modify any provision of this Section 16.2 or any other provision which expressly requires the consent of all Lenders;

                (v)  amend the definition of "Required Lenders";

               (vi)  amend Section 14.5 hereof;

              (vii) amend or modify the definition of "Borrowing Base" to increase the percentage advance rates against the Net Amount of Eligible Inventory, the Net Amount of Eligible Pharmaceutical Inventory, the Net Amount of Eligible Coupons, the Net Amount of Eligible Pharmaceutical Receivables, the Net Amount of Eligible Vendor Receivables, or the Net Amount of Eligible Real Property; or

             (viii) amend or modify the definition of "Acquisition Term Loan Borrowing Base" to increase the percentage advance rate against the Net Amount of Eligible Real Estate.

The Agent, the Lenders other than NBC, and the Credit Parties hereby agree to cooperate with NBC to effectuate the provisions of Section 16.14 hereof, including, without limitation, with respect to the execution of one or more amendments of this Agreement or any other Loan Document.

           Sec. 16.3. NEW YORK LAW. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

           Sec. 16.4. NOTICES. All notices, requests, demands or other communications provided for herein shall be in writing (unless otherwise expressly provided herein) and shall be deemed to have been given (a) if by registered or certified mail, return receipt requested, four (4) Business Days following the date when sent, (b) if by telex, when sent and answer-back received, (c) if by overnight courier, when received, (d) if by telecopier, when sent, or (e) if personally delivered or delivered by messenger, when receipted for, in each case, addressed to the appropriate Credit Party or to the Agent or any Lender, at its respective office under its name on the signature pages of this Agreement and to the attention of the Person so designated, or to such Person or address as any party hereto shall designate to the other from time to time in writing forwarded in like manner.

           Sec. 16.5. FEES AND EXPENSES. Whether or not any Advances or other financial accommodations are made hereunder, Borrower shall pay all expenses paid or incurred by the Agent in connection with the transactions contemplated hereunder including but not limited to appraisal fees, syndication fees, title insurance fees, audit fees, recording fees, computer fees, duplication fees, telephone and telecopier fees, travel and transportation fees, search and filing fees, and the reasonable fees and expenses of Hughes & Luce, L.L.P., counsel to the Agent and the Lenders, and all local counsel to the Agent. Borrower shall also pay all reasonable costs and expenses paid or incurred by the Agent, at any time, or any Lender, after the occurrence of a Default, in connection with any waivers, amendments, modifications, extensions, renewals, internal assessments, renegotiations or "work-outs" of this Agreement or any instrument or document delivered in connection herewith and any consents or approvals provided hereunder or otherwise requested by any Credit Party. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: recording costs, appraisal costs, paralegal fees, costs and expenses; accountants' or other consultants' fees, costs and expenses; photocopying and duplicating expenses; long distance telephone charges; air express charges; telegram charges; telecopier charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

           Sec. 16.6. STAMP OR OTHER TAX. Should any stamp or excise tax become payable in respect of this Agreement, any Note, any other Loan Document, the Lender Debt, the Collateral or any modification hereof or thereof, each of the Credit Parties shall pay, the liability of which is joint and several, the same (including interest and penalties, if any) and shall hold the Lenders and the Agent harmless with respect thereto.

           Sec. 16.7.  WAIVER OF JURY TRIAL AND SET-OFF.  IN ANY LITIGATION
IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, ANY OF THE ADVANCES, ANY OF THE NOTES OR OTHER LOAN DOCUMENTS, THE COLLATERAL, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN ANY CREDIT PARTIES AND THE LENDERS OR THE AGENT, EACH OF THE CREDIT PARTIES HEREBY, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, (A) WAIVES THE RIGHT TO INTERPOSE ANY SETOFF, RECOUPMENT, COUNTERCLAIM OR CROSS-CLAIM IN CONNECTION WITH ANY SUCH LITIGATION, IRRESPECTIVE OF THE NATURE OF SUCH SETOFF, RECOUPMENT, COUNTERCLAIM OR CROSS-CLAIM, UNLESS SUCH SETOFF, RECOUPMENT, COUNTERCLAIM OR CROSS-CLAIM COULD NOT,
BY REASON OF ANY APPLICABLE FEDERAL OR STATE PROCEDURAL LAWS, BE INTERPOSED, PLEADED OR ALLEGED IN ANY OTHER ACTION AND (B) WAIVES TRIAL BY JURY IN CONNECTION WITH ANY SUCH LITIGATION. EACH OF THE CREDIT PARTIES AGREES THAT
THIS SECTION 16.7 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGES THAT THE LENDERS WOULD NOT EXTEND TO BORROWER ANY FINANCIAL ACCOMMODATIONS HEREUNDER IF THIS SECTION 16.7 WERE NOT PART OF THIS AGREEMENT.

           Sec. 16.8. TERMINATION OF AGREEMENT. (a) Subject to the Agent's and Borrower's rights to terminate this Agreement earlier as set forth below, Lender's commitment to make Advances hereunder shall be for an original period extending from the Closing Date through the Maturity Date.

           (b) The Agent on behalf of the Lenders shall have the right to, upon the direction of the Required Lenders, terminate this Agreement immediately, at any time, during the continuance of an Event of Default under
Section 14 hereof.

           (c) Borrower may terminate this Agreement at any time when no Letters of Credit are outstanding upon not less than five (5) days' prior Written Notice (which shall be irrevocable) to the Agent (which shall promptly notify each Lender thereof in writing or by telephone confirming immediately in writing) of termination and by prepaying the Revolving Loan in whole, terminating the Revolving Credit Facility Commitment and paying all other amounts payable hereunder and all applicable penalties, fees, charges, premiums and costs, all as provided hereunder.

           (d) The termination of this Agreement shall not affect any rights of the Credit Parties, the Lenders or the Agent or any obligation of any of the Credit Parties, the Lenders or the Agent to the others, arising on or prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all Lender Debt and obligations of the Credit Parties and their Subsidiaries hereunder incurred on or prior to such termination have been paid and performed in full.

           (e) Upon the giving of notice of termination of this Agreement, all Lender Debt shall be due and payable on the date of termination specified in such notice.

           (f) The Liens and rights granted to the Agent on behalf of the Agent and the Lenders hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Lender Debt has been indefeasibly paid in full.

           (g) All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof unless otherwise provided.

           (h) Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Lender Debt, the Agent or any Lender is for any reason compelled to surrender such payment to any Person or entity because such payment is determined to be void or voidable as a preference, an impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force, and the Credit Parties, as appropriate, shall be liable to, and shall indemnify and hold such Lender or the Agent harmless for, the amount of such payment surrendered until such Lender or the Agent, as the case may be, shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Lenders or the Agent in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Lenders' or the Agent's rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

           (i) All indemnities provided for under this Agreement and the other Loan Documents, including, without limitation, under Sections 5.8 and 16.5, shall survive the termination of this Agreement and the payment in full of the Lender Debt.

           Sec. 16.9. CAPTIONS. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

           Sec. 16.10. LIEN; SETOFF BY LENDERS. Each of the Credit Parties hereby grants to each Lender and the Agent a continuing Lien for all Lender
Debt upon any and all monies, securities and other property of such Credit Party and the proceeds thereof, now or hereafter held or received by, or in transit to, such Lender or the Agent from or for such Credit Party, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of such Credit Party with, and any and all claims of such Credit Party against, any Lender or the Agent, at any time existing (which shall constitute part of the Collateral). Upon the occurrence and during the continuance of an Event of Default, each Lender and the Agent is hereby authorized at any time and from time to time, without notice to such Credit Party, to setoff, appropriate and apply any or all items hereinabove referred to against all Lender Debt. After any such setoff by the Agent or any Lender, the Agent or such Lender shall notify the Credit Party against which it setoff of the exercise by it of such right of setoff, provided that the failure of the Agent or such Lender to so notify such Credit Party shall not affect the validity of such setoff or create a cause of action against the Agent or such Lender.

           Sec. 16.11. PAYMENT DUE ON NON-BUSINESS DAY. Whenever any payment to be made hereunder or under any other Loan Document or on the Revolving Loan shall be stated to be due and payable, or whenever the last day of any Interest Period would otherwise occur, on a day which is not a Business Day, such payment shall be made and the last day of such Interest Period shall occur on the next succeeding Business Day and such extension of time shall in such case be included in computing interest on such payment; provided, however, if such extension would cause a payment of a Eurodollar Advance to be made, or the last day of such Interest Period for a Eurodollar Advance to occur, in the next following calendar month, such payment shall be made and the last day of such Interest Period shall occur on the next preceding Business Day.

           Sec. 16.12. SERVICE OF PROCESS. Each of the Credit Parties hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal Court located in the City of New York in connection with any action or proceeding arising out of or relating to this Agreement, any Guaranty, any of the Security Documents, all or any of the Lender Debt, the Collateral, all or any of the Notes, any other Loan Document or any document or instrument delivered pursuant to this Agreement. In any such litigation, each of the Credit Parties waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to any Credit Party at its address set forth in Section 16.4 hereof. Within thirty (30) days after such mailing, such Credit Party shall appear, answer or move in respect of such summons, complaint or other process. Should such Credit Party fail to appear or answer within said thirty (30)-day period, such Credit Party shall be deemed in default and judgment may be entered by the Agent on behalf of the Lenders against such Credit Party for the amount as demanded in any summons, complaint or other process so served. Each of the Credit Parties hereby waives, to the fullest extent it may effectively do so, the defenses of forum non conveniens and improper venue.

          Sec. 16.13. NATIONAL BANK OF CANADA, AS AGENT. (a) Each Lender hereby irrevocably designates and appoints NBC as the agent of such Lender under each of the Loan Documents in which NBC is named as agent, and each such Lender hereby irrevocably authorizes NBC, as the agent for such Lender, to take such action on behalf of each Lender under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Agent shall not have any duties or responsibilities except those expressly set forth in the Loan Documents, nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Agent.

           (b) The Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

           (c) Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by any of the Credit Parties or any of their respective Subsidiaries or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with the Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of any of the Credit Parties or any of their respective Subsidiaries to perform its obligations under the Loan Documents. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the properties, books or records of any of the Credit Parties or any of their respective Subsidiaries.

           (d) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a Written Notice of assignment, negotiation or transfer thereof shall have been filed with the Agent.

           (e) The Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of the Required Lenders (or where required by the terms of this Agreement, the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

           (f) The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent shall have received notice from a Lender or one of the Credit Parties referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, or if the Agent has actual knowledge of the occurrence of any Default or Event of Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

           (g) Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of any of the Credit Parties or any of their respective Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each of the Credit Parties and their respective Subsidiaries, and made its own decision to make its loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, liabilities, assets, properties and condition (financial or otherwise) and creditworthiness of each of the Credit Parties and their respective Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

           (h) Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to such Lender's pro rata share of the Revolving Credit Facility Commitment, the Term Loan Facility Commitment, and the Acquisition Term Loan Facility Commitment from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or the transactions contemplated thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. The agreements in this Section 16.13(h) shall survive the payment of the Notes and the Lender Debt.

           (i) The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though the Agent were not the Agent hereunder. With respect to its pro rata share of the Advances made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent. The terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

           (j) The Agent may resign as Agent upon thirty (30) days' Written Notice to the Lenders. In the event that the Agent shall enter receivership, then the Lenders (other than the Lender which is an acting as Agent, if applicable) may by unanimous consent of such Lenders, remove the Agent under this Agreement. If the Agent shall give a notice of its intention to resign as Agent under this Agreement or the Agent shall be removed, then the Required Lenders shall, within such thirty (30)-day period, appoint a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation hereunder as Agent or any Agent's removal, the provisions of this Section 16.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

           (k) Each Lender agrees that (i) all obligations of the Credit Parties to each Lender under this Agreement and under the Notes rank pari passu in all respects with each other, and (ii) if any Lender shall, through the exercise of a right of banker's lien, setoff, counterclaim or otherwise, obtain payment with respect to any portion of the Revolving Loan, the Term Loan, or the Acquisition Term Loan which results in its receiving more than its pro rata share of the aggregate payments in respect of the Revolving Loan, the Term Loan, or the Acquisition Term Loan, as the case may be, then (A) such Lender shall be deemed to have simultaneously purchased from each of the other Lenders a share in the portion of the Revolving Loan, the Term Loan, or the Acquisition Term Loan advanced by the other Lenders so that the portions of the Revolving Loan and the Term Loan advanced by each Lender shall be pro rata and (B) such other adjustments shall be made from time to time as shall be equitable to ensure that all Lenders share such payments ratably. If all or any portion of any such excess payment is thereafter recovered from the Lender which received the same, the purchase provided in this Section 16.13(k) shall be deemed to have been rescinded to the extent of such recovery, without interest. Each of the Credit Parties expressly consents to the foregoing arrangements and agrees that each Lender so purchasing a portion of the Revolving Loan, the Term Loan, or the Acquisition Term Loan advanced by another Lender may exercise all rights of payment (including, without limitation, all rights of setoff, banker's lien or counterclaim) with respect to such portion as fully as if such Lender were the direct holder of such portion.

           (l) The Agent agrees that it shall promptly deliver to each Lender copies of all notices, demands, statements and communications which the Agent receives from or gives to the Credit Parties, except for routine notices of payments due under the Loan Documents and other miscellaneous notices, demands, statements and communications, which are not material to the interests of any Lender. The Agent shall have no liability to any Lender, nor shall a cause of action arise against the Agent, as a result of the failure of the Agent to deliver to any Lender any such notice, demand, statement or communication.

           (m) The Agent shall endeavor to exercise the same care in administering the Loan Documents as it exercises with respect to similar transactions in which it is involved and where no other co-lenders or participants are involved; provided that the liability of the Agent for failing to do so shall be limited as provided in the preceding paragraphs of this
Section 16.13.

           (n) (i) If at any time or times it shall be necessary or prudent in order to conform to any law of any jurisdiction in which any of the Collateral shall be located, or the Agent shall be advised by counsel, that it is so necessary or prudent in the interest of the Lenders, or the Agent shall deem it necessary for its own protection in the performance of its duties hereunder, the Agent and (to the extent required by the Agent) each Credit
Party shall execute and deliver all instruments and agreements reasonably necessary or proper to constitute another bank or trust company, or one or more individuals approved by the Agent (to the extent necessary or requested by the Agent) (each an "Approved Delegate"), either to act as co-agent or co-agents or trustee of all or any of the Collateral, jointly with the Agent originally named herein or any successor, or to act as separate agent or agents or trustee of any such Collateral. In the event that any of the Credit Parties shall not have joined in the execution of such instruments or agreements with any Approved Delegate within thirty (30) Business Days after the receipt of a written request from the Agent to do so, or in case an Event of Default shall have occurred and be continuing, each of the Credit Parties hereby irrevocably appoints the Agent as its agent and attorney to act for it under the foregoing provisions of this Section 16.13(n) in such contingency.

                (ii) Every separate agent and every co-agent and every trustee, other than any agent which may be appointed as successor to the Agent, shall, to the extent permitted by applicable law, be appointed to act and be such, subject to the following provisions and conditions, namely:

                     (A) except as otherwise provided herein, all rights, remedies, powers, duties and obligations conferred upon, reserved or imposed upon the Agent in respect of the custody, control and management of moneys, paper or securities shall be exercised solely by the Agent hereunder;

                     (B) all rights, remedies, powers, duties and obligations conferred upon, reserved to or imposed upon the Agent hereunder shall be conferred, reserved or imposed and exercised or performed by the Agent except to the extent that the instrument appointing such separate agent or separate agents or co-agent or co-agents or trustee shall otherwise provide, and except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Agent shall be incompetent or unqualified to perform such act or acts, in which event such rights, remedies, powers, duties and obligations shall be exercised and performed by such separate agents or co-agent or co-agents to the extent specifically directed in writing by the Agent;

                     (C) no power given hereby to, or which it is provided hereby may be exercised by, any such separate agent or separate agents or co-agent or co-agents or trustee shall be exercised hereunder by such separate agent or separate agents or co-agent or co-agents or trustee except jointly with, or with the consent in writing of, the Agent, anything herein contained to the contrary notwithstanding;

                     (D) no separate agent or co-agent or trustee constituted under this Section 15.13(n) shall be personally liable by reason of any act or omission of any other agent, separate agent, co-agent or trustee hereunder; and

                     (E) the Agent, at any time by an instrument in writing, executed by it, may accept the resignation of or remove any such separate agent or co-agent or trustee, and in that case, by an instrument in writing executed by the Agent and the Credit Parties (to the extent necessary or requested by the Agent) jointly, may appoint a successor to such separate agent or co-agent or trustee, as the case may be, anything herein contained to the contrary notwithstanding. In the event that any of the Credit Parties shall not have joined in the execution of any such instrument with a Person or entity within ten (10) days after the receipt of a written request from the Agent to do so, or in the case an Event of Default shall have occurred and be continuing, the Agent, acting alone, may appoint a successor and may execute any instrument in connection therewith, and the Credit Parties hereby irrevocably appoint the Agent its agent and attorney to act for it in such connection in either or such contingencies.

          Sec. 16.14.  SALE, ASSIGNMENT OR TRANSFER TO ADDITIONAL LENDERS.
(a) Without limiting any additional rights which NBC may have as a Lender under Section 16.13 hereof, NBC may:

               (i) in its individual capacity, from time to time after consultation with Borrower, sell, assign or transfer one or more portions of its pro rata share of any Revolving Credit Advance, Term Loan Advance, Acquisition Term Loan Advance, the Revolving Credit Facility Commitment, the Term Loan Facility Commitment, or the Acquisition Term Loan Facility Commitment to any one or more banks or other financial institutions of its choosing, in its sole discretion (the "Additional Lenders") without the consent of any other party; provided, however, if Heller or IBJ is a Lender at such time hereunder, and if a Default or an Event of Default has occurred and is continuing, then NBC must obtain the consent (which consent shall not be unreasonably withheld or delayed) of Heller and IBJ, respectively, to any sale, assignment or transfer by NBC of a portion of its pro rata share of the Revolving Credit Facility Commitment, the Term Loan Facility Commitment, or the Acquisition Term Loan Facility Commitment, as the case may be, if, after giving effect thereto, (A) with regard to Heller, NBC's pro rata share of the Revolving Credit Facility Commitment, the Term Loan Facility Commitment, or the Acquisition Term Loan Facility Commitment would be less than Heller's pro rata share of the Revolving Credit Facility Commitment, the Term Loan Facility Commitment, or the Acquisition Term Loan Facility Commitment, as the case may be, and (B) with regard to IBJ, NBC's pro rata share of the Revolving Credit Facility Commitment, the Term Loan Facility Commitment, or the Acquisition Term
     Loan Facility Commitment would be less than IBJ's pro rata share of the Revolving Credit Facility Commitment, the Term Loan Facility Commitment, or the Acquisition Term Loan Facility Commitment, as the case may be; and

                (ii)  in its capacity as Agent and in accordance with Section
     16.2 hereof, execute one or more amendments of this Agreement or any other Loan Document so that each Additional Lender shall be a named party thereof with all of the rights and obligations of any Lender hereunder
     (to the extent sold, assigned or transferred by NBC).

           (b) Each Credit Party hereby agrees that it shall execute and deliver, at the request of NBC:

                (i) if part of NBC's pro rata share of any Revolving Loan, Term Loan, Acquisition Term Loan, the Revolving Credit Facility Commitment, the Term Loan Facility Commitment, or the Acquisition Term Loan Facility Commitment is sold, assigned or transferred to any Lender or Additional Lender, to the extent requested by NBC, one or more Notes to the order of NBC and such Lender and/or Additional Lender to evidence the portions of the Revolving Loan and/or the Revolving Credit Facility Commitment, the Term Loan and/or the Term Loan Facility Commitment, or the Acquisition
     Term Loan and/or the Acquisition Term Loan Facility Commitment retained and sold; and

               (ii)  any amendment to any Loan Document to effectuate this
     Section 16.14 (without limiting the right of the Agent as set forth in Section 16.2 to execute an amendment in connection with this Section 16.14). The terms "sale," "assignment" or "transfer" shall include a novation or assumption by any Additional Lender of all or any portion of the obligations and commitments of NBC hereunder.

           Sec. 16.15. BENEFIT OF AGREEMENT. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns, except that the obligation of the Lenders to make Advances and other financial accommodations hereunder shall not inure to the benefit of any successors and assigns of Borrower.

           (b) No Credit Party may assign or transfer any of its interest hereunder without the prior written consent of the Lenders. Each of the Lenders may make, carry or transfer its pro rata share of the Revolving Loan, the Term Loan, or the Acquisition Term Loan at, to or for the account of any of its branch offices or the office of one or more of its Affiliates.

           (c) Each Lender may, with the prior written consent of the Agent, which consent shall not be unreasonably withheld, and after consultation with Borrower, assign its rights and delegate its obligations under this Agreement and may, with the prior written consent of the Agent, assign, sell, or without the consent of the Agent grant participation in, all or any part of its pro rata share of the Revolving Loan, its Revolving Commitment, the Term Loan, its Term Commitment, the Acquisition Term Loan, its Acquisition Term Commitment, or any other interest herein or in its Notes to another bank or other entity, in which event:

                (i) in the case of an assignment, upon notice thereof by such Lender to Borrower, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would have if it were such Lender hereunder and the holder of a Note, and

               (ii) in the case of a participation, the participant shall not have any rights under this Agreement or any Note or any other Loan Document (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto which agreement shall not, in any event, grant to the participant the right of consent as to any matter under the Loan Documents other than those which require the consent of all Lenders).

           (d) Each Lender may furnish any information concerning the Credit Parties and their respective Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

           (e) In the event that any Lender shall assign or sell its Notes, such Lender shall, at the time of such assignment or sale, (i) give Written Notice to the Agent of the name and address of the assignee (including the name of the account officer if applicable), (ii) make all endorsements to the grid schedule attached thereto to make the information contained therein accurate, and (iii) pay to the Agent a processing fee in the amount of $3,500.

           (f) Each Credit Party hereby agrees that it shall execute and deliver, at the request of: any Lender if part of such Lender's pro rata share of any Revolving Loan, Term Loan, or Acquisition Term Loan and/or the Revolving Credit Facility Commitment, the Term Loan Facility Commitment, or the Acquisition Term Loan Facility Commitment is sold, assigned or transferred, to the extent requested by such Lender, one or more Notes to the order of such Lender and/or purchasers, assignees or transferees to evidence the portions of the Revolving Loan, Term Loan, or Acquisition Term Loan and/or the Revolving Credit Facility Commitment, the Term Loan Facility Commitment, or the Acquisition Term Loan Facility Commitment retained and sold.

           Sec. 16.16. COUNTERPARTS; FACSIMILE SIGNATURE. (a) This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement.

           (b) Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

           Sec. 16.17. INVALIDITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation, it shall be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without the remainder thereof or any of the remaining provisions of this Agreement being prohibited or invalid.

           Sec. 16.18.  LETTER OF CREDIT PARTICIPATIONS AND CERTAIN PAYMENTS.
(a) Each Lender agrees that upon any acceleration of the Lender Debt as provided in Section 14 hereof or upon the occurrence of any Event of Default under clause (f) or (g) of Section 14.1 hereof, each such Lender shall and hereby does, without any further action, take as of the date of issuance of each Letter of Credit an undivided participating interest from each Issuing Lender in all Letters of Credit outstanding at such time and the Letter of Credit Agreements relating thereto in a percentage equal to such Lender's pro rata share of the Revolving Credit Facility Commitment. Each Lender shall hold the relevant Issuing Lender harmless and indemnify such Issuing Lender for such Lender's pro rata share of any drawing under any Letter of Credit in which it has taken such an undivided participating interest under this Section 16.18.

           (b) The obligation of each Lender to make payments to an Issuing Lender with respect to any Letter of Credit after having taken a participation therein as provided above shall be irrevocable and shall not be subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including without limitation any of the following circumstances:

                (i) any lack of validity or enforceability of this Agreement, any of the Loan Documents, and all other documents and instruments executed by any of the Credit Parties or any Affiliate thereof and delivered to the Agent, NBC, the Issuing Lender of a Letter of Credit or any other Lender in connection with or related to the Revolving Loan, the Letters of Credit or the Collateral, together with any and all amendments, extensions, renewals and modifications thereof;

               (ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against NBC or any claim, set-off, defense or other right which any Credit Party may have at any time against the beneficiary named in any Letter of Credit or any transferee of any Letter of Credit (or any person for whom any such transferee may be acting), the Agent, NBC, the Issuing Lender of a Letter of Credit, any other Lender or any other person, whether in connection with this Agreement, a Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Credit Party or any Subsidiary thereof and the beneficiary named in a Letter of Credit);

              (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of this Agreement or any of the Loan Documents; or

                (v)  the occurrence of any Default or Event of Default.

           Sec. 16.19. DISCLOSURE OF FINANCIAL INFORMATION. Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by Borrower in writing in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices; provided, however, that the Agent and each Lender are each hereby authorized to deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of Borrower and each of its Subsidiaries which may be furnished to it hereunder or otherwise, to any other Lender, any court, regulatory body or agency having jurisdiction over the Agent or such Lender, to any Person which shall, or shall have any right or obligation to, succeed to all or any part of the Agent's or such Lender's interest in any of the Advances, the Letters of Credit, this Agreement and any Collateral or to any actual or prospective participant therein or assignee thereof.

          Sec. 16.20. AMENDMENT AND RESTATEMENT. This Agreement is given in amendment, modification, supplementation, restatement and renewal (and not in extinguishment or satisfaction) of the Existing Agreement. Likewise, the Existing Agreement was given in amendment, modification, supplementation, restatement and renewal (and not in extinguishment or satisfaction) of the Amended and Restated Revolving Credit Agreement dated as of April 21, 1995, made by and among Borrower, Parent, Heller and NBC, individually and as agent for Heller and NBC, as previously amended by that certain Ratification and Amendment Agreement dated as of May 10, 1996. All rights, titles, liens, security interests and priorities under the Existing Agreement are preserved, maintained and carried forward under this Agreement, subject, however, to the terms of this Agreement.

                  [REST OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                HOMELAND STORES, INC.

                                By:
                                  Wayne S. Peterson,
                                  Senior Vice President, Finance,
                                  Chief Financial Officer, and Secretary

                                Address for Notice:

                                2601 Northwest Expressway
                                Oklahoma City, Oklahoma  73112
                                Attention: Chief Financial Officer
                                Telecopier No.: (405) 879-4614


                                HOMELAND HOLDING CORPORATION



                                By:
                                  Wayne S. Peterson,
                                  Senior Vice President, Finance,
                                  Chief Financial Officer, and Secretary

                                Address for Notice:

                                2601 Northwest Expressway
                                Oklahoma City, Oklahoma  73112
                                Attention: Chief Financial Officer
                                Telecopier No.: (405) 879-4614


                                NATIONAL BANK OF CANADA,
                                a Canadian chartered bank, as Agent



                                By:
                                  Larry L. Sears
                                  Vice President and Manager



                                By:
                                  Randall K. Wilhoit
                                  Vice President

                                Address for Notice:

                                2121 San Jacinto, Suite 1850
                                Dallas, Texas  75201
                                Attention: Larry L. Sears
                                Telecopier No. (214) 871-2015


                                LENDERS:

                                IBJ SCHRODER BUSINESS CREDIT
                                CORPORATION



                                By:
                                  James M. Steffy,
                                  Vice President

                                Address for Notice:

                                IBJ Schroder Business Credit Corporation
                                One State Street
                                New York, New York 10004
                                Attention: James M. Steffy
                                Telecopier No.: (212) 858-2151


                                Domestic Lending Office:

                                IBJ Schroder Bank & Trust Company
                                One State Street
                                New York, New York 10004
                                Attention: James M. Steffy
                                Telecopier No.: (212) 858-2151


                                Eurodollar Lending Office:

                                IBJ Schroder Bank & Trust Company
                                Cayman Branch
                                One State Street
                                New York, New York 10004
                                Attention: James M. Steffy
                                Telecopier No.: (212) 858-2151

                                HELLER FINANCIAL, INC.



                                By:
                                  Elizabeth Geannopulos,
                                  Vice President

                                Address for Notice:

                                c/o Heller Financial, Inc.
                                500 West Monroe Street
                                Chicago, Illinois  60661
                                Attention: HBC Portfolio Manager
                                Telecopier No.:  (312) 441-7026


                                Domestic Lending Office:

                                Heller Financial, Inc.
                                c/o Heller Business Credit - Eastern Region
                                101 Park Avenue, 10th Floor
                                New York, New York 10178
                                Attention: HBC Portfolio Manager

                                Eurodollar Lending Office:

                                Heller Financial, Inc.
                                c/o Heller Business Credit - Eastern Region
                                101 Park Avenue, 10th Floor
                                New York, New York  10178
                                Attention: HBC Portfolio Manager

                                NATIONAL BANK OF CANADA,
                                a Canadian chartered bank





                                By:
                                  Larry L. Sears,
                                  Vice President and Manager



                                By:
                                  Randall K. Wilhoit,
                                  Vice President

                                Address for Notice:

                                2121 San Jacinto, Suite 1850
                                Dallas, Texas 75201
                                Attention: Larry L. Sears
                                Telecopier No. (214) 871-2015

                                Domestic Lending Office:

                                National Bank of Canada
                                125 West 55th
                                New York, New York 10019

                                Eurodollar Lending Office:

                                National Bank of Canada
                                125 West 55th
                                New York, New York 10019